Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 29, 2019

by and among

ORCC II FINANCING LLC and OR LENDING II LLC,

as Borrowers,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,

as Sole Lead Arranger

and Syndication Agent

GOLDMAN SACHS BANK USA,

as Administrative Agent

STATE STREET BANK AND TRUST COMPANY,

as Collateral Administrator

STATE STREET BANK AND TRUST COMPANY,

as Collateral Agent

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Collateral Custodian

SECTION 5. COVENANTS		90
5.1.	Compliance with Laws, Etc.	90
5.2.	Maintenance of Books and Records	90
5.3.	Existence of Borrowers, Etc.	90
5.4.	Protection of Collateral	91
5.5.	Opinions as to Collateral	93
5.6.	Performance of Obligations	93
5.7.	Negative Covenants	93
5.8.	No Consolidation	95
5.9.	No Other Business; Etc.	95
5.10.	Compliance with Corporate Services Agreements	95
5.11.	Certain Tax Matters	96
5.12.	Certain Regulations	96
5.13.	Transaction Data Room	96
5.14.	Financial and Other Information; Notices	97
5.15.	Inspections, Etc.	97

SECTION 6. ACCOUNTS; ACCOUNTINGS AND RELEASES.		98
6.1.	Collection of Money	98
6.2.	Collection Accounts	101
6.3.	Other Transaction Accounts	102
6.4.	Reports by Collateral Agent	105
6.5.	Accountings	105
6.6.	Daily Collateral Administrator Information	110
6.7.	Delivery of Pledged Obligations; Custody Documents; Etc.	110
6.8.	Custodianship and Release of Collateral	114
6.9.	Procedures Relating to the Establishment of Transaction Accounts Controlled by the Collateral Agent	115

SECTION 7. APPLICATION OF MONIES		115
7.1.	Application of Monies	115

SECTION 8. SALE OF COLLATERAL OBLIGATIONS; SUBSTITUTION; AMENDMENTS		120
8.1.	Sales of Collateral Obligations	120
8.2.	Trading Restrictions	122
8.3.	Affiliate Transactions	125
8.4.	Purchase and Delivery of Collateral Obligations and Other Actions	125
8.5.	Amendments to Underlying Instruments	126
8.6.	Collateral Obligation Reapproval	127

SECTION 9. EVENTS OF DEFAULT		127

SECTION 10. THE AGENTS		131
10.1.	Appointment of Agents	131
10.2.	Powers and Duties	131
10.3.	General Immunity	132
10.4.	Agents Entitled to Act as Lender	137
10.5.	Lenders’ Representations, Warranties and Acknowledgment	137
10.6.	Right to Indemnity	137
10.7.	Successor Administrative Agent and Collateral Agent	138
10.8.	Collateral Documents	139
10.9.	Withholding Taxes	140
10.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	140

SECTION 11. MISCELLANEOUS		141
11.1.	Notices	141

iii

11.2.	Expenses	142
11.3.	Indemnity	143
11.4.	Set-Off	144
11.5.	Amendments and Waivers	144
11.6.	Successors and Assigns; Participations	146
11.7.	Independence of Covenants	150
11.8.	Survival of Representations, Warranties and Agreements	150
11.9.	No Waiver; Remedies Cumulative	150
11.10.	Marshalling; Payments Set Aside	150
11.11.	Severability	150
11.12.	Obligations Several; Independent Nature of Lenders’ Rights	151
11.13.	Headings	151
11.14.	APPLICABLE LAW	151
11.15.	CONSENT TO JURISDICTION	151
11.16.	WAIVER OF JURY TRIAL	152
11.17.	Usury Savings Clause	152
11.18.	Effectiveness; Counterparts	153
11.19.	PATRIOT Act	153
11.20.	Electronic Execution of Assignments	153
11.21.	No Fiduciary Duty	153
11.22.	Judgment Currency	153
11.23.	Confidentiality	154
11.24.	Effect of Amendment and Restatement	155
11.25.	Contractual Recognition of Bail-In	156

SECTION 12. SUBORDINATION		156

SECTION 13. ASSIGNMENT OF CORPORATE SERVICES AGREEMENTS		157

SECTION 14. COLLATERAL CUSTODIAN		159

APPENDICES:	A	Commitments
	B	Notice Addresses
	C-1	Borrower Subsidiaries
	C-2	Collateral Obligations
	D	Material Contracts

SCHEDULES:	A	Financial and Other Information

EXHIBITS:	A	Form of Funding Notice
	B-1	Form of U.S. Tax Compliance Certificate
(For Foreign Lenders that are not Partnerships)
	B-2	Form of U.S. Tax Compliance Certificate
(For Foreign Participants that are not Partnerships)
	B-3	Form of U.S. Tax Compliance Certificate
(For Foreign Participants that are Partnerships)
	B-4	Form of U.S. Tax Compliance Certificate
(For Foreign Lenders that are Partnerships)
	C	Form of Assignment Agreement
	D	Form of Request for Release of Custody Documents
	E	Form of Power of Attorney
	F	Form of Administrative Agent Cooperation Agreement
	G	Form of Compliance Certificate
	H-1	Form of Class A Loan Note
	H-2	Form of Class B Loan Note

iv

CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 29, 2019 is entered into by and among:

(a)                                 jointly and severally, (1) ORCC II FINANCING LLC, a Delaware limited liability company (“ORCC II Financing” and a “Borrower”); and (2) OR LENDING II LLC, a Delaware limited liability company (“OR Lending II” and a “Borrower” and, collectively with ORCC II Financing, the “Borrowers”);

(b)                                 the Lenders party hereto from time to time;

(c)                                  GOLDMAN SACHS BANK USA (“Goldman Sachs”), as syndication agent (in such capacity, the “Syndication Agent”) and as sole lead arranger (in such capacity, the “Arranger”);

(d)                                 GOLDMAN SACHS, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”);

(e)                                  STATE STREET BANK AND TRUST COMPANY, in its capacity as Collateral Administrator (in such capacity, the “Collateral Administrator”);

(f)                                   STATE STREET BANK AND TRUST COMPANY, in its capacity as Collateral Agent (in such capacity, the “Collateral Agent”); and

(g)                                  CORTLAND CAPITAL MARKET SERVICES LLC, in its capacity as Collateral Custodian (in such capacity, the “Collateral Custodian”).

RECITALS

Capitalized terms used in these recitals and in the preamble shall have the respective meanings given to such terms in Section 1.1 hereof.

The Borrowers, the Lenders party thereto, the Syndication Agent, the Arranger, the Administrative Agent, the Collateral Administrator, the Collateral Agent and the Collateral Custodian are parties to an Amended and Restated Credit Agreement dated as of March 11, 2019 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).  The parties to the Existing Credit Agreement desire to amend the Existing Credit Agreement in certain respects and to restate in its entirety the Existing Credit Agreement, as so amended, and accordingly, the parties hereto hereby agree to amend the Existing Credit Agreement and restate the Existing Credit Agreement, as so amended, in its entirety, effective as of the Effective Date (as hereinafter defined).

The Borrowers and the other Credit Parties form an affiliated group of Persons, and each Credit Party will derive substantial direct and indirect benefits from the making of the Loans to the Borrowers hereunder (which benefits are hereby acknowledged by each Credit Party party hereto).

Accordingly, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                         DEFINITIONS AND INTERPRETATION

1.1.                            Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account Control Agreement” means:

(a)                                 the Account Control Agreement dated on or around the Initial Credit Date between ORCC II Financing and the Bank, as Collateral Agent, the Bank, as securities intermediary and depositary bank, and the Administrative Agent; and

(b)                                 the Account Control Agreement dated on or around the Initial Credit Date between OR Lending II and the Bank, as Collateral Agent, the Bank, as securities intermediary and depositary bank, and the Administrative Agent.

“Accounts Securities Intermediary” means the person acting as Securities Intermediary under the Account Control Agreements.

“Acquire” means to purchase, enter into, Originate, receive by contribution or otherwise acquire.  The terms “Acquired”, “Acquiring” and “Acquisition” have correlative meanings.

“Actual Rejected Acquisition” is defined in Section 8.2(a)(iv).

“Additional Documentation” means, for each Collateral Obligation, all Underlying Instruments for such Collateral Obligation required to be delivered to the Collateral Custodian in accordance with the Transaction Documents that do not constitute part of the Preliminary Documentation Package for such Collateral Obligation.

“Additional Information Request” is defined in Section 3.2(a).

“Additional Reports” is defined in Section 6.5.

“Additional Value Adjustment Events” means, with respect to any Collateral Obligation, such events or circumstances (if any) as may be agreed in writing between the Borrowers and the Administrative Agent as “Additional Value Adjustment Events” with respect to such Collateral Obligation at the time a Borrower Entity first Acquires such Collateral Obligation.

“Adjusted Balance” means, for any Collateral Obligation at any time, the product of:

(a)                                 the Collateral Obligation Notional Amount of such Collateral Obligation at such time; and

(b)                                 the Assigned Price for such Collateral Obligation at such time,

provided that (1) the Adjusted Balance of any Collateral Obligation that does not satisfy the Collateral Obligation Criteria at such time shall be zero from and after such date on which the Administrative Agent has given written notice to the Borrowers of such failure to satisfy the Collateral Obligation Criteria and for so long as such failure occurs (but the Adjusted Balance of any such Collateral Obligation shall be restored to its prior Adjusted Balance if such failure is fully cured); and (2) the Adjusted Balance of each Collateral Obligation for which the Unapproved Originated Collateral Obligation Condition applies shall be equal to zero.

“Adjusted CDOR Rate” means, for any Interest Period for a CAD Loan, the rate per annum obtained by dividing:

(a)                                 (1) the rate per annum equal to the rate determined by the Administrative Agent (and notified to the Collateral Administrator) to be the average rate for Canadian Dollar bankers acceptances (for settlement on the first day of such Interest Period) having a term equivalent to such Interest Period as displayed on the relevant Screen Page, determined as of approximately 10:00 a.m. (Toronto time) on the relevant Interest Rate Determination Date; or (2) if the rate referenced in the preceding clause (1) is not available, the rate per annum equal to the bid rates for Canadian Dollar bankers acceptances for settlement on such Interest Rate Determination Date having a term equivalent to such Interest Period accepted by a leading bank in the Toronto interbank market (selected by the Services Provider in consultation with the Administrative Agent) in amounts in same day funds comparable to the principal amount of the outstanding CAD Loans with maturities comparable to such Interest Period as of approximately 10:00 a.m. (Toronto time) on such Interest Rate Determination Date, by

(b)                                 an amount equal to (1) one minus (2) the Applicable Reserve Requirement,

provided that, notwithstanding the foregoing, the Adjusted CDOR Rate shall at no time be less than 0.0% per annum.

“Adjusted Class B Undrawn Amount” is defined in Section 2.7(d).

“Adjusted EURIBOR Rate” means, for any Interest Period for a EUR Loan, the rate per annum obtained by dividing:

(a)                                 (1) the rate per annum equal to the rate determined by the Administrative Agent (and notified to the Collateral Administrator) to be the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for Euro deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period displayed on the relevant Screen Page, determined as of approximately 11:00 a.m. (London, England time) on the relevant Interest Rate Determination Date; or (2) if the rate referenced in the preceding clause (1) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by a leading bank in the London interbank market (selected by the Services Provider in consultation with the Administrative Agent) for Euro deposits (for delivery on the first day of such Interest Period) of amounts in same day funds comparable to the principal amount of the outstanding EUR Loans with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by

(b)                                 an amount equal to (1) one minus (2) the Applicable Reserve Requirement,

provided that, notwithstanding the foregoing, the Adjusted EURIBOR Rate shall at no time be less than 0.0% per annum.

“Adjusted GBP LIBOR Rate” means, for any Interest Period for a GBP Loan, the rate per annum obtained by dividing:

(a)                                 (1) the rate per annum equal to the rate determined by the Administrative Agent (and notified to the Collateral Administrator) to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for Pound Sterling deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period displayed on the relevant Screen Page, determined as of approximately 11:00 a.m. (London, England time) on the related Interest Rate Determination Date; or (2) if the rate referenced in the preceding clause (1) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by a leading bank in the London interbank market (selected by the Services Provider in consultation with the Administrative Agent) for Pound Sterling deposits (for delivery on the first day of such Interest Period) of amounts in same day funds comparable to the principal amount of the outstanding GBP Loans with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by

(b)                                 an amount equal to (1) one minus (2) the Applicable Reserve Requirement,

provided that, notwithstanding the foregoing, the Adjusted GBP LIBOR Rate shall at no time be less than 0.0% per annum.

“Adjusted Maximum USD Class A Amount” is defined in Section 2.7(c).

“Adjusted Maximum USD Class B Amount” is defined in Section 2.7(d).

“Adjusted USD LIBOR Rate” means, for any Interest Period for a USD Loan, the rate per annum obtained by dividing:

(a)                                 (1) the rate per annum equal to the rate determined by the Administrative Agent (and notified to the Collateral Administrator) to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period displayed on the relevant Screen Page, determined as of approximately 11:00 a.m. (London, England time) on the related Interest Rate Determination Date; or (2) if the rate referenced in the preceding clause (1) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by a leading bank in the London interbank market (selected by the Services Provider in consultation with the Administrative Agent) for U.S. Dollar deposits (for delivery on the first day of such Interest Period) of amounts in same day funds comparable to the principal amount of the outstanding USD Loans with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by

(b)                                 an amount equal to (1) one minus (2) the Applicable Reserve Requirement,

provided that, notwithstanding the foregoing, the Adjusted USD LIBOR Rate shall at no time be less than 0.0% per annum.

“Administrative Agent” is defined in the preamble.

“Administrative Agent Cooperation Agreement” means an Administrative Agent Cooperation Agreement between an Owl Rock Administrative Agent, as Consenting Party, the Borrowers and the Collateral Agent in substantially the form of Exhibit F, duly completed and executed.

“Administrative Agent Fee Letter” means the Amended and Restated Fee Letter dated as of March 11, 2019 between Goldman Sachs Bank USA, as Administrative Agent, and the Borrowers with respect to certain fees to be paid from time to time to the Administrative Agent.

“Administrative Expense Cap” means, for any Payment Date, an amount in the Specified Currencies having a Dollar Equivalent as of such Payment Date equal to U.S.$250,000.

“Administrative Expenses” means amounts (other than any Reserved Expenses) due or accrued with respect to any Payment Date (including all fees, expenses and indemnities) and payable in the following order to:

(a)                                 (1) the Bank Parties and the Collateral Administrator Parties under the Bank Party Fee Letter and the other Transaction Documents and (2) the Collateral Custodian under the Collateral Custodian Fee Letter;

(b)                                 the Administrative Agent under the Administrative Agent Fee Letter and the other Transaction Documents;

(c)                                  the Services Provider (other than any Fixed Amount or Successor Management Fees) under the Corporate Services Agreements, including legal fees and expenses of counsel to the Services Provider;

(d)                                 the Independent Managers pursuant to the Constitutive Documents in respect of services provided to the Borrowers thereunder;

(e)                                  the agents and counsel of the Borrower Entities for fees, including retainers, and expenses (including the expenses associated with complying with FATCA and any other tax compliance regulations); and

(f)                                   without duplication, any Person in respect of any other reasonable fees or expenses of the Borrower Entities (including in respect of any indemnity obligations, if applicable) not prohibited under this Agreement and any reports and documents delivered pursuant to or in connection with this Agreement.

“Administrator” means Owl Rock Capital Advisors LLC, as administrator for the Borrowers.

“Advance Rate” means, for each Collateral Obligation (unless in each case otherwise agreed between the Borrower and the Administrative Agent):

(a)                                 if such Collateral Obligation is a First Lien Collateral Obligation, 65%;

(b)                                 if such Collateral Obligation is a Senior Unitranche Obligation, 55%; and

(c)                                  if such Collateral Obligation is a Unitranche With Subordinating First-in-First-Out Obligation or a Junior Lien Collateral Obligation, 45%;

provided that:

(1)                                 the Advance Rate for any Collateral Obligation held as a Participation shall, initially, be 15% of par less than the Advance Rate specified above for such Collateral Obligation; and

(2)                                 the Advance Rate for each Collateral Obligation that is a Participation shall be reduced by 15% of par on the 30th day after the date on which such Participation was Acquired.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any environmental claims), whether pending or, to the knowledge of the Borrowers, threatened against or affecting any Credit Party or any property of any Credit Party.

“Affected Lender” and “Affected Loans” are defined in Section 2.13(b).

“Affiliate” or “Affiliated” means, with respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee (1) of such Person, (2) of any Subsidiary or parent company of such Person or (3) of any Person described in subclause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  With respect to the Borrowers, this definition shall exclude the Independent Managers, their Affiliates and any other special purpose vehicle to which the Independent Managers are or will be providing administrative services, as a result solely of the Independent Managers acting in such capacity or capacities.

“Agent” means each of (a) the Administrative Agent (including as Calculation Agent), (b) the Syndication Agent, (c) the Collateral Agent, (d) the Collateral Custodian, (e) the Collateral Administrator, (f) the Accounts Securities Intermediary, (g) the other Bank Parties and Collateral Administrator Parties and (h) any other Person appointed under and in accordance with the Transaction Documents to serve in an agent or similar capacity (including, in each of the foregoing cases (a) through (h), any of their respective receivers or delegates permitted under the Transaction Documents).  For the purposes hereof and the other Transaction Documents, the Services Provider shall not constitute an “Agent”.

“Agent Affiliates” is defined in Section 11.1(b).

“Agent Fee Letter” means each of (a) the Administrative Agent Fee Letter, (b) the Bank Party Fee Letter and (c) the Collateral Custodian Fee Letter.

“Agent Fees” is defined in Section 2.7(a).

“Aggregate Amounts Due” is defined in Section 2.12.

“Aggregate Dispute Amount” means, at any time, the sum, for each Disputed Collateral Obligation in a Sponsor Valuation Period at such time, of the product of:

(a)                                 the Asset Amortized Amount of such Disputed Collateral Obligation at such time; and

(b)                                 the excess of (1) the Deemed Asset Current Price for such Disputed Collateral Obligation at such time over (2) the Asset Current Price as determined by the Calculation Agent for such Disputed Collateral Obligation at such time.

“Aggregate Holiday Utilization Amount” means, at any time, the sum of (a) Borrowing Base Deficiency (if any) at such time; (b) the Margin Deficit (if any) at such time; and (c) the Aggregate Dispute Amount (if any) at such time.

“Aggregate Principal Amount” means, when used with respect to any or all of the Collateral Obligations, Eligible Investments or Cash, the aggregate of the Principal Balances of such Collateral Obligations, Eligible Investments or Cash on the date of determination.

“Aggregate Realization Application Amount” means, for each Payment Date during the Amortization Period, an amount (in each relevant Specified Currency) equal to the sum of the Individual Realization Application Amounts for all Collateral Obligations in such Specified Currency that were the subject of a Disposition or other realization of Principal Proceeds (in whole or in part) during the related Due Period to the extent not paid pursuant to Section 2.9 prior to such Payment Date.

“Agreed Release Value” means, for any Collateral Obligation, an amount (in the Specified Currency of such Collateral Obligation) equal to 125% of the Historical Borrowing Base Amount of such Collateral Obligation.  The Agreed Release Value for a Collateral Obligation shall be a static number that shall not change during the term of this Agreement, regardless of any Dispositions (in whole or in part) of or other realization or recoveries on such Collateral Obligation.

“Agreed Release Value Reserve Accounts” means the trust accounts maintained pursuant to Section 6.3(d).

“Agreement” means this Second Amended and Restated Credit Agreement.

“Amendment” is defined in Section 8.5.

“Amortization Period” means the period commencing on the last day of the Reinvestment Period and ending on the earlier of the Maturity Date and the date as of which the Commitments have been terminated and all Obligations have been paid in full.

“Anti-Corruption Laws” is defined in Section 4.18.

“Applicable Hedge Contract” means, as to any Lender at any time, any Derivative Transaction or other similar transaction (including any foreign exchange transaction, currency swap transaction or cross-currency rate swap transaction) entered into by such Lender or any of its affiliates to hedge non-credit related risks (including foreign exchange, currency or cross-currency interest rate risks) of such Lender in connection with this Agreement, the Loans held by such Lender from time to time and the other transactions contemplated by the Transaction Documents.

“Applicable Lenders” means, with respect to the Class A Loans, the Class A Lenders; and with respect to the Class B Loans, the Class B Lenders.

“Applicable Minimum Amounts” and “Applicable Integral Multiples” means, for each borrowing and Voluntary Prepayment for each Specified Currency, the amount set forth for such Specified Currency in the table below under the heading “Minimum Amount” or “Integral Multiple”:

Specified Currency	Minimum Amount		Integral Multiple
CAD	CAD$	5,000,000	CAD$	1
EUR		€5,000,000		€1
GBP		£5,000,000		£1
USD	U.S.$	5,000,000		$1

“Applicable Reserve Requirement” means, at any time, for any Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which a Floating Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Loans.  A Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approval Period” is defined in Section 8.5.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that is distributed by means of electronic communications pursuant to Section 11.1(b).

“Asset Amortized Amount” means, in respect of a Collateral Obligation on any day, an amount equal to the Dollar Equivalent of the Collateral Obligation Notional Amount for such Collateral Obligation.

“Asset Current Price” means, in respect of a Collateral Obligation on any date, the bid side market value of that Collateral Obligation (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest), as determined by the Calculation Agent on each Business Day, provided that, if such Collateral Obligation is an Unsettled Sale Asset on such date, then the “Asset Current Price” for such Collateral Obligation shall be the Expected Settlement Price (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest) thereof at such time.

“Asset Price Differential” is defined in the Margining Agreement.

“Assignable Loan” means a Loan Obligation that is capable of being assigned or novated to, at a minimum, commercial banks or financial institutions (irrespective of their jurisdiction of organization) that are not then a lender or a member of the relevant lending syndicate, without the consent of the borrower or the guarantor, if any, of such Loan Obligation or any agent.

“Assigned Price” means, in respect of a Collateral Obligation on any date, the value of such Collateral Obligation (expressed as a percentage of par but excluding any accrued interest) at the time such Collateral Obligation is Acquired by a Borrower Entity or becomes a Reapproved Collateral Obligation, as agreed between the Borrowers and the Calculation Agent at such time; provided that, if the Borrowers and the Calculation Agent shall for any reason fail to agree on an Assigned Price for such Collateral Obligation:

(a)                                 if such Collateral Obligation is Originated by a Borrower Entity in an arms-length transaction and is not a Reapproved Collateral Obligation, then such Assigned Price shall be determined by the Calculation Agent (and expressed as a percentage of par but excluding any accrued interest) as the lower of (1) the aggregate principal amount advanced by the Borrower Entities in such origination and (2) the par amount of such Collateral Obligation net of original issue discount thereon (determined taking into account all fees, deductions and other offsets received by the Borrower Entities, and all other property received by the Borrower Entities, in connection with such Collateral Obligation); and

(b)                                 if clause (a) above does not apply, then such Assigned Price shall be determined by the Calculation Agent (and expressed as a percentage of par but excluding any accrued interest), in its sole and absolute discretion.

If a Borrower Entity has Committed to Acquire a Collateral Obligation in more than one lot and/or a Collateral Obligation has been added to the Underlying Portfolio in more than one lot (for example, by Commitments or Acquisitions on separate days), then each lot of such a Collateral Obligation shall be treated as separate Collateral Obligations for purposes of determining the Assigned Prices therefor.

“Assignment Agreement” means:

(a)                                 with respect to the Loans and the Commitments, an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent and the Borrowers; and

(b)                                 with respect to any Collateral Obligation, an assignment and assumption agreement in the form required, pursuant to the related Underlying Instruments, for the transfer by the applicable Borrower Entity of all or a portion of the legal and beneficial interest in such Collateral Obligation.  If no form of assignment and assumption agreement is required, pursuant to the related Underlying Instruments, for the transfer of all or a portion of the for the transfer by such Borrower Entity of all or a portion of the legal and beneficial interest in such Collateral Obligation, then the “Assignment Agreement” for such Collateral Obligation shall be a reference to the form of assignment and assumption agreement, and any related documents, that are customary in the relevant market for the transfer of the legal and beneficial interest in such Collateral Obligation.

“Assignment Effective Date” is defined in Section 11.6(b).

“Authorized Officer” means:

(a)                                 With respect to each Borrower Entity, any Officer of such Person or any other Person who is authorized to act for such Person in matters relating to, and binding upon, such Person (which, in the case of the Services Provider, shall be an Authorized Officer of the Services Provider).

(b)                                 With respect to the Services Provider, any officer, employee or agent of the Services Provider who is authorized to act for the Services Provider in matters relating to, and binding upon, the Services Provider with respect to the subject matter of the request, certificate or order in question.

(c)                                  With respect to a Collateral Administrator Party, any officer, employee or agent of such Collateral Administrator Party who is authorized to act for such Collateral Administrator Party in matters relating to, and binding upon, such Collateral Administrator Party with respect to the subject matter of the request, certificate or order in question.

(d)                                 With respect to the Account Securities Intermediary or the Collateral Custodian, any officer, employee or agent of such Person who is authorized to act for such Person in matters relating to, and binding upon, such Person respect to the subject matter of the request, certificate or order in question.

(e)                                  With respect to the Collateral Agent or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer.

(f)                                   With respect to the Administrative Agent, any officer thereof who has responsibility with respect to the administration of this Agreement.

Each party may receive and accept a certification (which shall include contact information and email addresses) of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Available Class B Amount” is defined in Section 2.7(d).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the last day of the Reinvestment Period and (b) the date of the termination of the Commitments in full pursuant to Section 2.8(b) or Section 9.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means, (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time and (b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Balance” means on any date, with respect to Cash or Eligible Investments in any account, the aggregate of (1) the current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (2) the principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (3) the purchase price or the accreted value, as applicable, (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank” means State Street Bank and Trust Company, a Massachusetts trust company, in its individual capacity and not as Agent, and any successor thereto.

“Bank Parties” means the Bank, in its capacities as Collateral Agent and Collateral Administrator and in its other capacities hereunder and under the other Transaction Documents.

“Bank Party Fee Letter” means the Fee Letter dated on or around the Initial Credit Date among the Bank Parties, the Collateral Administrator Parties and the Borrowers with respect to certain fees to be paid from time to time to the Bank Parties and the Collateral Administrator Parties and their respective Affiliates in connection with the transactions contemplated by the Transaction Documents.

“Bankruptcy” means, with respect to a Collateral Obligation, a “Bankruptcy” (as defined in the Credit Definitions) with respect to the related underlying obligor.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day:

(a)                                 with respect to USD Loans, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the applicable Floating Rate (after giving effect to any Floating Rate “floor”) that would be payable on such day for a Loan bearing interest based on such Floating Rate with a one-month interest period plus (b) 1.0%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; and

(b)                                 with respect to Loans denominated in a currency other than USD, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in Canada (in the case of CAD Loans), in England (in the case of GBP Loans) or in the Euro zone (in the case of EUR Loans).

The Agents or Lenders may make commercial loans or other loans at rates of interest at, above or below the Base Rate or any rate referred to in the definition thereof.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III:  A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III:  International Framework for Liquidity Risk Measurement, Standards and Monitoring”, and “Guidance for National Authorities Operating the Countercyclical Capital Buffer”, each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III:  The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools”, as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by such Lender’s primary U.S. bank regulatory authority.

“Beneficiaries” is defined in Section 2.19.

“Bid Disqualification Condition” means, with respect to any bid submitted by any third party on any date, in the Calculation Agent’s commercially reasonable judgment:

(a)                                 either (x) such third party is ineligible to accept assignment or transfer of the relevant Collateral Obligation or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such relevant Collateral Obligation, as reasonably determined by the Calculation Agent, or (y) such third party would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to such Collateral Obligation to the assignment or transfer of such Collateral Obligation or such portion thereof, as applicable, to it; or

(b)                                 such bid is not bona fide, including due to (x) the insolvency of the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of such Collateral Obligation or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) with respect to the component of such bid in synthetic form, such bid not accurately reflecting the transfer of the credit risk of such Collateral Obligation through its maturity.

“Bid Failure” is defined in the Margining Agreement.

“Board of Directors” means, with respect to each Borrower Entity, the directors or managers of such Borrower Entity duly appointed by the members of such Borrower Entity.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Bond” means any debt security or other obligation that is not a loan.

“Borrower” and “Borrowers” are defined in the preamble.

“Borrower Entity” means each of the Borrowers and each Permitted Additional Subsidiary.

“Borrower Order” and “Borrower Request” mean a written order or request (which may be a standing order) dated and signed in the name of a Borrower by an Authorized Officer of such Borrower or by an Authorized Officer of the Services Provider, as the context may require or permit.  An order or request provided in an email or other electronic communication by an Authorized Officer of such Borrower or by an Authorized Officer of the Services Provider shall constitute a Borrower Order, except in each case to the extent the Collateral Agent requests otherwise in writing.

“Borrowing Base” means, on any date, an amount in USD equal to:

(a)                                 the sum, for each Collateral Obligation (excluding any Excess Concentration Amounts thereof), of the product of:

(1)                                 the Advance Rate for such Collateral Obligation as of such date;

(2)                                 the Adjusted Balance of such Collateral Obligation as of such date; and

(3)                                 the Current FX Rate for such Collateral Obligation as of such date; plus

(b)                                 the Dollar Equivalent of the amount on deposit in the Principal Collection Account as of such date.

“Borrowing Base Deficiency” and “Borrowing Base Deficiency Notice” are defined in the Margining Agreement.

“Breakage Event” is defined in Section 2.13(c).

“Business Day” means:

(a)                                 for all purposes other than as covered by clauses (b), (c) and (d) below, any day except Saturday, Sunday and any day which shall be in New York, New York, Boston, Massachusetts or London, England, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close;

(b)                                 with respect to all notices and determinations in connection with, and payments of principal and interest on, USD Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank LIBOR market;

(c)                                  with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Loans and GBP Loans, any day that is a Business Day described in clauses (a) and (b) above and that is also (1) a day for trading by and between banks in the London interbank market and that shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and (2) in relation to any payment in Euros, a Target Settlement Day; and

(d)                                 with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, CAD Loans, any day that is a Business Day described in clauses (a) and (b) above and that is also a day for trading by and between banks in CAD bankers acceptances in the Toronto, Ontario, Canada interbank market and that shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario, Canada.

“CAD Loan” means a Loan denominated in Canadian Dollars.

“Calculation Agent” means the Administrative Agent in its capacity as “Calculation Agent” under the Margining Agreement and the other Transaction Documents.  Unless otherwise expressly stated herein, all determinations by the Calculation Agent hereunder and under the other Transaction Documents shall be made in its sole and absolute discretion.

“Canadian Dollar”, “CAD” and “CAD$” mean the lawful currency of Canada.

“Cash” means (a) such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts and (b) funds denominated in any other Specified Currencies.

“Cash Payment Threshold” is defined in the Margining Agreement.

“Cash Trap Event” means an event that will be deemed to occur (at any time during the Amortization Period) if:

(a)                                 the Historical Dollar Equivalent Loan Amount has been reduced to less than U.S.$40,000,000; or

(b)                                 the Excess Concentration Application Condition exists at the time of determination.

“Cause Event” is defined in Section 13(g).

“Certificated Security” is defined in Section 8-102(a)(4) of the UCC.

“Change in Law” means the occurrence, after the date hereof, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” is defined in Section 2.1.

“Class A Commitment” means the commitment of a Class A Lender to make or otherwise fund a Class A Loan, and “Class A Commitments” means such commitments of all Class A Lenders in the aggregate.  The amount of each Class A Lender’s Class A Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof (including increases pursuant to Section 2.1(f)).  For the avoidance of doubt, Class A Commitments of the Class A Lenders hereunder include New Commitments with respect to the Class A Lenders.

“Class A Commitment Cap” means, at any time, U.S.$600,000,000 or such other amount in USD as the Borrowers and the Class A Lenders otherwise agree (each in their sole and absolute discretion).

“Class A Lender” means each financial institution listed on the signature pages hereto as a Class A Lender, and any other Person that becomes a Class A Lender party hereto pursuant to an Assignment Agreement.

“Class A Loan” is defined in Section 2.1(a).

“Class A Make-Whole Amount” means, in connection with a Make-Whole Event, the aggregate amount of Class A Minimum Spread Payments that would have accrued on the Adjusted Maximum USD Class A Amount (as in effect immediately prior to such Make-Whole Event) during the period from and including the date on which such Make-Whole Event occurs to but excluding the beginning of the Amortization Period multiplied by a fraction equal to (i) the amount of the relevant Voluntary Commitment Reduction (or, in connection with the acceleration of the Class A Loans, the Adjusted Maximum USD Class A Amount as in effect immediately prior to such acceleration) divided by (ii) the Adjusted Maximum USD Class A Amount as in effect immediately prior to such Make-Whole Event, discounted to present value as of the date of determination from the Payment Date on which Spread would have been received, at a discount rate equal to the value of “USD-ISDA-Swap Rate” (as defined in the 2006 ISDA Definitions as published by the International Swap and Derivatives Association, Inc.) for a maturity equal to the period between the date of determination and such Payment Date (or interpolating between the next shorter and next longer periods for which such rates are available), all as calculated in good faith and a commercially reasonable manner by the Administrative Agent.  Notwithstanding the foregoing, solely for purposes of determining any Make-Whole Amount, the Target Percentage in relation to any Class A Minimum Spread Payment Date occurring after the second anniversary of the Initial Credit Date shall be zero (notwithstanding any extension of the Reinvestment Period, unless otherwise agreed by the Borrowers and the Administrative Agent at the time of and in connection with any such extension of the Reinvestment Period).

“Class A Minimum Spread Payment” is defined in Section 2.7(c).

“Class A Minimum Spread Payment Date” is defined in Section 2.7(c).

“Class A Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Class A Loans of any Class A Lender at any time, the percentage obtained by dividing (a) the outstanding principal amount of the Class A Loans plus the aggregate unused Class A Commitments of that Class A Lender at such time by (b) the aggregate outstanding principal amount of the Class A Loans plus the aggregate unused Class A Commitments of all Class A Lenders at such time.

“Class A Weighted Average U.S. Dollar Spread” is defined in Section 2.7(c).

“Class B Weighted Average U.S. Dollar Spread” is defined in Section 2.7(d).

“Class B Commitment” means the commitment of a Class B Lender to make or otherwise fund a Class B Loan, and “Class B Commitments” means such commitments of all Class B Lenders in the aggregate.  The amount of each Class B Lender’s Class B Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof (including increases pursuant to Section 2.1(f)).  For the avoidance of doubt, Class B Commitments of the Class B Lenders hereunder include New Commitments with respect to the Class B Lenders.

“Class B Commitment Cap” means, at any time, U.S.$250,000,000 or such other amount in USD as the Borrowers and the Class B Lenders otherwise agree (each in their sole and absolute discretion).

“Class B Lender” means each financial institution listed on the signature pages hereto as a Class B Lender, and any other Person that becomes a Class B Lender party hereto pursuant to an Assignment Agreement.

“Class B Loan” is defined in Section 2.1(a).

“Class B Make-Whole Amount” means, in connection with a Make-Whole Event, the aggregate amount of Class B Minimum Spread Payments that would have accrued on the Adjusted Maximum USD Class B Amount (determined as if such Make-Whole Event had not occurred) during the period from and including the date on which such Make-Whole Event occurs to but excluding the beginning of the Amortization Period multiplied by a fraction equal to (i) the amount of the relevant Voluntary Commitment Reduction (or, in connection with the acceleration of the Class B Loans, the Adjusted Maximum USD Class B Amount as in effect immediately prior to such acceleration) divided by (ii) the Adjusted Maximum USD Class B Amount as in effect immediately prior to such Make-Whole Event, discounted to present value as of the date of determination from the Payment Date on which Spread would have been received, at a discount rate equal to the value of “USD-ISDA-Swap Rate” (as defined in the 2006 ISDA Definitions as published by the International Swap and Derivatives Association, Inc.) for a maturity equal to the period between the date of determination and such Payment Date (or interpolating between the next shorter and next longer periods for which such rates are available), all as calculated in good faith and a commercially reasonable manner by the Administrative Agent.

“Class B Minimum Spread Payment” is defined in Section 2.7(d).

“Class B Minimum Spread Payment Date” is defined in Section 2.7(d).

“Class B Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Class B Loans of any Class B Lender at any time, the percentage obtained by dividing (a) the outstanding principal amount of the Class B Loans plus the aggregate unused Class B Commitments of that Class B Lender at such time by (b) the aggregate outstanding principal amount of the Class B Loans plus the aggregate unused Class B Commitments of all Class B Lenders at such time.

“Class B Undrawn Fee Rate” is defined in Section 2.7(d).

“Clean-Up Call Event” means an event that will be deemed to occur (at any time during the Amortization Period) if the Historical Dollar Equivalent Loan Amount is less than U.S.$20,000,000.

“Clean-Up Call Prepayment” is defined in Section 2.9(b).

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” is defined in Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means an obligation that is a Financial Asset that is registered in the name of a Clearing Corporation or the nominee of such Clearing Corporation and, if a Certificated Security, is held in the custody of such Clearing Corporation.

“Closing Date” means December 1, 2017.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted to the Collateral Agent pursuant to the Transaction Documents as security for the Obligations.

“Collateral Accounts” means the segregated trust account or accounts maintained pursuant to Section 6.3(e).

“Collateral Administration Agreement” means a collateral administration agreement dated on or around the Initial Credit Date among the Borrower Entities, the Services Provider and the Collateral Administrator Parties.

“Collateral Administrator” means the Bank, solely in its capacity as Collateral Administrator under the Collateral Administration Agreement, until a successor Person shall have become the Collateral Administrator pursuant to the applicable provisions of the Collateral Administration Agreement, and thereafter “Collateral Administrator” shall mean such successor Person.

“Collateral Administrator Parties” means collectively, the Collateral Administrator.

“Collateral Agent” is defined in the preamble.

“Collateral Agent Exchange Rate” means, on any day, with respect to any Specified Currency, the rate at which another Specified Currency may be exchanged into such Specified Currency at the spot rate of exchange determined by the Collateral Agent to be available to it, in accordance with the Collateral Agent’s customary commercial practice from time to time, in the London interbank exchange market, at the time specified by the Collateral Agent on such date.

“Collateral Custodian” is defined in the preamble.

“Collateral Custodian Fee Letter” means that certain fee letter dated the Closing Date by and between the Collateral Custodian and Borrowers.

“Collateral Custodian Termination Notice” is defined in Section 14.

“Collateral Documents” means the Pledge and Security Agreement, the Account Control Agreements, the Power of Attorney and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Transaction Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Excess” and “Collateral Threshold” are defined in the Margining Agreement.

“Collateral Obligation” means any Loan Obligation or Bond, that, at the time a Commitment is made to Acquire such obligation by a Borrower Entity, and at all times thereafter, satisfies each of the Collateral Obligation Criteria (except in each case to the extent any one or more of such criteria are expressly waived in writing by the Specified Lender Parties in a valid Portfolio Waiver in the manner and to the extent expressly set forth in this Agreement), all as determined from time to time by the Administrative Agent.

“Collateral Obligation Criteria” means, with respect to any obligation, each of the following:

(a)                                 such obligation has been approved by the Administrative Agent in accordance with the procedures set forth in Section 8);

(b)                                 the required Documentation Package has been delivered to the Collateral Custodian to the extent required herein;

(c)                                  at the time of its Acquisition, the Services Provider has determined that a Value Adjustment Event has not occurred and is not likely to occur as to such obligation;

(d)                                 such obligation is one as to which the relevant Borrower Entity has good and marketable title, free and clear of all Liens other than Permitted Liens;

(e)                                  such obligation is denominated in a Specified Currency and is neither convertible by the issuer thereof into, nor payable in, any currency other than a Specified Currency;

(f)                                   as of its Acquisition date, such obligation is not one as to which a Bankruptcy has occurred and is continuing;

(g)                                  as of its Acquisition date, such obligation is not one as to which a Failure to Pay has occurred and is continuing (giving effect to any applicable cure periods under the Underlying Instruments);

(h)                                 as of its Acquisition date, such obligation is not subject to a proposal or offer by the obligor of such obligation for a Restructuring in which all or a portion of the principal balance due would be reduced or forgiven;

(i)                                     such obligation does not mature more than eight years after the date on which it was Acquired;

(j)                                    such obligation is governed by the law of the United States or of any state thereof or by English law;

(k)                                 such obligation is issued by an obligor that is Domiciled in (1) the United States; (2) the United Kingdom; (3) a member state of either the European Union or the European Free Trade Association (other than Belgium, France, Greece, Iceland, Italy, Portugal or Spain); or (4) any other jurisdiction approved by the Requisite Lenders;

(l)                                     at the time of its Acquisition, such obligation has an Assigned Price of at least 95% of par;

(m)                             its Acquisition will not result in the imposition of stamp duty or stamp duty reserve tax payable by any Borrower Entity, unless such stamp duty or stamp duty reserve tax has been included in the purchase price of such obligation;

(n)                                 upon Acquisition, the obligation is capable of being, and will be, the subject of a first fixed charge, a first priority security interest or other arrangement having a similar commercial effect in favor of the Collateral Agent for the benefit of the Secured Parties;

(o)                                 it is capable of being sold or assigned to or held by such Borrower Entity, together with any associated security, without any breach of applicable selling restrictions or of any contractual provisions (but for the avoidance of doubt nothing in this provision shall restrict such Borrower Entity from acquiring Consent Required Loans);

(p)                                 it must require the consent of at least 66-2/3 percent of the lenders to the obligor thereunder for any change that is adverse to the interests of holders thereof in the principal repayment profile or interest applicable on such obligation (for the avoidance of doubt, excluding any changes originally envisaged in the loan documentation), provided that, in the case of a Collateral Obligation that is a Bond, such percentage requirement shall refer to the percentage of holders required to approve a resolution on any such matter, either as a percentage of those attending a quorate bondholder meeting or as a percentage of all bondholders acting by way of a written resolution;

(q)                                 such obligation is a Transferable Bond, an Assignable Loan or a Consent Required Loan and, in each case, no rights of first refusal, rights of first offer, last looks, drag along rights or tag along rights (in each case however designated or defined, and whether in the underlying instruments governing such obligation, in any intercreditor agreement or agreement among lenders relating to such obligation or otherwise) exist in favor of any other holder of such obligation or any other Person;

(r)                                    if interest on such obligation is from U.S. sources for U.S. federal income tax purposes, such obligation is Registered;

(s)                                   such obligation is an obligation with respect to which the relevant Borrower Entity will receive payments due under the terms of such obligation and proceeds from disposing of such asset free and clear of withholding tax, other than (A) withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by such Borrower Entity after satisfaction of such tax is the amount due to such Borrower Entity before the imposition of any withholding tax and (B) withholding tax on (x) late payment fees, prepayment fees or other similar fees and (y) amendment, waiver, consent and extension fees;

(t)                                    such obligation is not an obligation of Goldman Sachs & Co. or any of its Affiliates;

(u)                                 no Credit Party nor any of their respective Affiliates is, or is an Affiliate of, any obligor on such obligation;

(v)                                 such obligation is not a lease (including a finance lease);

(w)                               such obligation is either Originated by a Borrower Entity or, if not so Originated, is Acquired by a Borrower Entity by assignment, and, in either case, such obligation is not a Participation; unless:

(1)                                 such Participation is a Qualifying Participation;

(2)                                 such Borrower Entity is seeking in good faith to elevate such Participation to an outright assignment;

(3)                                 such Participation has not been outstanding for more than 60 days after its Acquisition; and

(4)                                 the Dollar Equivalent of the Collateral Obligation Notional Amount of such Participation, together with the Dollar Equivalent of the Collateral Obligation Notional Amount of all other Participations permitted under this clause (w), does not at any one time exceed USD 25,000,000;

(x)                                 such obligation (if acquired from the Fund) has been Acquired by ORCC II Financing pursuant to the terms of the ORCC II Financing Sale and Contribution Agreement (or other agreements between such Borrower Entity and the Fund satisfactory to the Agent in its sole and absolute discretion), and such obligation (if acquired from OR Lending II) has been Acquired by ORCC II Financing pursuant to the terms of the OR Lending II Sale Agreement (or other agreements between such Borrower Entity and OR Lending II satisfactory to the Agent in its sole and absolute discretion);

(y)                                 such obligation is not an Interest Only Security;

(z)                                  such obligation provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(aa)                          such obligation does not constitute Margin Stock, and the Borrower and the Administrative Agent determine that the value of the Assigned Price would not depend on the value of any Margin Stock directly or indirectly securing such obligation;

(bb)                          such obligation is not a Future Funding Collateral Obligation, except that such obligation may be a funded portion of an obligation for which a future advance or funding obligation is retained by the assignor if (and only if) such funded portion is, in accordance with the related Underlying Instruments, completely delinked from all obligations to make future advances or fundings in a manner acceptable to the Administrative Agent in its sole and absolute discretion;

(cc)                            the Acquisition of such obligation will not require any Borrower Entity, the pool of Collateral to be registered as an investment company under the Investment Company Act;

(dd)                          such obligation is not, by its terms, convertible into or exchangeable for an Ineligible Asset at any time over its life;

(ee)                            such obligation is not a Structured Finance Obligation;

(ff)                              such obligation is not a Synthetic Security or an unsecured obligation;

(gg)                            such obligation does not include or support a letter of credit;

(hh)                          such obligation is not an interest in a grantor trust;

(ii)                                  such obligation is not issued by an issuer (primary obligor) located in a country, which country on the date on which the obligation is Acquired by the relevant Borrower Entity imposed foreign exchange controls that effectively limit the availability or use of the Specified Currency in which such obligation is denominated to make when due the scheduled payments of principal thereof and interest thereon;

(jj)                                such obligation is not subject to material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Services Provider; and

(kk)                          if such obligation is a Restricted Collateral Obligation, such obligation is being Acquired by OR Lending II (and OR Lending II will not Acquire Collateral Obligations other than Restricted Collateral Obligations).

“Collateral Obligation Notional Amount” means, in respect of any Collateral Obligation, the full principal amount of the Collateral Obligation owned by the Borrower Entities or Committed to be owned by the Borrower Entities, as the case may be (which for the avoidance of doubt shall reflect any amortization or prepayment or any writedown, forgiveness or similar reduction in principal without payment pursuant to a Specified Change).

“Collateral Portfolio” means on any date of determination, all Collateral Obligations then owned by the Borrower Entities and all Collateral Obligations then Committed to be Acquired by the Borrower Entities.

“Collateral Portfolio Calculation Base” means, on any date, the Maximum USD Facility Amount on such date.

“Collateral Portfolio Requirements” means, at any time, requirements that are met at such time if and only if (except in each case to the extent any one or more of such criteria are expressly waived in writing by the Specified Lender Parties in a valid Portfolio Waiver in the manner and to the extent expressly set forth in this Agreement), all as calculated by the Administrative Agent:

(1)                                 the sum of the Initial Borrowing Base Amounts (USD) of all Junior Lien Collateral Obligations and Unitranche With Subordinating First-in-First-Out Obligations does not exceed 40% of (x) the Initial Borrowing Base Amounts (USD) for all Collateral Obligations plus (y) 65% of the Dollar Equivalent of the amount on deposit in the Principal Collection Account as of such date;

(2)                                 the sum of the Initial Borrowing Base Amounts (USD) of all Collateral Obligations in any single Bloomberg Industry Classification System Level 2 industry classification in the Collateral Portfolio does not exceed 20% of the Collateral Portfolio Calculation Base; except that the sum of the Initial Borrowing Base Amounts (USD) of all Collateral Obligations in the Oil, Gas & Coal Services, Metals & Mining or Apparel & Textile Products Bloomberg Industry Classification System Level 2 industry classifications shall not exceed (for any such industry classification) 15% of the Collateral Portfolio Calculation Base;

(3)                                 the sum of the Initial Borrowing Base Amounts (USD) of all Collateral Obligations issued by any single issuer and its affiliates does not exceed 6% of the Collateral Portfolio Calculation Base, except that the sum of the Initial Borrowing Base Amounts (USD) of all Collateral Obligations issued by any single issuer and its affiliates may exceed 6% with respect to up to two such issuers (“Excess Issuers”) so long as the aggregate sum of the Initial Borrowing Base Amounts (USD) of all Collateral Obligations issued by such Excess Issuers does not exceed 20% of the Collateral Portfolio Calculation Base;

(4)                                 the sum of the Initial Borrowing Base Amounts (USD) of all Collateral Obligations not denominated in USD is not more than 15% of the Collateral Portfolio Calculation Base at such time;

(5)                                 the number of unique underlying obligors (with their respective affiliates) of Collateral Obligations is at least 12; and

(6)                                 the sum of the Initial Borrowing Base Amounts (USD) of all Bonds does not exceed 10% of the Collateral Portfolio Calculation Base.

“Collection Account” means each of the Interest Collection Accounts and the Principal Collection Accounts.

“Commitment” means:

(a)                                 With respect to the lending facility under this Agreement, (1) with respect to a Class A Lender, its Class A Commitment and (2) with respect to a Class B Lender, its Class B Commitment, and “Commitments” means such commitments of all Lenders in the aggregate.

(b)                                 With respect to Collateral Obligations, means a binding commitment pursuant to the Services Provider’s then current policies and procedures to purchase or sell a loan or bond between the buyer and seller of such loan or bond entered into pursuant to customary documents in the relevant market.  The terms “Commit” and “Committed” have correlative meanings.  With respect to Collateral Obligations contributed to a Borrower Entity, such Borrower Entity will be deemed to have Committed to Acquire such Collateral Obligation on the date on which such contribution occurs.  With respect to Collateral Obligations Originated by a Borrower Entity, such Borrower Entity will be deemed to have Committed to Acquire such Collateral Obligation on the date on which such Borrower Entity becomes obligated to, or if earlier in fact does, make or fund such Collateral Obligation.

“Commitment Cap” means, at any time, U.S.$850,000,000 or such other amount in USD as the Borrowers and the Lenders otherwise agree (each in their sole and absolute discretion).

“Compliance Certificate” means, with respect to each Compliance Certificate Calculation Date, an Officer’s Certificate of the Borrowers substantially in the form of Exhibit G:

(a)                                 certifying that, to its knowledge after due inquiry and except as identified in such certificate, as at such Compliance Certificate Calculation Date and the date of such certificate no Value Adjustment Events has occurred with respect to any Collateral Obligation;

(b)                                 setting forth, for each Collateral Obligation as to which (to its knowledge after due inquiry) any one or more Value Adjustment Events have occurred, a description of each such Value Adjustment Event and the steps that the Borrower Entities and the Services Provider have taken and expect to take with respect thereto, all in form and detail satisfactory to the Administrative Agent; and

(c)                                  setting forth, for each Collateral Obligation in the Collateral Portfolio, a calculation of each Financial Ratio as at such Compliance Certificate Calculation Date and for each prior Financial Ratio Test Period, all in form and detail satisfactory to the Administrative Agent.

“Compliance Certificate Calculation Date” means the last day of each calendar quarter.

“Confidential Information” is defined in Section 11.23.

“Conflict of Interest Information” is defined in Section 8.2(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Required Loan” means a Loan Obligation that is capable of being assigned or novated with the consent of the borrower or the guarantor, if any, of such Loan Obligation or any agent, but only if the related Underlying Instruments require such consent to not be unreasonably withheld (subject to customary and market restrictions on assignment, including a prohibition on assignment to disqualified institutions and competitors of the related borrower or any direct or indirect equity owner of the borrower).

“Constitutive Documents” means, with respect to:

(a)                                 ORCC II Financing, its amended and restated limited liability company agreement dated November 30, 2017;

(b)                                 OR Lending II, its amended and restated limited liability company agreement dated November 30, 2017;

(c)                                  the Equity Holder, its amended and restated bylaws dated February 6, 2017; and

(d)                                 for each Permitted Additional Subsidiary, organizational documents in form and substance satisfactory to the Requisite Lenders in their sole and absolute discretion.

“Conversion” means a Mandatory Conversion or a Redenomination Conversion.

“Conversion Date” and “Converted Loans” are defined in Section 2.10.

“Corporate Services Agreement” means:

(a)                                 a corporate services agreement dated on or around the Initial Credit Date between ORCC II Financing and the Services Provider relating to the Services Provider’s performance on behalf of such Borrower of certain credit and related servicing duties with respect to the Collateral; and

(b)                                 a corporate services agreement dated on or around the Initial Credit Date between OR Lending II and the Services Provider relating to the Services Provider’s performance on behalf of such Borrower of certain credit and related servicing duties with respect to the Collateral.

“Corporate Trust Office” means, with respect to the Collateral Agent, the principal corporate trust office of the Collateral Agent at:

State Street Bank and Trust Company

1 Iron Street

Boston, Massachusetts 02210

E-mail:                                                        StateStreetSPV@StateStreet.com

Attention:                                         Structured Trust & Analytics

Ref:                                                                        ORCC II Financing LLC

“Covenant/Representation Breach” means a breach in a material respect of a covenant, representation or warranty relating to the financial performance of the related obligor, or a breach of a material operational covenant of the related obligor, as determined by the Administrative Agent, except where such breach is cured within the shorter of five days from written notice to the related obligors or the grace period applicable thereto under the terms of the Collateral Obligation.

“Credit Date” means the date of a Credit Extension.

“Credit Definitions” means the 2003 ISDA Credit Derivatives Definitions as published by the International Swap and Derivatives Association, Inc.

“Credit Extension” means the making of a Loan.

“Credit Party” means each Borrower Entity, the Equity Holder and the Sponsor.

“Currency Shortfall” is defined in Section 7.1(d).

“Current FX Rate” means:

(a)                                 with respect to a Specified Currency as of any date, the spot rate of exchange between the Specified Currency and USD as of such date, determined by the Calculation Agent in a commercially reasonable manner; provided that if the Specified Currency is USD, the Current FX Rate will be equal to 1.

(b)                                 with respect to a Collateral Obligation at any time, the Current FX Rate for the Specified Currency in which such Collateral Obligation is denominated and payable.

“Custodial Office” is defined in Section 14.

“Custody Documents” means, for each Collateral Obligation:

(a)                                 all Escrowed Assignment Agreement Documents in relation to such Collateral Obligation delivered to the Collateral Custodian pursuant to Section 6.7(e), (f) and (g) and Section 14; and

(b)                                 all Underlying Instruments in relation to such Collateral Obligation and other Diligence Information delivered to the Collateral Custodian pursuant to Section 6.7(e), (f) and (g), Section 8.2(a) and (b) and Section 14 (in each case, except as otherwise provided in such sections).

“Debtor Relief Laws” means, collectively:

(a)                                 the Bankruptcy Code; and

(b)                                 all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or any other applicable jurisdictions from time to time in effect.

“Deemed Asset Current Price” is defined in the Margining Agreement.

“Deemed Rejected Acquisition” means an Acquisition of a Proposed Collateral Obligation that was in fact consented to by the Administrative Agent under Section 8 but as to which each of the following criteria are satisfied:

(a)                                 the Borrower’s Acquisition price for such Collateral Obligation (the related “Proposed Acquisition Price”) was greater than or equal to 95% of par;

(b)                                 the Proposed Acquisition Price for such Collateral Obligation was not more than the lower of (1) the aggregate principal amount advanced in such origination and (2) the par amount of such Collateral Obligation net of original issue discount thereon (determined taking into account all fees, deductions and other offsets received by the lenders and their affiliates, and all other property received by the lenders and their affiliates, in connection with such Collateral Obligation);

(c)                                  the Administrative Agent proposed an Assigned Price (the related “Proposed Assigned Price”) that was lower than the Borrower’s Proposed Acquisition Price for such Collateral Obligation;

(d)                                 such Collateral Obligation was Originated no more than 15 Business Days prior to the date on which the Borrowers requested approval of such Acquisition under Section 8;

(e)                                  the Borrowers did not Acquire such Collateral Obligation; and

(f)                                   the Borrowers notified the Administrative Agent (promptly and in any event within five Business Days of their receipt of notice of the Proposed Assigned Price from the Administrative Agent) that such proposed Acquisition constitutes a “Deemed Rejected Acquisition” for purposes of this Agreement.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulted Obligation” means any Collateral Obligation as to which a Bankruptcy or a Failure to Pay shall have occurred.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that:

(a)                                 during the Availability Period, has failed to (1) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (2) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due; or

(b)                                 the Administrative Agent has received notification during the Availability Period that such Lender is (1) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (2) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender, or such Lender has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender under this clause (b) solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deficient Proceeds Asset”, “Deficient Amount” and “Deficient Proceeds Bifurcation” are defined in the definition of “Individual Realization Application Amounts”.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any transaction (including an agreement with respect to any such transaction) (i) that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) that is a type of transaction that is similar to any transaction referred to in clause

(i) above that is currently, or in the future becomes, entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made or (b) any combination of the transactions referred to in clause (a).

“Designated Principal Proceeds” is defined in the proviso to the definition of “Interest Proceeds” herein.

“Determination Date” means, with respect to a Payment Date, the last Business Day of the immediately preceding Due Period.

“Diligence Information” is defined in Section 8.2(a)(iii).

“Disposition” means the sale, transfer, assignment or other disposition of an asset.  “Dispose” has a corresponding meaning.

“Dispute”, “Dispute Notice”, “Dispute Notice Date”, “Disputed Collateral Obligation”, “Dispute-Related Prepayment Amount” and “Dispute-Related Prepayment Right” are defined in the Margining Agreement.

“Distribution” means any payment of principal or interest or any dividend, premium or fee payment made on, or any other distribution in respect of, a security or obligation.

“Document Checklist” means, for any Collateral Obligation, an electronic or hard copy list delivered by the Services Provider to the Collateral Agent and the Collateral Custodian that identifies such Collateral Obligation, the applicable obligor and each of the documents that shall be delivered to the Collateral Custodian by the Services Provider hereunder (including the identification of each item of Diligence Information and Financial and Other Information to be delivered), and whether each such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Collateral Custodian.

“Documentation Package” means, for each Collateral Obligation, the Preliminary Documentation Package and the Additional Documentation for such Collateral Obligation, collectively.

“Dollar Equivalent” means, as to any amount in any Specified Currency at any time, such amount converted to USD at the Current FX Rate for such Specified Currency at such time.

“Dollars”, “USD”, “U.S.$” and the sign “$” mean the lawful money of the United States of America.

“Domicile” means, with respect to any issuer of, or obligor with respect to, a Collateral Obligation:

(a)                                 except as provided in clause (b) below, its country of organization; or

(b)                                 if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Services Provider’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue or value is derived, in each case directly or through Subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Services Provider to be the source of the majority of revenues, if any, of such issuer or obligor).

The term “Domiciled” has a correlative meaning.

“Draft Amendment Package” is defined in Section 8.5.

“Draft Instrument” means, with respect to any Originated Collateral Obligation, a substantially final draft of the related loan agreement (or other principal document under which such Originated Collateral Obligation will be made).

“Due Period” means, with respect to any Payment Date, the period commencing on the day immediately following the fifth Business Day prior to the preceding Payment Date (or in the case of the Due Period relating to the First Payment Date, beginning on the Closing Date) and ending on (and including) the fifth Business Day prior to such Payment Date (or, (a) in the case of the Due Period relating to the First Payment Date, ending on the fifth Business Day prior to such First Payment Date and (b) in the case of a Due Period that is applicable to the Payment Date relating to the Maturity Date ending on (and including) the Business Day immediately preceding such Payment Date).

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Effective Date” means April 29, 2019 or such later date as may be agreed by the Administrative Agent and the Borrowers.

“Eligible Assignee” means any Person other than a Natural Person that is (a) a Lender or an Affiliate of such Lender, or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is both an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business and a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act (including an entity owned exclusively by such qualified purchasers); provided that no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Eligible Investment” means any investment that, at the time it, or evidence of it, is acquired by a Borrower Entity (directly or through an intermediary or bailee), is either cash or one or more of the following obligations or securities (in each case denominated in a Specified Currency):

(a)                                 direct debt obligations of, and debt obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America, the United Kingdom or Canada or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(b)                                 demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company (x) incorporated under the laws of the United States of America (including the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, or (y) organized under the laws of a jurisdiction the legal currency of which is a Specified Currency (other than USD) or any province or state thereof and subject to supervision and examination by banking authorities of such jurisdiction or such province or state, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings; and

(c)                                  money market funds domiciled outside of the United States which funds have, at all times, credit ratings “AAAm” by S&P;

subject, in each case, to such obligations or securities having a maturity date not later than the earlier of (A) the date that is 60 days after the date of delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of delivery thereof; provided that Eligible Investments shall not include (1) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Services Provider, (2) any security whose rating assigned by S&P includes the subscript “f”, “p”, “q”, “pi”, “r”, “sf” or “t” (3) any security that is subject to an Offer or (4) any security secured by real property.  Eligible Investments may include those investments with respect to which the Bank or an Affiliate of the Bank is an obligor or provides services.

“Eligible Investment Required Ratings” means a long-term senior unsecured debt rating of at least “A” and a short-term credit rating of at least “A-1” by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least “A+” by S&P).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European Currency.

“Enforcement Priority of Payments” is defined in Section 7.1(c).

“Entitlement Order” is defined in Section 8 102(a)(8) of the UCC.

“Equity Holder” means the Fund.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of any Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could be liable under the Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by a Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to a Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on a Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of a Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by a Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the imposition on a Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against a Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Pension Plan; (j) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) with respect to any Pension Plan the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

“Escrowed Assignment Agreement Documents” means, with respect to each Collateral Obligation, three Assignment Agreements, each executed in blank by (a) the relevant Borrower Entity, as assignor, and (b) if the consent or signature of any affiliate of a Borrower Entity (whether as administrative agent, servicer, registrar or in any other capacity) is or could be required for the transfer of all or any portion of such Collateral Obligation by such Borrower Entity, each such affiliate.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“EUR Loan” means a Loan denominated in Euros.

“Euros”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” is defined in Section 9.

“Excess Concentration Amount” shall mean, with respect to any Collateral Obligation, the portion of the Initial Borrowing Base Amount (USD) by which such Collateral Obligation causes any Collateral Portfolio Requirement to be out of compliance, all as determined by the Administrative Agent.

“Excess Concentration Application Condition” means a condition that will be deemed to apply at any time during the Amortization Period if:

(a)                                 the Asset Amortized Amounts (at their respective Asset Current Prices) of all Collateral Obligations that have been issued by any single issuer and its affiliates exceeds 30% of the sum of (1) the Asset Amortized Amounts (at their respective Asset Current Prices) of all Collateral Obligations in the Collateral Portfolio and (2) the Dollar Equivalent of the aggregate amount of funds on deposit in the Principal Collection Accounts; or

(b)                                 the Asset Amortized Amounts (at their respective Asset Current Prices) of all Collateral Obligations that have been issued by any three issuers and their respective affiliates exceeds 60% of the sum of (1) the Asset Amortized Amounts (at their respective Asset Current Prices) of all Collateral Obligations in the Collateral Portfolio and (2) the Dollar Equivalent of the aggregate amount of funds on deposit in the Principal Collection Accounts.

“Excess Cure Collateral Refund Amount” is defined in the Margining Agreement.

“Excess Issuers” is defined in the definition of “Collateral Portfolio Requirements”.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Payments” means all Administrative Expenses payable to a Bank Party or Collateral Administrator Party constituting indemnities, but only to the extent such indemnities became payable to such Person as a result of or arising out of such Person’s gross negligence or willful misconduct in the performance of its obligations under the Transaction Documents to which it is a party.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date of which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(c); and (d) any Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” is defined in the recitals.

“Existing Loans” means the Loans (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement and outstanding as of the Effective Date.

“Expected Repayment Date” is defined in Section 2.1(c).

“Expected Settlement Price” means, as of any date:

(a)                                 in respect of any Unsettled Sale Asset, the contractual sale price for such Unsettled Sale Asset to be received by the Borrower Entities from the purchaser of such Collateral Obligation; provided that, if the sale of such Unsettled Sale Asset remains unsettled for more than 30 calendar days, then the “Expected Settlement Price” for such Unsettled Sale Asset will be determined from time to time by the Calculation Agent; and

(b)                                 in respect of any Unsettled Purchase Asset, the expected purchase price to be paid by a Borrower Entity (based on the applicable Commitment) for such Unsettled Purchase Asset.

“Expense Reserve Account” means the trust account maintained pursuant to Section 6.3(b).

“Expense Reserve Amount” means U.S.$100,000.

“Extraordinary Event” means an event that will occur if (for any reason due to the structure and activities of the Credit Parties and the affiliates thereof involved in the Transactions under the Transaction Documents):

(a)                                 any amount is remitted from the Collection Accounts pursuant to Section 7.1(d)(5);

(b)                                 any portion of any payment due from any obligor under any Collateral Obligation becoming properly subject to the imposition of U.S., U.K. or other withholding tax, which withholding tax is not compensated for by a provision under the terms of such Collateral

Obligation that would result in the net amount actually received by the Borrower Entities (free and clear of taxes, whether assessed against the obligor thereof or a Borrower Entity) being equal to the full amount that the Borrower Entities would have received had no such deduction or withholding been required; or

(c)                                  any jurisdiction’s properly imposing a corporate income tax, municipal business tax, net income, profits, net worth or similar tax on a Borrower Entity (including any such tax required to be withheld by such person); or

(d)                                 any jurisdiction’s properly imposing a withholding tax on payments by a Subsidiary of a Borrower to such Borrower, or on payments by OR Lending II to ORCC II Financing; or

(e)                                  any Borrower Entity incurs or pays any taxes or penalties imposed by the State of California or the State of Tennessee as a result of any actual or alleged violation of any California or Tennessee state lending laws; or

(f)                                   any Borrower Entity incurs or pays any employee-related liabilities of any Person,

provided that either:

(x)                                 (1) the Dollar Equivalent of an amount equal to (A) the sum of all Extraordinary Expense Amounts (and, for the avoidance of doubt, whether withheld, paid, incurred or outstanding), minus (B) the sum of (x) all amounts applied to the payment thereof under the Specified Payment Waterfall Provisions and (y) the aggregate amount of all cash contributions received by the Borrowers after the Initial Credit Date that are applied to the payment of such amounts, exceeds (2) U.S.$5,000,000 (or such larger amount as the Requisite Lenders may consent to in their sole and absolute discretion); or

(y)                                 the Dollar Equivalent of the sum of all Extraordinary Expense Amounts that are outstanding at any time exceeds U.S.$5,000,000 (or such larger amount as the Requisite Lenders may consent to in their sole and absolute discretion) in the aggregate.

“Extraordinary Expense Amounts” means each of the following:

(a)                                 amounts remitted from the Collection Accounts pursuant to Section 7.1(d)(5);

(b)                                 amounts withheld (or required to be withheld) from payments to the Borrower Entities that is not compensated for by a “gross-up” provision as described in clause (b) of the definition of “Extraordinary Event”;

(c)                                  the amount of taxes imposed on a Borrower Entity as described in clause (c) of the definition of “Extraordinary Event”;

(d)                                 amounts withheld (or required to be withheld) from payments to a Borrower by a Subsidiary of such Borrower, or on payments OR Lending II to ORCC II Financing, as described in clause (d) of the definition of “Extraordinary Event”;

(e)                                  the amounts of taxes and penalties incurred or paid as described in clause (e) of the definition of “Extraordinary Event”; and

(f)                                   the amounts payable in respect of employees as described in clause (f) of the definition of “Extraordinary Event”.

“Failure to Pay” with respect to a Collateral Obligation shall mean, after the expiration of any applicable grace period (however defined under the terms of the Collateral Obligation), the occurrence of a non-payment of a payment of interest Scheduled to be Due or principal on the Collateral Obligation when due, in accordance with the terms of the Collateral Obligation at the time of such failure.  As used herein, “Scheduled to be Due” means, in the case of an interest payment, that such interest payment would be due and payable during the related calculation period for the Collateral Obligation.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any legislation, regulation or guidance giving effect to such intergovernmental agreements.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means each of (a) the Agent Fee Letters and (b) the GS Fee Letter.

“Financial and Other Information” means, with respect to each Collateral Obligation, all reports, written financial information, requests for amendments, waivers, supplements or other similar requests and other written information made available by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives) to lenders under the related Underlying Instruments.

“Financial Asset” is defined in Section 8-102(a)(9) of the UCC.

“Financial Ratio” and “Financial Ratio Test Period” are defined in the Margining Agreement.

“Financing Statements” is defined in Section 9-102(a)(39) of the UCC.

“Firm Bid” means, as to any Collateral Obligation, a good, irrevocable and actionable bid for value given by a creditworthy purchaser to purchase the Collateral Obligation Notional Amount of such Collateral Obligation (both on a cash basis and synthetically), expressed as a percentage of such Collateral Obligation Notional Amount, and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal cash and synthetic markets for such Collateral Obligation, provided that:

(a)                                 such bid is accompanied by appropriate contact information for the provider of such bid, including the name of the individual responsible for such bid together with his or her telephone number, email address or other analogous contact details; and

(b)                                 such bid is not subject to any Bid Disqualification Condition (and, if any such bid is subject to any Bid Disqualification Condition, the Calculation Agent shall be entitled to disregard such bid as invalid).

All determinations of whether a bid constitutes a Firm Bid shall be made by the Calculation Agent.  No Lender or Agent shall have any obligation to provide a Firm Bid at any time.  Neither of the Borrowers nor any of the Borrowers’ Affiliates may provide Firm Bids at any time, unless the Requisite Lenders shall otherwise expressly agree.

“First Lien Collateral Obligation” means a Collateral Obligation (including a unitranche obligation) that is a senior secured Loan Obligation secured by a first lien (subject to permitted liens under the applicable Underlying Instruments and subject to carveouts for traditional bank revolving asset-based loan facilities, in each case that are reasonable and customary for similar loans) on substantially all of the collateral of the underlying obligors, including unitranche loans, but excluding Unitranche With Subordinating First-in-First-Out Obligations, all as determined by the Administrative Agent.

“First Payment Date” means March 20, 2018.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Collateral is subject to no equal or prior Lien and is not subject to any other Liens, except in each case for Permitted Liens.

“Fixed Amount” means an amount, payable to the Fund (for so long as it is Services Provider) on each Payment Date pursuant to each Corporate Services Agreement, equal to 0.50% per annum of the Dollar Equivalent of the par amount of Collateral Obligations in the Collateral Portfolio as at the first day of the related Due Period.

“Floating Rate” means, with respect to any Loan in any Specified Currency for any Interest Period, an interest rate per annum equal to the rate set forth in the table below opposite such Specified Currency for such Interest Period:

Specified Currency	Floating Rate
CAD	Adjusted CDOR Rate
EUR	Adjusted EURIBOR Rate
GBP	Adjusted GBP LIBOR Rate
USD	Adjusted USD LIBOR Rate

Notwithstanding the foregoing, if, in the determination of any Floating Rate for any Loan in any Specified Currency for any Interest Period, no rate having a duration equal to such Interest Period is available on the relevant Screen Page, then the Floating Rate for such Specified Currency for such Interest Period shall be determined by the Administrative Agent by interpolating on a linear basis between (1) the applicable rate for the longest period (for which an interest rate is available on such Screen Page) that is shorter than the Interest Period of that Loan; and (2) the applicable rate for the shortest period (for which an interest rate is available on such Screen Page) that is longer than the Interest Period of that Loan.

The Floating Rate for each Loan will be adjusted automatically with respect to all Loans then outstanding as of the effective date of any change in the Applicable Reserve Requirement.

“Foreign Lender” is defined in Section 2.15(c).

“Fraudulent Transfer Laws” is defined in Section 2.19.

“Fund” means Owl Rock Capital Corporation II.

“Funding Borrower” is defined in Section 2.19.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“Funding Notice Deadline” is defined in the Margining Agreement.

“Future Funding Collateral Obligation” means an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by any

Borrower Entity (other than to indemnify an agent or representative for lenders pursuant to the Underlying Instruments), all as determined by the Administrative Agent in its sole and absolute discretion.

“FX Coverage Deficit” is defined in the Margining Agreement.

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“GBP”, “Pounds Sterling” or “£” mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“general intangibles” is defined in the UCC.

“Goldman Sachs” is defined in the preamble.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, the United Kingdom, the European Union or any other foreign entity or government (including any successor to any of the foregoing).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over or confirm.  A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.  The term “Granted” has a correlative meaning.

“Grantor” is defined in the Pledge and Security Agreement.

“GS Fee Letter” means the Fee Letter dated on or around the Effective Date between Goldman Sachs and the Borrowers with respect to certain fees to be paid from time to time to Goldman Sachs.

“Hedge Costs” means, for each Lender in connection with any Hedge Event, the aggregate amounts payable by such Lender and its affiliates in terminating, liquidating or otherwise unwinding (in whole or in part) any Applicable Hedge Contracts, or establishing, re-establishing or otherwise entering into or modifying any Applicable Hedge Contracts, in accordance with such Lender’s internal policies and procedures for hedging non-credit related risks relating to this Agreement and the transactions contemplated hereby as determined by such Lender in its sole and absolute discretion, together with any other losses or costs suffered by such Lender and its affiliates in connection therewith, all as determined in good faith and in a commercially reasonable manner by such Lender.  Each Lender may determine its Hedge Costs in connection with each Hedge Event upon the occurrence of such event or within a commercially reasonable time thereafter (determined in light of the circumstances giving rise to such event), all as such Lender may determine in its sole and absolute discretion.

“Hedge Event” means each of the following:

(a)                                 with respect to any proposed borrowing of a Tranche of non-USD Loans, the failure for any reason of a Borrower to borrow such non-USD Loans on the expected Credit Date;

(b)                                 each Voluntary Prepayment of a Loan in a Non-USD Currency;

(c)                                  each applicable Conversion and Redenomination Event, whenever occurring;

(d)                                 the extension of the Scheduled Maturity Date;

(e)                                  in respect of any Tranche of non-USD Loan for which a Borrower provided an Expected Repayment Date, (1) any change in the Expected Repayment Date for such Tranche and (2) any failure of such non-USD Loan to be repaid in full on or prior to the Expected Repayment Date for such Tranche;

(f)                                   each removal of a Lender under Section 2.17;

(g)                                  the acceleration of the Loans; and

(h)                                 each Recouponing.

For the avoidance of doubt, more than one Hedge Event may occur.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Borrowing Base Amount” means, for any Collateral Obligation at any time, an amount (in the Specified Currency of such Collateral Obligation) equal to the product of:

(a)                                 the Advance Rate for such Collateral Obligation as of the date on which such Collateral Obligation was Acquired by a Borrower Entity;

(b)                                 the Collateral Obligation Notional Amount of such Collateral Obligation as at the first day of the Amortization Period; and

(c)                                  the Assigned Price of such Collateral Obligation.

The Historical Borrowing Base Amount for a Collateral Obligation shall be a static number that shall not change during the term of this Agreement, regardless of any Dispositions (in whole or in part) of or other realization or recoveries on such Collateral Obligation or any changes in the Advance Rate or the Assigned Price therefor.

“Historical Dollar Equivalent Loan Amount” means, as at any time, the Dollar Equivalent of the aggregate principal amount of the Loans outstanding at such time (determined, for each Tranche of Loans then outstanding, based on the Current FX Rate for the currency of such Tranche as of the Credit Date for such Tranche).

“IC Memorandum” means, with respect to any Originated Collateral Obligation, the investment committee memorandum (or similar document) prepared by or on behalf of the Services Provider that supports the applicable Borrower Entity’s investment decision to originate such Originated Collateral Obligation.

“Increased Amount Date” is defined in Section 2.1(f).

“Increased-Cost Lenders” is defined in Section 2.18.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and out-of-pocket disbursements of outside counsel for Indemnitees, including in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct or special and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof), the performance of the Indemnitees of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby or thereby, any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral) and any reasonable attorneys’ fees and expenses of outside counsel for the Indemnitees and court costs and any losses incurred directly as a result of a successful defense, in whole or in part, of any claim that an Agent breached its standard of care; or (b) any Fee Letter or any other fee letter delivered by any Agent or any Lender to the Borrowers with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided that “Indemnified Liabilities” shall not include any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses or disbursements to the extent the same have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (as determined in a final, non-appealable judgment by a court of competent jurisdiction) under this Agreement or any other Transaction Document by such Indemnitee.

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Transaction Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.3(a).

“Independent” means as to any Person, any other Person (including a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (a) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, (b) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions and (c) is not Affiliated with a firm that fails to satisfy the criteria set forth in clauses (a) and (b).  “Independent” when used with respect to any accountant may include an accountant who audits the books of any Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.

“Independent Manager” means a natural person who (a) for the five-year period prior to his or her appointment as an Independent Manager has not been, and during the continuation of his or her service as such Independent Manager is not:  (1) an employee, director, stockholder, member, manager, partner or officer of a Borrower or any of its Affiliates (other than his or her service as an independent director or independent manager of Affiliates of a Borrower that are structured to be “bankruptcy remote” in a manner substantially similar to a Borrower); (2) a customer or supplier of a Borrower or any of its Affiliates (other than a supplier of his or her service as an independent director or independent manager of a Borrower or such Affiliate); or (3) any member of the immediate family of a person described in clause (1) or (2) above; and (b) has (1) prior experience as an independent director or independent manager for a corporation, limited liability company or limited partnership whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, limited liability company, or limited partnership could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Individual Realization Application Amounts” means, for each Collateral Obligation that is the subject of a Disposition or other realization of Principal Proceeds (in whole or in part) during the Amortization Period, an amount (in the Specified Currency of such Collateral Obligation) equal to the product of:

(a)                                 the Agreed Release Value for such Collateral Obligation; and

(b)                                 the portion of the Original Asset Amount for such Collateral Obligation (expressed as a percentage) that is the subject of such Disposition or realization, as notified to the Borrowers or otherwise determined by the Services Provider in good faith.

For the avoidance of doubt, the Individual Realization Application Amount for any Collateral Obligation in connection with a Disposition or realization of Principal Proceeds may exceed the proceeds from such Disposition or realization.

Notwithstanding the foregoing, if the aggregate cash proceeds realized from any Disposition or other realization (in whole or in part) of a Collateral Obligation (other than a Disputed Collateral Obligation disposed of as contemplated in the Margining Agreement) are less than the Individual Realization Application Amount for such Collateral Obligation (each such Collateral Obligation, a “Deficient Proceeds Asset”, and such shortfall, the related “Deficient Amount”), the Borrowers (by notice to the Collateral Agents and the Administrative Agent in the Valuation Report in the quarter in which such Disposition or realization occurred) shall have the right to bifurcate the Individual Realization Application Amount for such Deficient Proceeds Asset into two separate Individual Realization Application Amounts (each, a “Deficient Proceeds Bifurcation” for a Deficient Proceeds Asset):

(a)                                 the first of which shall be deemed to occur on the date on which such Disposition or realization occurs and which shall be in an amount equal the actual proceeds of such Disposition or realization; and

(b)                                 the second of which shall be deemed to occur in the Due Period immediately following the Due Period in which such Disposition or realization occurred and which shall be deemed to be an amount equal to the related Deficient Amount;

provided that:

(1)                                 no more than eight Deficient Proceeds Bifurcations may be elected (in the aggregate) after the Closing Date;

(2)                                 no more than two Deficient Proceeds Bifurcations may have Deficient Amounts (respectively for each such Deficient Proceeds Bifurcations) with a Dollar Equivalent in excess of U.S.$22,500,000;

(3)                                 the aggregate Dollar Equivalent of all Deficient Amounts for any one Payment Date shall not exceed U.S.$60,000,000;

(4)                                 the aggregate Dollar Equivalent of all Deficient Amounts after the Closing Date shall not exceed U.S.$150,000,000; and

(5)                                 no Deficient Proceeds Bifurcation may be elected during the final Due Period or for the final Payment Date.

“Ineligible Asset” means (a) any equity security or any other interest or security that is not eligible for purchase by a Borrower Entity under the Transaction Documents, whether or not received with respect to a Collateral Obligation, or (b) any interest or security purchased as part of a “unit” with a Collateral Obligation and that itself is not eligible for purchase by a Borrower Entity under the Transaction Documents.

“Initial Borrowing Base Amount (USD)” means, for any Collateral Obligation at any time, the product of:

(a)                                 the Advance Rate for such Collateral Obligation as of the date on which such Collateral Obligation was Acquired by a Borrower Entity;

(b)                                 the Adjusted Balance of such Collateral Obligation at such time of determination; and

(c)                                  the Initial FX Rate for such Collateral Obligation.

“Initial Credit Date” means December 4, 2017.

“Initial FX Rate” means, with respect to any Collateral Obligation, the Current FX Rate for such Collateral Obligation as at the date on which the Acquisition of such Collateral Obligation has been approved pursuant to the provisions set forth in the Transaction Documents.

If a Borrower Entity has Committed to Acquire a Collateral Obligation in more than one lot and/or a Collateral Obligation has been added to the Underlying Portfolio in more than one lot (for example, by Commitments or Acquisitions on separate days), then each lot of such a Collateral Obligation shall be treated as separate Collateral Obligations for purposes of determining the Initial FX Rates therefor.

“instruments” is defined in the UCC.

“Intercompany Note” means the Subordinated Note dated on or around the Initial Credit Date made by OR Lending II, as payor, in favor of ORCC II Financing, as payee, in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent.

“Interest Collection Accounts” means the trust accounts maintained pursuant to Section 6.2(a).

“Interest Only Security” means any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its Stated Maturity.

“Interest Period” means, with respect to each Credit Extension:

(a)                                 the period from (and including) the related Credit Date to but excluding the immediately following Payment Date, and

(b)                                 each successive period from and including each Payment Date to but excluding the immediately following Payment Date until the Obligations (other than contingent obligations for which no claim has been asserted) are repaid in full;

provided that, for each Credit Extension occurring prior to the three month anniversary of the Closing Date, the initial Interest Period therefor will be the period from (and including) the related Credit Date to but excluding the three month anniversary of the Closing Date, and the second Interest Period therefor will be the period from (and including) the three month anniversary of the Closing Date to but excluding the First Payment Date.

“Interest Priority of Payments” is defined in Section 7.1(a).

“Interest Proceeds” means, with respect to any Payment Date, without duplication:

(a)                                 all payments of interest and dividends, commitment fees and facility fees received during the related Due Period on the Pledged Obligations (including any Reinvestment Income) and any compensation on account of delayed settlement of any Pledged Obligation, other than (x) any payment of interest received on any Defaulted Obligation if the outstanding principal amount thereof then due and payable has not been received by the Borrower Entities after giving effect to the receipt of such payments of interest and (y) the amounts as specified in clause (f) of the definition of Principal Proceeds;

(b)                                 to the extent not included in the definition of “Sale Proceeds”, if so designated by the Services Provider and notice thereof is conveyed in writing to the Collateral Agent, the Administrative Agent and the Collateral Administrator Parties, any portion of the accrued interest received during the related Due Period in connection with the sale of any Pledged Obligations (excluding accrued interest received in connection with the sale of (x) Defaulted Obligations if the outstanding principal amount thereof has not been received by the Borrowers after giving effect to such sale or (y) an asset that was Acquired with Principal Proceeds);

(c)                                  unless otherwise designated by the Services Provider as Principal Proceeds and notice thereof is conveyed in writing to the Collateral Agent, the Administrative Agent and the Collateral Administrator Parties, all amendment and waiver fees, all late payment fees and all other fees received during such Due Period in connection with the Pledged Obligations, excluding (A) fees received in connection with Defaulted Obligations (but only to the extent that the outstanding principal amount thereof has not been received by the Borrower Entities); (B) premiums (including prepayment premiums) constituting Principal Proceeds in accordance with subclause (c) of the definition thereof; and (C) fees received in connection with the lengthening of the maturity of the related Collateral Obligation or the reduction of the par of the related Collateral Obligation, in each case, as determined by the Services Provider with notice to the Collateral Agent, the Administrative Agent and the Collateral Administrator Parties;

(d)                                 any recoveries on Defaulted Obligations during the related Due Period in excess of the outstanding principal amount thereof;

(e)                                  (x) any amounts remaining on deposit in the Interest Collection Accounts from the immediately preceding Payment Date and (y) any Principal Proceeds transferred to the Interest Collection Accounts for application as Interest Proceeds as expressly provided for herein; and

(f)                                   all payments of principal and interest on Eligible Investments purchased with the proceeds of any of subclauses (a) through (e) of this definition (without duplication), provided that:

(1)                                 in connection with the final Payment Date, Interest Proceeds shall include any amount referred to in subclauses (a) through (f) above that is received from the sale of Collateral Obligations on or prior to the day immediately preceding the final Payment Date; and

(2)                                 the Services Provider, by written notice to the Collateral Agent and the Administrative Agent, may from time to time designate amounts that would otherwise constitute “Interest Proceeds” hereunder to, instead, constitute Principal Proceeds hereunder (“Designated

Principal Proceeds”), provided that, at the time of such designation and after giving effect thereto, sufficient Interest Proceeds are then on deposit in the Interest Collection Accounts in the relevant currencies to cover (x) the full amount of interest that will have accrued on and be payable hereunder in respect of the Loans on the next succeeding Payment Date in accordance with the Priority of Payments and (y) the aggregate amount of Administrative Expenses will have accrued on and be payable hereunder on the next succeeding Payment Date in accordance with the Priority of Payments.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Intermediary” is defined in Section 6.1.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“investment property” and “investments” are defined in the UCC.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” and “Judgment Currency Conversion Date” are defined in Section 11.22.

“Junior Lien Collateral Obligation” means a Collateral Obligation that is a secured Loan Obligation or a secured Bond, in each case secured by a junior lien on substantially all of the collateral of the underlying obligors, but excluding Senior Unitranche Obligations and Unitranche With Subordinating First-in-First-Out Obligations, all as determined by the Administrative Agent.

“knowledge” of a Person means the actual knowledge of an Authorized Officer of such Person.

“Lender” means a Class A Lender or a Class B Lender, as applicable; and “Lenders” means, collectively, all of the Class A Lenders and Class B Lenders.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Guarantor” means the Fund.

“Limited Guaranty” means the Second Amended and Restated Non-Recourse Carveout Guaranty Agreement dated on or around the Effective Date between the Limited Guarantor, the Collateral Agent and Goldman Sachs.

“Loan” means a Class A Loan or a Class B Loan, as applicable; and “Loans” means, collectively, all of the Class A Loans and Class B Loans.

“Loan Obligation” means a commercial loan.

“Maintain or Improve Standard” is defined in Section 8.2.

“Make-Whole Amount” means, with respect to a Make-Whole Event, the related Class A Make-Whole Amount (if any) and the related Class B Make-Whole Amount (if any).

“Make-Whole Event” means, with respect to any Class, each of the following during the Non-Call Period:

(a)                                 each Voluntary Commitment Reduction of such Class, other than (1) to the extent of a Rejection-Related Prepayment Right or (2) following (x) the imposition of increased costs or other amounts by any Lender of such Class under Section 2.14 or 2.15 or (y) the occurrence any event described in Section 2.13(a) or (b); and

(b)                                 the acceleration of the Loans and other Obligations pursuant to Section 9.

For the avoidance of doubt, no event in clause (a) or (b) above that occurs after the Non-Call Period shall require payment of any Make-Whole Amount.

“Mandatory Conversion” is defined in Section 2.10.

“Margin Account” means the trust account maintained pursuant to Section 6.3(c).

“Margin Deficit” and “Margin Funding Notice” are defined in the Margining Agreement.

“Margin Stock” means Margin stock as defined under Regulation U, including any debt security which is by its terms convertible into “Margin Stock”.

“Margining Agreement” means the Amended and Restated Margining Agreement dated as of the Effective Date between the Borrowers, the Administrative Agent and the Calculation Agent.

“Market Value” means, with respect to any Collateral Obligation, the Asset Current Price thereof.  With respect to any Eligible Investment, “Market Value” means (a) the average of at least three firm bids obtained by the Services Provider from nationally recognized dealers (that are Independent of the Services Provider and Independent of each other) that the Services Provider determines (in its sole discretion) to be reasonably representative of the Eligible Investment’s current market value and reasonably reflective of current market conditions; (b) if only two such bids can be obtained, the lower of such two bids shall be the Market Value of the Eligible Investment; (c) if only one such bid can be obtained, such bid shall be the Market Value of the Eligible Investment; and (d) if no such bids can be obtained, then, the Market Value of such the Eligible Investment shall be zero.

“Material Action” means to:  (a) file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal, state or other law relating to a bankruptcy naming a Borrower Entity as debtor or other initiation of bankruptcy or insolvency proceedings by or against a Borrower Entity, or otherwise seek, with respect to a Borrower Entity, relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for a Borrower Entity or all or any portion of its properties; (c) make or consent to any assignment for the benefit of a Borrower Entity’s creditors generally; (d) admit in writing the inability of a Borrower Entity to pay its debts generally as they become due; (e) petition for or consent to substantive consolidation of a Borrower Entity with any other person; (f) amend or alter or otherwise modify or remove all or any part of Section 9(c) or 10 of the Constitutive Documents of a Borrower or any similar provision of the Constituent Documents of any other Borrower Entity; or (g) amend, alter or otherwise modify or remove all or any part of the definition of “Independent Managers” or the definition of “Material Action” (or any similar or analogous term or provision) in the Constitutive Documents of any Borrower Entity.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business, operations, properties, assets or financial condition of the Borrowers and their Subsidiaries taken as a whole; (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations; (c) the legality, validity, binding effect or enforceability against a Credit Party of a Transaction Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any other Secured Party under any Transaction Document.

“Material Amendment” means an Amendment that the Administrative Agent determines reasonably and in good faith (after receipt of the related Draft Amendment Package and an opportunity for the Borrowers to consult with the Administrative Agent) that could reasonably be expect to (a) have a material adverse effect on (1) the business, operations, properties, assets or financial condition of the related obligors; (2) the ability of the related obligors to fully and timely perform their obligations; (3) the legality, validity, binding effect or enforceability against the related Underlying Instruments; (4) the rights, remedies and benefits available to, or conferred upon, any agent, any lender or any other secured party under any Underlying Instrument; or (5) the value or liquidity of the related Collateral Obligation; (b) waive, reduce or otherwise materially modify terms and conditions under the Underlying Instruments relating to the financial performance of the related obligor or material operational covenants of the related obligor; or (c) result in the related Collateral Obligation failing to satisfy any of the elements in the definition of “Collateral Obligation”.

“Material Amendment Information” means, with respect to each Collateral Obligation:

(a)                                 each Draft Amendment Package and all other all written information related to amendments, waivers, modifications or supplements to any Underlying Instrument governing such Collateral Obligation, including any written requests or written communications related thereto; provided that requests or communications relating thereto will not constitute “Material Amendment Information” to the extent that such request or communication consists solely of informal discussions relating to amendments, waivers, modifications or supplements or of administrative matters in connection therewith; and

(b)                                 copies of each executed amendment, waiver, modification and supplement to such Underlying Instruments.

“Material Contract” means any contract or other arrangement to which any Credit Party is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“maturity” means, with respect to any Collateral Obligation, the date on which such obligation shall be deemed to mature (or its maturity date), which shall be the earlier of (a) the Stated Maturity of such obligation and (b) if a Borrower Entity has a right to require the issuer or obligor of such Collateral Obligation to purchase, redeem or retire such Collateral Obligation (at par) on any one or more dates prior to its Stated Maturity (a “put right”) and the Services Provider determines that it shall exercise such put right on any such date, the maturity date shall be the date specified in a certification provided to the Collateral Agent, the Administrative Agent and Collateral Administrator Parties.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum USD Class A Amount” means, at any date, (a) U.S.$500,000,000.00 plus (b) the aggregate amount of New Commitments with respect to the Class A Lenders (if any) that have become effective after the Effective Date and on or prior to such date.

“Maximum USD Class B Amount” means, at any date, (a) U.S.$250,000,000.00 plus (b) the aggregate amount of New Commitments with respect to the Class B Lenders (if any) that have become effective after the Effective Date and on or prior to such date.

“Maximum USD Facility Amount” means, at any date, the sum of the Maximum USD Class A Amount at such date and the Maximum USD Class B Amount at such date.

“Minimum Posting Amount” is defined in the Margining Agreement.

“Minimum Spread Payment” means a Class A Minimum Spread Payment or a Class B Minimum Spread Payment, as applicable, and “Minimum Spread Payments” means the Class A Minimum Spread Payments and the Class B Minimum Spread Payments, collectively.

“Monetary Default” means a default by a party in the payment of money (other than ordinary course expense reimbursements) when due under a contractual arrangement (determined without regard to any grace period otherwise specified), or a default by such party in the performance or observance of any other obligation thereunder (determined without regard to any grace period otherwise specified) that by its terms can be cured solely by the payment of money.

“money” is defined in the UCC.

“Monthly Interim Payment Date” means the 20th day in each calendar month (other than in a month in which a Payment Date falls), commencing in December 2017, or if any such date is not a Business Day, the next succeeding Business Day.

“Monthly Report” means the monthly report provided to the Collateral Agent pursuant to Section 6.5(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Person” means a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“Net Cash Amount” is defined in Section 2.20.

“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to the Dollar Equivalent of the Aggregate Principal Amount of all Collateral Obligations Acquired by the Borrower Entities prior to such date (other than Revalued Collateral Obligations and, if the Excess Concentration Application Condition exists, the amount of any Collateral Obligation that is causing the Excess Concentration Application Condition to exist).

“Net USD Cash Value” is defined in the Margining Agreement.

“New Commitments” is defined in Section 2.1(f).

“Non-Call Period” means the period from the Closing Date to and including March 31, 2020.

“Non-Consenting Lender” is defined in Section 2.18.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Private Asset” means a Collateral Obligation designated as such pursuant to Section 8.2(a).

“Non-USD Currency” means any currency (other than USD).

“Note” means a promissory note substantially in the form of Exhibit H-1 (in the case of a Class A Loan) and Exhibit H-2 (in the case of a Class B Loan), in each case duly completed.

“Notice of Conversion” is defined in Section 2.10.

“Obligation Aggregate Payments” is defined in Section 2.19.

“Obligation Currency” is defined in Section 11.22.

“Obligation Fair Share”, “Obligation Fair Share Shortfall” and “Obligation Fair Share Contribution Amount” are defined in Section 2.19.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Bank Parties, the Collateral Administrator Parties, the Lenders or any of them, under any Transaction Document, whether for principal (including all obligations to pay Required Principal Amortization Amounts), interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), Minimum Spread Payments, Make-Whole Amounts, Hedge Costs, other fees, expenses, indemnification or otherwise.

“Offer” means, with respect to any Collateral Obligation or Eligible Investment, any offer by the issuer or borrower thereof or by any other Person made to all of the holders thereof to purchase or otherwise Acquire such Collateral Obligation or Eligible Investment; to exchange such Collateral Obligation or Eligible Investment for any other security, debt obligation, Cash or other property (other than, in any case, pursuant to any redemption in accordance with the terms of any related Underlying Instrument or for the purpose of registering the security or debt obligation); or, with respect to any Collateral Obligation that constitutes a bond, any solicitation by the issuer or borrower thereof or any other Person to amend, modify or waive any provision of such bond.

“Officer” means, (a) with respect to a Borrower Entity, the President or Treasurer of such Borrower Entity or any other Person authorized thereby to take any and all actions necessary to consummate the transactions contemplated by the Transaction Documents; (b) with respect to any other entity that is a partnership, any general partner thereof or any Person authorized by such entity; (c) with respect to any other entity that is a limited liability company, any member thereof or any Person authorized by such entity; and (d) with respect to the Collateral Agent and any bank or trust company acting as trustee of an express trust or as custodian or agent, any vice president or assistant vice president of such entity or any officer customarily performing functions similar to those performed by a vice president or assistant vice president of such entity.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Opinion of Counsel” means a written opinion addressed to the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, of a nationally or internationally recognized law firm or an attorney admitted to practice (or law firm, one or more of the partners of which are admitted to practice) before the highest court of any State of the United States or the District of Columbia (or of any other relevant jurisdiction, in the case of an opinion relating to the laws of such other jurisdiction) in the relevant jurisdiction, which attorney may, except as otherwise expressly provided in this Agreement, be counsel for the Borrowers or the Services Provider and which attorney or firm shall be reasonably satisfactory to the Administrative Agent.  Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and otherwise satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall be addressed to the Administrative Agent and Collateral Agent (or shall state that the Administrative Agent and the Collateral Agent shall be entitled to rely thereon).

“OR Lending II” is defined in the preamble.

“OR Lending II Sale Agreement” means the Sale Agreement dated on or around the Initial Credit Date between OR Lending II, as seller, and ORCC II Financing, as purchaser.

“OR Lending II Termination Condition” means a condition that is satisfied as of any date of determination if (a) OR Lending II (1) does not own any Collateral Obligations, (2) does not have any outstanding Obligations under any Transaction Document (other than unasserted contingent obligations) and (3) has provided notice to the Lenders and Administrative Agent of its proposed termination of its obligations under the Transaction Documents not less than 10 Business Days prior to such date of determination and certifies in such notice that the conditions set forth in the preceding clauses (1) and (2) have been satisfied, and (b) no Default or Event of Default has occurred and is continuing.

“ORCC II Financing” is defined in the preamble.

“ORCC II Financing Sale and Contribution Agreement” means the Sale and Contribution Agreement dated on or around the Initial Credit Date between the Fund and ORCC II Financing.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association and its by-laws; (b) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its articles of organization and its operating agreement.  If any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.  Without limiting the foregoing, the Constitutive Documents of any Person shall constitute Organizational Documents for such Person.

“Original Asset Amount” means, for any Collateral Obligation, the par amount of such Collateral Obligation Acquired by the Borrower Entities (stated in the Specified Currency in which such Collateral Obligation is denominated).  The Original Asset Amount for a Collateral Obligation shall be a static number that shall not change during the term of this Agreement, regardless of any Dispositions (in whole or in part) of or other realization or recoveries on such Collateral Obligation.

“Originate” includes direct primary origination as well as purchase in connection with the distribution by syndication of a Collateral Obligation, participation in a “club” deal or similar arrangement.  The term “Originated” has a correlative meaning.

“Originated Collateral Obligation” means a Collateral Obligation that a Borrower Entity Commits to Originate.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Material Default” means a default (other than a Monetary Default) by a party in the performance or observance of any obligation of that party under a contractual arrangement that (a) with the giving of notice or lapse of time or both, would become an event of default with respect to such party and (b) materially and adversely affects the other party to such contractual obligation.

“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, or enforcement or registration of, from the receipt of perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document.

“Owl Rock Administrative Agent” means a Borrower or any of its affiliates, including Owl Rock Capital Corporation II, Owl Rock Capital Advisors LLC or any of their respective affiliates, in each case that has any right (however designated) to consent to, approve, reject, register or otherwise impose conditions on the assignment or other transfer of any Collateral Obligation or other asset included in the Collateral, whether as administrative agent, servicer, registrar, principal or in any other capacity (in each case other than as the registered owner of such Collateral Obligation, in its capacity as such owner).

“Participant Register” is defined in Section 11.6(g)(1).

“Participation” means an interest in a loan or other debt obligation Acquired indirectly by way of participation from a Selling Institution.

“PATRIOT Act” is defined in Section 3.1.

“Payment Account” the trust account maintained pursuant to Section 6.3(a).

“Payment Date” means each of the following, as applicable:

(a)                                 the First Payment Date;

(b)                                 thereafter, each three-month anniversary of the First Payment Date to, but excluding, the Maturity Date; and

(c)                                  the Maturity Date.

If any such date is not a Business Day, the Payment Date shall be the next following Business Day.

For the avoidance of doubt, any Payment Date referred to herein using ordinal numbers (for example, the “Second Payment Date”) shall be determined by reference to the number of Payment Dates occurring from the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA and in respect of which any Borrower or any ERISA Affiliate thereof (and, solely with respect to the definition of “ERISA Event”, in respect of which any Credit Party or any ERISA Affiliate thereof) is an “employer” as defined in Section 3(5) of ERISA.

“Permitted Additional Subsidiary” means a direct wholly owned Subsidiary of a Borrower that is formed with the express consent of the Requisite Lenders (which consent the Requisite Lenders may give, withhold or condition in their sole and absolute discretion).

“Permitted Lien” means, with respect to the Collateral:  (a) security interests, liens and other encumbrances created pursuant to the Transaction Documents; (b) with respect to agented Collateral Obligations, customary security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of such obligor under the related facility; and (c) any lien on a Collateral Obligation granted by a Borrower Entity to a Person that acquired a Collateral Obligation from such Borrower Entity pursuant to participation to secure the payment obligations related to such Collateral Obligation, provided that the granting of such participation interest is expressly permitted hereunder and under the other Transaction Documents.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I”, “Phase II” and “Phase III” are defined in the Margining Agreement.

“Platform” means Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated on or around the Initial Credit Date between the Borrower Entities, the Equity Holder, the other Grantors (if any) and the Collateral Agent.

“Pledged Obligations” means, on any date of determination, the Collateral Obligations and the Eligible Investments owned by the Borrower Entities that have been Granted to the Collateral Agent under the Transaction Documents.

“Portfolio Waiver” is defined in Section 8.2.

“Power of Attorney” means the power of attorney dated on or around the Effective Date by the Borrower Entities in favor of the Collateral Agent for the benefit of the Secured Parties, in substantially the form of Exhibit E hereto.

“Preliminary Documentation Package” means, for each Collateral Obligation, (a) the original executed note (if any) or a faxed copy thereof along with a certificate from the closing attorney certifying possession of the required loan documents for Collateral Obligations closed in escrow; (b) in the case of Collateral Obligations acquired by assignment, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the relevant Borrower Entity; (c) in the case of Collateral Obligations Originated by the relevant Borrower Entity, a copy of the principal loan agreement governing such Collateral Obligation; (d) the applicable Escrowed Assignment Agreement Documents; and (e) any applicable Administrative Agent Cooperation Agreements.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Balance” means as of any date of determination, with respect to (a) any Collateral Obligation, the outstanding principal amount (excluding any deferred or capitalized interest thereon) of such Collateral Obligation on such date; and (b) any Eligible Investment or Cash, the Balance of such Eligible Investment or Cash.

“Principal Collection Accounts” means the trust accounts maintained pursuant to Section 6.2(b).

“Principal Office” means, for each Agent, such Person’s office as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrowers, the Administrative Agent, the Collateral Agent and each Lender.

“Principal Payments” means, with respect to any Payment Date, an amount equal to the sum of any cash payments of principal (including optional or mandatory redemptions or prepayments)

received on the Pledged Obligations during the related Due Period, including payments of principal received in respect of exchange offers and tender offers and recoveries on Defaulted Obligations up to the outstanding principal amount thereof, but not including Sale Proceeds.

“Principal Priority of Payments” is defined in Section 7.1(b).

“Principal Proceeds” means, with respect to any Payment Date, without duplication:

(a)                                 all Principal Payments received during the related Due Period on the Pledged Obligations;

(b)                                 any amounts, distributions or proceeds (including resulting from any sale) received in cash on any Defaulted Obligations (other than proceeds that constitute Interest Proceeds under subclause (b) or (e) of the definition thereof) during the related Due Period to the extent the outstanding principal amount thereof then at the time such obligation became a Defaulted Obligation has not been received by a Borrower Entity after giving effect to the receipt of such amounts, distributions or proceeds, as the case may be;

(c)                                  all premiums (including prepayment premiums) received during the related Due Period on the Collateral Obligations;

(d)                                 (A) all amounts transferred to the Principal Collection Accounts from the Expense Reserve Account during the related Due Period and (B) any Principal Proceeds and unused proceeds designated for application as Principal Proceeds as expressly provided for herein;

(e)                                  Sale Proceeds received during the related Due Period;

(f)                                   any accrued interest purchased after the Closing Date with Principal Proceeds that is received after the First Payment Date;

(g)                                  all other payments received during the related Due Period on the Collateral not included in Interest Proceeds;

(h)                                 all Designated Principal Proceeds; and

(i)                                     during the Amortization Period, all amounts deposited in the Margin Account.

“Priority of Payments” is defined in Section 7.1.

“Private Asset” means a Collateral Obligation designated as such pursuant to Section 8.2(a).

“Pro Rata Share” means:

(a)                                 with respect to all payments, computations and other matters relating specifically to Class A or the Class A Loans at any time, the Class A Pro Rata Shares of the Class A Lenders at such time;

(b)                                 with respect to all payments, computations and other matters relating specifically to Class B or the Class B Loans at any time, the Class B Pro Rata Shares of the Class B Lenders at such time; and

(c)                                  with respect to all payments, computations and other matters relating to the Loans of any Lender generally at any time, the percentage obtained by dividing (1) the outstanding principal amount of the Loans plus the aggregate unused Commitments of that

Lender at such time by (2) the aggregate outstanding principal amount of the Loans plus the aggregate unused Commitments of all Lenders at such time.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Proceeds” means (a) any property (including but not limited to Cash and securities) received as a Distribution on the Collateral or any portion thereof, (b) any property (including but not limited to Cash and securities) received in connection with the sale, liquidation, exchange or other disposition of the Collateral or any portion thereof and (c) all proceeds (as such term is defined in the UCC) of the Collateral or any portion thereof.

“Process Agent” is defined in Section 11.16.

“Proposed Collateral Obligation” means a Collateral Obligation that the Services Provider has proposed to be Acquired by a Borrower Entity that:

(a)                                 satisfies the Reinvestment Criteria at the time of such proposal (other than obtaining the consent of the Lenders);

(b)                                 is not and has not previously been a Revalued Collateral Obligation; and

(c)                                  has credit, subordination, collateralization and repayment characteristics that are substantially consistent with the overall credit, subordination, collateralization and repayment characteristics of the Underlying Portfolio.

“Protected Purchaser” is defined in Section 8-303 of the UCC.

“Qualifying Participation” means a Participation in a Loan Obligation that meets each of the following criteria:

(a)                                 the Selling Institution is a lender on such Loan;

(b)                                 the Selling Institution is the Equity Holder;

(c)                                  the aggregate participation in such Loan Obligation granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which such Selling Institution is a lender under such Loan Obligation;

(d)                                 such Participation does not grant, in the aggregate, to the participant in such Participation a greater interest than such Selling Institution holds in the Loan Obligation that is the subject of the participation;

(e)                                  the entire purchase price for such Participation is paid in full (without the benefit of financing from the Selling Institution) at the time of the relevant Borrower Entity’s Acquisition thereof;

(f)                                   the Participation provides the participant all of the economic benefit and risk of the whole or part of the Loan Obligation that is the subject of the Participation;

(g)                                  such participation is documented under a Loan Syndications and Trading Association or similar agreement standard for loan participation transactions among institutional market participants (unless in each case consented to by the Administrative Agent in its sole and absolute discretion); and

(h)                                 such Participation is not a sub-participation interest.

“Quotation Day” means, in relation to any Interest Period:

(a)                                 for any GBP Loan, the first day of the Interest Period;

(b)                                 for any EUR Loan, two Target Settlement Days before the first day of the Interest Period; and

(c)                                  for any non-USD Loan that is not a GBP Loan or an EUR Loan, two Business Days before the first day of the Interest Period;

provided that (1) if market practice in the relevant interbank market for any Specified Currency differs from any clause of this definition, the Quotation Day for such non-USD Currency will be determined by the Administrative Agent in accordance with then-current market practice in such relevant interbank market and (2) and if quotations would customarily be given by leading banks in the relevant interbank market on more than one day during any Interest Period, the Quotation Day will be the last of those days.

“Ramp-Up Period” means the period commencing on the Initial Credit Date and ending on March 31, 2019.

“Reapproved Collateral Obligation” is defined in Section 8.6.

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder.

“Recouponing” is defined in Section 2.5(d).

“Redenomination Conversion” is defined in Section 2.10.

“Redenomination Event” means:

(a)                                 with respect to the Euro, that (x) the Euro is no longer used as the common currency of the European Union or (y) any member of the Euro zone as of the Closing Date ceases use the Euro as its lawful currency; provided that this clause (y) shall only apply to any Credit Party or its Collateral Obligations if such Credit Party or underlying obligors on Collateral Obligations are domiciled in or have substantial assets in, or derive substantial revenues from, any one or more jurisdictions whose lawful currencies as of the Closing Date are affected by any one or more of the events or circumstances referred in this clause (a);

(b)                                 with respect to any Specified Currency (including Euros), that:

(1)                                 such currency splits into dual or multiple currencies;

(2)                                 any jurisdiction that uses such Specified Currency as its lawful currency as of the Closing Date introduces other currencies for all or some purposes;

(3)                                 any event has occurred or circumstance has arisen that would materially restrict (x) the authority of a Lender to purchase or sell, or to take deposits of, or otherwise enter into transactions denominated in, such Specified Currency or (y) the availability or transferability of such Specified Currency; or

(4)                                 any event has occurred or circumstance has arisen that generally makes it impossible to deliver (x) such Specified Currency from accounts inside the country or countries for which the Specified Currency is the lawful currency to accounts outside such country or countries or (y) such Specified Currency between accounts inside the country or countries for which the Specified Currency is the lawful currency or to a party that is a nonresident of such country or countries; or

(c)                                  any other analogous event or circumstance exists with respect to any Specified Currency.

“Redenomination Event Determination” is defined in Section 2.10.

“Refund Request Notice” is defined in the Margining Agreement.

“Register” is defined in Section 2.4(b).

“Registered” means a debt obligation that is issued after July 18, 1984 and that is in registered form within the meaning of Section 163(f)(1) of the Code and the United States Treasury regulations promulgated thereunder.

“Regulation A”, “Regulation D”, “Regulation T”, “Regulation U” and “Regulation X” mean Regulations A, D, T, U and X, respectively, of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Reinvestment Criteria” means (a) the criteria set forth in the definitions of “Collateral Obligation” and “Collateral Obligation Criteria”, (b) the terms and conditions set forth in Sections 8.2 and 8.4 and (c) the Maintain or Improve Standard in relation to the Collateral Portfolio Requirements.

“Reinvestment Income” means any interest or other earnings on unused proceeds deposited in the Principal Collection Accounts.

“Reinvestment Period” means the period from the Closing Date to and including November 30, 2021; provided that the Reinvestment Period may be extended pursuant to Section 2.1(e) as provided therein.

“Reinvestment Period Extension Request” is defined in Section 2.1(e).

“Rejected Acquisition” means an Actual Rejected Acquisition and a Deemed Rejected Acquisition.

“Rejection-Related Prepayment Amount” means, with respect to any Rejection-Related Prepayment Right, an amount equal to the Dollar Equivalent of the product of (a) the proposed purchase price of such rejected Collateral Obligation (determined, for the avoidance of doubt, taking into account the portion of each such rejected Collateral Obligation that is or would have been acquired by the Borrower Entities) and (b) the Advance Rate for such rejected Collateral Obligation; provided that the Rejection-Related Prepayment Amount in relation to any Rejection-Related Prepayment Right which the Borrower has not exercised within one year of the date on which such Rejection-Related Prepayment Right arose shall be reduced to zero.

“Rejection-Related Prepayment Right” means a right to effect Voluntary Commitment Reduction, in an amount equal to the corresponding Rejection-Related Prepayment Amount, without payment of a Make-Whole Amount, which shall arise for each Rejected Acquisition with respect to Proposed Collateral Obligations issued by obligors unaffiliated with one another, where such Rejected Acquisition occurs after the first Rejected Acquisition (and for the avoidance of doubt (a) in respect of such first Rejected Acquisition no Rejection-Related Prepayment Right shall apply and (b) multiple Rejection-Related Prepayment Rights may arise during the term of this Agreement).

“Relevant Portion” means, in respect of any Redenomination Event with respect to any Specified Currency, an aggregate outstanding principal amount of the Loans then denominated in such Specified Currency equal to the aggregate par amount of all of the Collateral Obligations that are materially affected by such Redenomination Event (as agreed by the Requisite Lenders and the Borrowers in good faith after consultation with each other); provided that, if the Requisite Lenders and the Borrowers are unable to jointly determine such Relevant Portion within 15 Business Days of the related Redenomination Event Determination, the Relevant Portion with respect to such Specified Currency for such Redenomination Event shall equal the aggregate outstanding principal amount of the Loans then denominated in such Specified Currency.

“Replacement Lender” is defined in Section 2.18.

“Required Amount” is defined in the Margining Agreement.

“Required Principal Amortization Amount” means, for any Payment Date during the Amortization Period, the Aggregate Realization Application Amount for all Dispositions and realizations of Principal Proceeds on Collateral Obligations that occurred during the related Due Period; provided that the Required Principal Amortization Amount for the final Payment Date shall be equal to the aggregate principal amount of the Loans then outstanding.

“Requisite Lenders” means, at any time, Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the Loans outstanding at such time and (b) the aggregate unused Commitments at such time (but, to the extent there is more than one Lender at such time, “Requisite Lenders” will not include any Defaulting Lender).

“Reserved Expenses” is defined in Section 6.3(b).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Collateral Obligation” means a Collateral Obligation for which, in the good faith judgment of the Services Provider, a California or Tennessee state lending license is necessary or desirable (a) for the Acquisition or holding of such Collateral Obligation by a Borrower Entity or (b) to avoid or reduce California or Tennessee taxes or penalties that otherwise could be imposed on a Borrower Entity, in each case at the time of determination.

“Restructuring” and “Revalued Collateral Obligation” are defined in the Margining Agreement.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sale Agreements” means each of:

(a)                                 the ORCC II Financing Sale and Contribution Agreement; and

(b)                                 the OR Lending II Sale Agreement.

“Sale Proceeds” means all amounts representing:

(a)                                 proceeds from the sale or other disposition of any Collateral Obligation or any other property received by a Borrower Entity;

(b)                                 at the Services Provider’s sole discretion (with notice to the Collateral Agent, the Administrative Agent and the Collateral Administrator Parties), any accrued interest received in connection with any Eligible Investment purchased with any proceeds described in subclause (a) above; and

(c)                                  any proceeds of the foregoing, including from the sale of Eligible Investments purchased with any proceeds described in subclause (a) above (including any accrued interest thereon, but only to the extent so provided in subclause (b) above).

In the case of each of subclauses (a) through (c), Sale Proceeds (1) shall only include proceeds received on or prior to the last day of the relevant Due Period (or with respect to the final Payment Date, the day immediately preceding the final Payment Date) and (2) shall be net of any reasonable fees, expenses or indemnities incurred by the Services Provider, the Administrative Agent, the Collateral Administrator Parties and the Collateral Agent in connection with such sale or other disposition.

“Sanctions” and “Sanctions Laws” are defined in Section 4.18.

“Schedule of Collateral Obligations” means the schedule of Collateral Obligations, which shall list each Collateral Obligation Acquired by the Borrower Entities, delivered pursuant to Section 3 of the Existing Credit Agreement on the Initial Credit Date, or any other schedule substantially in the same form, and supplemented, in either case, by additional information regarding Collateral Obligations Acquired by the Borrower Entities, in each case as amended from time to time to reflect the release of Collateral Obligations and the inclusion of Collateral Obligations pursuant to the terms and conditions hereof.

“Scheduled Maturity Date” means November 30, 2022 (as such date may be extended pursuant to Section 2.1(e)).

“Screen Page” means, with respect to any Floating Rate, the page of the Thompson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) set forth in the table below opposite such Floating Rate (or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thompson Reuters):

Specified Currency	Floating Rate
Adjusted CDOR Rate	CDOR
Adjusted EURIBOR Rate	EURIBOR01
Adjusted GBP LIBOR Rate	ICE LIBOR GBP
Adjusted USD LIBOR Rate	LIBOR01

If any such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Services Provider.

“Secured Parties” means the Agents and the Lenders and each other Person (if any) identified as a “Secured Party” in any of the Collateral Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“securities” is defined in the UCC.

“Securities Intermediary” is defined in Section 8-102(a)(14) of the UCC.

“Security Entitlement” is defined in Section 8-102(a)(17) of the UCC.

“Seller” means:

(a)                                 under the OR Lending II Sale Agreement, OR Lending II; and

(b)                                 under the ORCC II Financing Sale and Contribution Agreement, the Fund.

“Selling Institution” means an institution from which a Participation is or would be Acquired.

“Senior Unitranche Obligation” means a unitranche obligation for which the first-in-first out portion (or any analogous arrangement among lenders that creates a contractual subordination) comprises less than or equal to 20% of the aggregate principal amount of such obligation.  For the avoidance of doubt, a Unitranche With Subordinating First-in-First-Out Obligation will not be a Senior Unitranche Obligation.

“Services Provider” means the Fund, in its capacity as “Services Provider” under the Corporate Services Agreements.  Each reference herein to the Services Provider shall be deemed to constitute a reference as well to (a) any agent of the Services Provider and to any other Person to whom the Services Provider has delegated any of its duties hereunder in accordance with the terms of the Corporate Services Agreements, in each case during such time as and to the extent that such agent or other Person is performing such duties and (b) to a successor services provider appointed in accordance with the Corporate Services Agreements.

“Specified Change” means any Amendment with respect to a Collateral Obligation or an obligor that:

(a)                                 defers the payment of cash interest;

(b)                                 delays or extending the maturity date or the date of any scheduled principal payment;

(c)                                  modifies the interest rate thereon;

(d)                                 releases collateral or any guarantor or other obligor thereon, other than as may be expressly permitted in the Underlying Instruments (as set forth therein at the time the Borrower Entities first Acquired such Collateral Obligation);

(e)                                  changes any defined term used in the calculation of a Financial Ratio or any other defined term that is materially adverse to the rights and remedies of the Lenders (as determined by the Administrative Agent in its commercially reasonable discretion);

(f)                                   reduces or forgives any principal thereof; or

(g)                                  otherwise constitutes a Material Amendment as determined by the Administrative Agent (whether or not such Material Amendment has been consented to or rejected by the Administrative Agent or the Lenders), provided that the Administrative Agent has given notice to the Borrowers within the Approval Period that the Administrative Agent will treat such Material Amendment as a Specified Change as contemplated by Section 8.5(a)(3).

“Specified Currency” means each of CAD, EUR, GBP and USD.  The “Specified Currency” applicable to any Loan, obligation, payment or Collateral Obligation means:

(a)                                 in respect of CAD Loans, Canadian Dollars;

(b)                                 in respect of EUR Loans, Euros;

(c)                                  in respect of GBP Loans, Pounds Sterling;

(d)                                 in respect of USD Loans, U.S. Dollars;

(e)                                  in respect of any other obligation or payment to be made hereunder or under any of the other Transaction Documents or in connection herewith or therewith, such other currency as may be approved by the Collateral Agent; and

(f)                                   in respect of any Collateral Obligation, such other currency as may be approved by the Collateral Agent and the Requisite Lenders.

“Specified Information” is defined in Section 5.14.

“Specified Information Delivery Grace Period” means, with respect to documents, financial information, requests, communications or other information with respect to a Collateral Obligation required to be delivered by or on behalf of the Borrowers under subparagraph (4) or (5) on Schedule A:

(a)                                 if the Administrative Agent shall have expressly requested that any such information be delivered to it (identifying in such request the specific materials to be delivered for a specific Collateral Obligation or obligor), a period of three Business Days following the date of the Administrative Agent’s request therefor; and

(b)                                 for any other information required to be delivered, a period of 10 Business Days after date on which the date the Borrowers or the Services Provider receive such information.

“Specified Lender Parties” means, at any time:

(a)                                 if the Calculation Amount at such time is less than or equal to 25% of the aggregate Commitments of the Lenders hereunder at such time, the Requisite Lenders; and

(b)                                 otherwise, all of the Lenders.

As used herein, “Calculation Amount” means, at any time, the sum of the Initial Borrowing Base Amounts (USD) of all Collateral Obligations that are, as of such time, Pledged Obligations and for which a Portfolio Waiver was granted by the Requisite Lenders (but excluding Portfolio Waivers granted by all of the Lenders).

“Specified Loan Repayments” is defined in the Margining Agreement.

“Specified Payment Amounts” means, with respect to any Payment Date, all Extraordinary Expense Amounts that the Services Provider has designated in writing to the Collateral Agent and the Administrative Agent, prior to the related Determination Date, as the “Specified Payment Amounts” (if any) for such Payment Date.

“Specified Payment Waterfall Provisions” means clause (12) of the Interest Priority of Payments and clause (10) of the Principal Priority of Payments.

“Specified Person” is defined in Section 10.7(b).

“Sponsor” means Owl Rock Capital Advisors LLC.

“Sponsor Affiliate” means each Credit Party and each other Affiliate of the Sponsor.

“Sponsor Deficit/Excess Calculation”, “Sponsor Valuation” and “Sponsor Valuation Period” are defined in the Margining Agreement.

“Spread” means:

(a)                                 with respect to the Loans in U.S. Dollars, for each day on or prior to June 20, 2018, 2.50% per annum, and, for each day after June 20, 2018, 2.25% per annum (the “U.S. Dollar Spread”); and

(b)                                 with respect to each Tranche of Loans in Non-USD Currencies borrowed on a Credit Date after the Initial Credit Date on any day, the currency-equivalent rate per annum of the U.S. Dollar Spread for such Specified Currency for such Tranche (unless the subject of a Recouponing after the Credit Date for such Tranche), determined by the Administrative Agent in its sole and absolute discretion and notified to the Borrowers prior to such Credit Date.

“Stated Maturity” means, with respect to any security or debt obligation, the date specified in such security or debt obligation as the fixed date on which the final payment of principal of such security or debt obligation is due and payable or, if such date is not a Business Day, the next following Business Day.

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

“Subordinate Interests” means the rights of the Borrowers and the Equity Holder in and to the Collateral.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Successor Management Fees” means any management fees payable to a successor Services Provider as agreed between the Borrowers, the Administrative Agent and any such successor Services Provider.

“Successor Services Provider” means a replacement Services Provider appointed in the manner and to the extent provided in the Corporate Services Agreements.

“Syndication Agent” is defined in the preamble.

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Percentage” is defined in Section 2.7(c).

“Target Settlement Day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer 2 (TARGET 2) System is open.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Tax Jurisdiction” means the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Curaçao or Ireland.

“Terminated Lender” is defined in Section 2.18.

“Threshold Asset Coverage Percentage Change” means in relation to any Collateral Obligation a percentage decline in Asset Coverage Ratio for the related underlying obligors specified to be applicable for such Collateral Obligation for purposes of the Value Adjustment Event definition at the time of Acquisition in accordance with Section 8.2, with “Asset Coverage Ratio” having the meaning assigned in the related Underlying Instruments or, if not defined therein, as determined by the Calculation Agent.

“Threshold Charge Coverage Ratio” means a level of the Interest Coverage Ratio or Fixed Charge Coverage Ratio, as applicable, for the relevant Collateral Obligation of the related underlying obligors specified to be applicable for such Collateral Obligation for purposes of the Value Adjustment Event definition at the time of Acquisition in accordance with Section 8.2, with “Interest Coverage Ratio” and “Fixed Charge Coverage Ratio” having the meaning assigned in the related Underlying Instruments or, if not defined therein, as determined by the Calculation Agent.

“Threshold Debt Ratio” means in relation to any Collateral Obligation a specified ratio of Senior Debt or Total Debt, as applicable, to EBITDA of the related underlying obligors specified to be applicable for such Collateral Obligation for purposes of the Value Adjustment Event definition at the time of Acquisition in accordance with Section 8.2, with “Senior Debt”, “Total Debt” and “EBITDA” having the meanings assigned in the related Underlying Instruments or, if not defined therein, as determined by the Calculation Agent.

“Threshold EBITDA Percentage Change” means in relation to any Collateral Obligation a specified percentage decline in EBITDA for the related underlying obligors specified to be applicable for such Collateral Obligation for purposes of the Value Adjustment Event definition at the time of Acquisition in accordance with Section 8.2, with “EBITDA” having the meaning assigned in the related Underlying Instruments or, if not defined therein, as determined by the Calculation Agent.

“Threshold Revenue Percentage Change” means in relation to any Collateral Obligation a specified percentage decline in Revenue for the related underlying obligors specified to be applicable for such Collateral Obligation for purposes of the Value Adjustment Event definition at the time of Acquisition in accordance with Section 8.2, with “Revenue” having the meaning assigned in the related Underlying Instruments or, if not defined therein, as determined by the Calculation Agent.

“Trading Price VAE” is defined in the Margining Agreement.

“Tranche” is defined in Section 2.1.

“Transaction Accounts” means (a) the Interest Collection Accounts, the Payment Account, the Collateral Accounts, the Principal Collection Accounts, the Expense Reserve Account, the Margin Account and the Agreed Release Value Reserve Accounts; and (b) with respect to each Borrower Entity other than the Borrowers, each account created for such other Borrower Entity with the consent of the Administrative Agent.

“Transaction Data Room” means a password-protected electronic data room established by the Borrowers or the Collateral Custodian on their behalf, access to which shall be available and provided at all times to the Collateral Agent, on behalf of the Secured Parties; the Administrative Agent; and the Lenders.

“Transaction Document” means any of this Agreement, the Notes (if any), the Fee Letters, the Collateral Administration Agreement, the Sale Agreements and Transfer Supplements, the

Administrative Agent Cooperation Agreements, the Limited Guaranty, the Collateral Documents, the Corporate Services Agreements, the Intercompany Note and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the Closing Date.

“Transfer Date” means each Conveyance Date under the Sale Agreements.

“Transfer Supplement” means the supplement to the Schedule of Collateral Obligations, as defined in accordance with the Sale Agreements, delivered on each Transfer Date.

“Transferable” means an obligation that is transferable to institutional investors without any contractual, statutory or regulatory restriction, provided that none of the following shall be considered contractual, statutory or regulatory restrictions:

(a)                                 contractual, statutory or regulatory restrictions that provide for eligibility for resale pursuant to Rule 144A or Regulation S promulgated under the United States Securities Act of 1933, as amended (and any contractual, statutory or regulatory restrictions promulgated under the laws of any jurisdiction having a similar effect in relation to the eligibility for resale of an obligation);

(b)                                 restrictions on permitted investments such as statutory or regulatory investment restrictions on insurance companies and pension funds; or

(c)                                  restrictions in respect of blocked periods on or around payment dates or voting periods.

“Trust Officer” means, when used with respect to the Collateral Agent, any officer within the Structured Trust & Analytics group (or any successor group of the Collateral Agent) including any director, managing director, vice president, assistant vice president, associate or officer of the Collateral Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, or to whom any corporate trust matter is referred at the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, in each case having direct responsibility for the administration of this Agreement.

“Type” means, with respect to a Loan, whether such Loan is a CAD Loan, a EUR Loan, a GBP Loan or a USD Loan, each of which are a separate “Type” of Loan for purposes hereof and of the other Transaction Documents.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unapproved Originated Collateral Obligation Condition” means, with respect to any Originated Collateral Obligation, that the Underlying Instruments for such Originated Collateral Obligation do not (in the Administrative Agent’s sole and absolute judgment) conform substantially to the IC Memorandum and Draft Instruments for such Originated Collateral Obligation delivered by the Borrower Entity thereof, and the Administrative Agent notifies such Borrower Entity within 10 Business Days of the date on which the Underlying Instruments are delivered hereunder.

“Underlying Instruments” means, with respect to any Collateral Obligation, (a) the indenture, credit agreement or other agreement pursuant to which such Collateral Obligation has been issued or created, (b) each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries and (c) all related closing documents.

“Underlying Portfolio” means the portfolio of Collateral Obligations (including Unsettled Sale Assets) or Unsettled Purchase Assets, as applicable, owned by the Borrower Entities or Committed to be owned by the Borrower Entities from time to time.

“Unitranche With Subordinating First-in-First-Out Obligation” means a unitranche obligation for which the first-in-first out portion (or any analogous arrangement among lenders that creates a contractual subordination) comprises more than 20% of the aggregate principal amount of such obligation as of its issue date (or at any time thereafter).  For the avoidance of doubt, a Senior Unitranche Loan will not be a Unitranche With Subordinating First-in-First-Out Obligation.

“Unsettled Purchase Asset” means, as of any date, an asset that a Borrower Entity has Committed to Acquire and in respect of which the Acquisition by such Borrower Entity has not yet settled.

“Unsettled Sale Asset” means, as of any date, a Collateral Obligation that a Borrower Entity has Committed to sell and in respect of which the sale by such Borrower Entity has not yet settled.

“U.S. Dollar Spread” is defined in the definition of “Spread” herein.

“U.S. Lender” is defined in Section 2.15(c).

“U.S. Person” is defined in Regulation S under the Securities Act.

“U.S. Tax Compliance Certificate” is defined in Section 2.15(c).

“Valuation Report” is defined in Section 6.5(c).

“Value Adjustment Event” is defined in the Margining Agreement.

“Voluntary Commitment Reduction” is defined in Section 2.8(b).

“Voluntary Prepayment” is defined in Section 2.8(a).

“Write-down and Conversion Powers” means:

(a)                                 in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)                                 in relation to any other applicable Bail-In Legislation:

(1)                                 any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(2)                                 any similar or analogous powers under that Bail-In Legislation.

1.2.                            Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrowers to the Lenders pursuant to Schedule A shall be prepared in accordance with GAAP as in effect at the time of such preparation.

1.3.                            Interpretation, Etc.

(a)                                 Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(b)                                 References to any statute or code shall, unless otherwise specified, be deemed to refer to such statute or code and all rules and regulations promulgated thereunder, all as amended, modified, supplemented, waived, restated, amended and restated, replaced or otherwise modified from time to time.

(c)                                  References to:

(1)                                 any agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, modified, supplemented, waived, restated, amended and restated, replaced or otherwise modified from time to time;

(2)                                 any Person shall, unless otherwise specified, include references to such Person’s successors and assigns; and

(3)                                 any Person acting in any particular capacity shall, unless otherwise specified, include references to such Person’s successors and assigns in such capacity,

provided that the foregoing is without prejudice to the rights or remedies available to a party herein or in any of the other Transaction Documents that restricts, limits or imposes conditions upon, or provides consequences for, any amendments, successions or assignments.

1.4.                            Assumptions as to Collateral Obligations, Etc.

(a)                                 In connection with all calculations required to be made pursuant to this Agreement with respect to Distributions on any Pledged Obligations, or any payments on any other assets included in the Collateral, and with respect to the income that can be earned on Distributions on such Pledged Obligations and on any other amounts that may be received for deposit in the Transaction Accounts, the provisions set forth in this Section 1.4 shall be applied.

(b)                                 All calculations with respect to Distributions on the Pledged Obligations shall be made by the Services Provider on the basis of information as to the terms of each such Pledged Obligation and upon report of payments, if any, received on such Pledged Obligation that are furnished by or on behalf of the issuer of or borrower with respect to such Pledged Obligation and, to the extent they are not manifestly in error, such information or report may be conclusively relied upon in making such calculations.  To the extent they are not manifestly in error, any information or report received by the Services Provider (other than those prepared by the Services Provider), the Collateral Administrator Parties, the Collateral Agent or the Administrative Agent with respect to the Collateral Obligations may be conclusively relied upon in making such calculations.

(c)                                  For each Due Period, the Distribution on any Pledged Obligation (other than a Defaulted Obligation, which shall be, until any Distribution is actually received by a Borrower Entity from such Defaulted Obligation, assumed to have a Distribution of zero) shall be the minimum amount, including coupon payments, accrued interest, scheduled Principal Payments, if any, by way of sinking fund payments which are assumed to be on a pro rata basis or other scheduled amortization of principal, return of principal, and redemption premium, if any, assuming that any index applicable to any payments on a Pledged Obligation that is subject to change is not changed, that, if paid as scheduled, will be available in the Interest Collection Accounts or the Principal Collection Accounts, at the end of the Due Period net of withholding or similar taxes to be withheld from such payments (but taking into account payments made in respect of such taxes that result in the net amount actually received by a Borrower Entity (free and clear of taxes, whether assessed against such obligor thereof, the counterparty with respect thereto, or such Borrower Entity) being equal to the full amount that such Borrower Entity would have received had no such deduction or withholding been required).

(d)                                 All calculations under this Agreement shall be in U.S. Dollars unless otherwise specified.  For purposes of this Agreement, unless otherwise specified, calculations with respect to all amounts or assets received, held or required to be paid in a currency other than U.S. Dollars shall be made on the basis of the Dollar Equivalent thereof.

(e)                                  No Agent warrants, nor accepts responsibility, nor shall have any liability with respect to, the administration, submission or any other matter related to (1) the Floating Rates, the Base Rates, the Prime Rate or, in each case, any comparable or successor rate thereto or (2) the Screen Pages or any successors or replacements thereto.

(f)                                   To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth therein, the Collateral Administrator Parties shall be entitled to request direction from the Services Provider (which shall be subject to confirmation by the Administrative Agent) as to the interpretation and/or methodology to be used, and the Collateral Administrator Parties shall follow such direction, and together with the Collateral Agent, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(g)                                  Any direction or Borrower Order required hereunder relating to the Acquisition, sale, disposition or other transfer of Collateral may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Borrowers (or the Services Provider) on which the Collateral Agent may rely.

(h)                                 For purposes of (1) the Schedule of Collateral Obligations or a list of Collateral Obligations prepared in accordance with this Agreement, (2) the Valuation Reports, (3) the Monthly Reports, (4) the Additional Reports prepared in accordance with this Agreement and (5) preparing any other reports hereunder, Collateral Obligations Committed to be Acquired by a Borrower Entity shall be treated as owned or Acquired by such Borrower Entity (with the Collateral Agent deemed to have a perfected security interest or charge in such Collateral Obligation) and Collateral Obligations Committed to be sold by a Borrower Entity shall be treated as having been sold by such Borrower Entity and shall not be treated as owned by such Borrower Entity.

SECTION 2. LOANS AND COMMITMENTS

2.1.                            Loans and Commitments.

(a)                                 Loans.  During the Availability Period, subject to the terms and conditions hereof, (x) each Class A Lender severally agrees to make revolving loans to the Borrowers (each, a “Class A Loan”) in an aggregate amount up to but not exceeding such Class A Lender’s Class A Commitment as then in effect and (y) each Class B Lender severally agrees to make revolving loans to the Borrowers (each, a “Class B Loan”) in an aggregate amount up to but not exceeding such Class B Lender’s Class B Commitment as then in effect; provided in each case that:

(1)                                 after giving effect to the making of any Loan, the Historical Dollar Equivalent Loan Amount does not exceed the lesser of (x) the Maximum USD Facility Amount less the aggregate amount of Voluntary Commitment Reductions effected prior to such time and (y) the Borrowing Base at such time;

(2)                                 after giving effect to the making of any Loan of any Class, the Historical Dollar Equivalent Loan Amount of all Loans of such Class does not exceed the Maximum USD Class A Amount (in the case of the making of a Class A Loan) or the Maximum USD Class B Amount (in the case of the making of a Class B Loan);

(3)                                 no Class B Loan may be borrowed unless the Class A Commitments are then fully utilized; and

(4)                                 unless otherwise consented to by the Administrative Agent, Loans shall not occur more frequently than once per calendar week.

Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed during the Availability Period, subject to the conditions set forth in this Agreement.  Each Lender’s Commitment shall terminate immediately and without further action on the last day of the Availability Period.  All Existing Loans shall remain outstanding as of the Effective Date and shall be Class A Loans for all purposes of this Agreement and the other Transaction Documents.

(b)                                 Borrowing Mechanics for Loans.

(1)                                 Loans in each Specified Currency hereunder shall be in an aggregate minimum amount equal to the Applicable Minimum Amount for such Specified Currency and, in each case, integral multiples equal to the Applicable Integral Multiple for such Specified Currency in excess of that amount.

(2)                                 Subject to Section 2.1(d), whenever the Borrowers desire that Lenders make Credit Extensions, the Borrowers shall deliver to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least:

(x)                                 in the case of Credit Extensions in U.S. Dollars, two Business Days in advance of the proposed Credit Date; and

(y)                                 in the case of Credit Extensions in other Specified Currencies, 10 Business Days in advance of the proposed Credit Date,

or in each case such period shorter as may be agreed by each Lender and the Administrative Agent.  Each Credit Extension hereunder shall be made first under the Class A Commitments, until the Class A Commitments are fully utilized; and then shall be made under the Class B Commitments.  The Administrative Agent shall forward such Funding Notice to each Lender of the relevant Class with reasonable promptness, but not later than 5:00 p.m. (New York City time) on the date such Funding Notice is received.

(3)                                 Notwithstanding anything in this Section 2.1(b) to the contrary, if before 11.00 a.m. on any Quotation Day with respect to a Credit Extension in a non-USD Specified Currency:

(x)                                 a Lender notifies the Administrative Agent that its Pro Rata Share of such Loan in the requested non-USD Specified Currency is not readily available to it; or

(y)                                 a Lender notifies the Administrative Agent that it believes in good faith that compliance with its obligation to fund its Pro Rata Share of such Loan in the requested non-USD Specified Currency would cause it to contravene a law or regulation applicable to it, then (A) the Administrative Agent shall give notice to the applicable Borrower or Borrowers to that effect by 3:00 p.m. on such Quotation Day and (B) such Lender shall be required to make such Loan in USD (rather than in such non-USD Specified Currency).  If one or more Lenders are unable to make such Loan in USD but one or more other Lenders are able to make such Loan in the requested non-USD Specified Currency, the Administrative Agent may, if in its sole and absolute discretion it elects to do so, request the Lenders to consult with each other with a view to reducing or eliminating issues that could arise as a result of such Loans being denominated in different currencies.

(4)                                 If any Credit Extension in respect of a Non-USD Currency is requested after the Initial Credit Date, the Administrative Agent shall provide to the Borrowers (with a copy to the Collateral Agent and the Collateral Administrator) notice of the Spreads that will be applicable to the related Tranche of Loans prior to the Credit Date requested by the Borrowers for such Credit Extension (and, if the Borrowers do not agree to such Spreads for such Tranche, the Borrowers shall cancel the related Funding Notice within one Business Day after receipt of notice of such Spreads from the Administrative Agent).

(5)                                 For each Credit Extension, the Administrative Agent shall notify the Borrowers, the Collateral Agent, the Collateral Administrator and each Lender of the principal amount of the Loans of each Class to be made in each Specified Currency and the related Spreads that will be applicable thereto, along with each Lender’s respective Pro Rata Shares thereof for such Class (which Pro Rata Shares shall be equal to the Loan amount of such Class that each Lender will be obligated to fund to the Borrowers in each Specified Currency on the related Credit Date).  Such notice shall be provided by the Administrative Agent with reasonable promptness, but not later than 5:00 p.m. (New York City time) on the date such Funding Notice is received.

(6)                                 For each Credit Extension of a Class, each Lender of such Class shall make the amount of its Loans available to the Administrative Agent at the principal office designated by the Administrative Agent not later than 12:00 p.m. (New York City time) on the related Credit Date, in each case by wire transfer of same day funds in the related Specified Currency.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the relevant Borrower on such Credit Date by causing an amount of same day funds (in the same currency received from the Lenders) to be deposited in the Principal Collection Account of such Borrower for application of such proceeds in accordance with Section 2.3 or as otherwise agreed between the Administrative Agent and the Borrowers.

(7)                                 If a funding does not occur on any Credit Date because any condition precedent to such requested borrowing herein specified has not been met or not all Lenders have made their respective Loans on such date, then the Administrative Agent shall return any amounts received to the respective Lenders without interest.

(8)                                 Loans made hereunder on different dates and in different Specified Currencies and having different Spreads will each constitute separate “Tranches” of Loans hereunder.  The Class A Loans and the Class B Loans shall each constitute separate “Classes” of Loans hereunder.  Except as expressly provided herein, the Loans of all Tranches of the same Class shall have identical terms and conditions.

(c)                                  Hedges.  In connection with each Tranche of non-USD Loans made hereunder, each Lender will be entitled, from time to time at its discretion, to enter into one or more Applicable Hedge Contracts with respect to such non-USD Loan for the period from the expected Credit Date for such Tranche through the Scheduled Maturity Date (or, if the Borrowers notify the Lenders in the Funding Notice for such Credit Extension that the Borrowers expect such non-USD Loan to have an earlier expected repayment date (an “Expected Repayment Date” with respect to such USD Loan), through such Expected Repayment Date).  If, after the Credit Date for any non-USD Loan for which the Borrowers have identified an Expected Repayment Date, the Borrowers determine that such Tranche of non-USD Loan will or may have a different expected repayment date hereunder, the Borrowers shall notify the Lenders thereof (no later than 10 Business Days prior to the then-current Expected Repayment Date for such Tranche), whereupon the Expected Repayment Date for such Tranche shall be modified to be the date specified by the Borrowers in such notice.  For the avoidance of doubt, each Lender will be entitled, from time to time at its discretion, to enter into, amend, liquidate, establish, re-establish or otherwise modify Applicable Hedge Contracts in connection with any change in the Scheduled Maturity Date or any change in any Expected Repayment Date.

(d)                                 Notices.  Each Funding Notice shall be executed by an Authorized Officer of the Borrowers in a writing delivered to the Administrative Agent.  In lieu of delivering a Funding Notice, the Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided that each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given; provided that a Funding Notice for all Loans made on the Effective Date may, in the Administrative Agent’s sole and absolute discretion, be deemed to have been provided by other documentation satisfactory to the Administrative Agent.  In the event of a discrepancy between the telephone notice and the written Funding Notice, the written Funding Notice shall govern.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrowers in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrowers or for otherwise acting in good faith.

(e)                                  Extension of Reinvestment Period, Etc.  At any time during the Reinvestment Period, so long as no Event of Default has occurred and is continuing, upon not less than 10 Business Days’ written notice to the Administrative Agent (a “Reinvestment Period Extension Request”), the Borrowers may request that the Lenders extend the Reinvestment Period by up to one year and, accordingly, to extend the Availability Period, to postpone the first day of the Amortization Period and to postpone the Scheduled Maturity Date.  Upon receipt of any such Reinvestment Period Extension Request, the Administrative Agent will promptly notify the Lenders thereof.  If and only if each Lender agrees to the extension requested by the Borrowers in such Reinvestment Period Extension Request (which each Lender may grant or withhold in its sole and absolute discretion), the Reinvestment Period shall be so extended and, accordingly, the Availability Period shall be so extended, the first day of the Amortization Period shall be so postponed, and the Scheduled Maturity Date shall be so postponed.

(f)                                   Commitment Increases.

(1)                                 The Borrowers may, by written notice to the Administrative Agent given during the Availability Period, from time to time request an increase to the existing Class A Commitments and/or the Class B Commitments (any such increase, “New Commitments”) to an aggregate amount (including the existing Commitments and such New Commitments) not in excess of the Class A Commitment Cap or the Class B Commitment Cap, as applicable and, in the aggregate, not in excess of the Commitment Cap; provided that the New Commitments for each increase shall be in an amount not less than U.S.$50,000,000 and integral multiples of U.S.$1,000,000 in excess of that amount (or such lesser amount equal to the difference between the Class A Commitment Cap or the Class B Commitment Cap, as applicable, and the sum of the existing Class A Commitments or the Class B Commitments, as applicable, and such New Commitments with respect to the Class A Loans or the Class B Loans, as applicable) and, in the aggregate, not in excess of the Commitment Cap.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrowers propose that the New Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent or such shorter period of time as consented to by the Administrative Agent.  Each such New Commitment shall be subject to consent of the Administrative Agent and (x) Class A Lenders (with respect to Class A Commitments)  or (y) Class B Lenders (with respect to Class B Commitments) in their sole and absolute discretion.

(2)                                 Such New Commitments shall become effective as of such Increased Amount Date if (A) the Administrative Agent and the Applicable Lenders shall have consented to such New Commitments in their sole and absolute discretion, (B) no Default or Event of Default exists on such Increased Amount Date before or after giving effect to such New Commitments, (C) each of the conditions set forth in Section 3.2 is satisfied as if such Increased Amount Date were a Credit Date, (D) the Borrowers make any payments required pursuant to Section 2.7 and the Fee Letters in connection with such New Commitments, and (E) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

2.2.                            Pro Rata Shares; Availability of Funds

(a)                                 Pro Rata Shares.  All Loans of each Class shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of such Class, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)                                 Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Credit Date.  If the Administrative Agent has made such corresponding amount available to the Borrowers but such corresponding amount is not in fact made available to the Administrative Agent by such Lender, then the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall on or prior to the next Payment Date pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the interest rate otherwise payable hereunder.  If (1) the Administrative Agent declines to make a requested amount available to the Borrowers until such time as all applicable Lenders have made payment to the Administrative Agent, (2) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (3) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrowers on the applicable Credit Date, then such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrowers through and including the time of the Borrowers’ receipt of the requested amount and the Borrowers shall have no obligation to pay interest on any amounts not so advanced.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

2.3.                            Use of Proceeds.

The proceeds of the Loans made hereunder shall be used solely:

(a)                                 to Acquire Collateral Obligations (and, pending such Acquisitions, to deposit funds into the Principal Collection Accounts);

(b)                                 to fund the Borrowers’ payment of the costs and expenses payable hereunder and under the Fee Letters (including the Upfront Fee payable on the Effective Date);

(c)                                  on the Initial Credit Date, to deposit an amount equal to the Expense Reserve Amount into the Expense Reserve Account; and

(d)                                 to make deposits in one or more of the Transaction Accounts as separately agreed by the Borrowers and the Administrative Agent (notice of which shall be provided to the Collateral Agent).

2.4.                            Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)                                 Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts and currencies of the Loans made of each Class by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided that (1) the failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ Obligations in respect of any applicable Loans; and (2) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders, and principal amounts of (and stated interest on) the Loans of each Class owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Register shall be available for inspection by the Borrowers or any Lender (with respect to (1) any entry relating to such Lender’s Loans and (2) the identity of the other Lenders, but not any information with respect to such other Lenders’ Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 11.6, and each repayment or prepayment in respect of the principal amount of the Loans of each Class, and any such recordation shall be conclusive and binding on the Borrowers and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrowers’ Obligations in respect of any Loan.  The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrowers hereby agree that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c)                                  Notes.  If so requested by any Lender by written notice to the Borrowers (with a copy to the Administrative Agent) at least two Business Days prior to the Initial Credit Date, or at any time thereafter, the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) on the Initial Credit Date (or, if such notice is delivered after the Initial Credit Date, promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Loans of the applicable Class.  If Notes are delivered to any Lender, the Borrowers may establish commercially reasonable procedures for replacing lost or stolen Notes.  Each Lender that holds Notes delivered to it under the Existing Credit Agreement agrees to return such Notes to the Borrower on or promptly following the Effective Date in exchange for the Note delivered hereunder on the Effective Date pursuant to Section 3.3(f).

2.5.                            Interest on Loans.

(a)                                 Interest Accruals.  Except as otherwise set forth herein, each Tranche of Loans of each Class shall bear interest on the unpaid principal amount thereof on each day from the date made through repayment (whether by acceleration or otherwise) thereof at the Floating Rate applicable to the Specified Currency of such Tranche for each Interest Period from time to time plus the Spread applicable to such Tranche for such day.

(b)                                 Interest Rate Determinations.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rates that shall apply to the Tranches of Loans of each Class for which an interest rate is then being determined for the applicable Interest Period, and shall promptly give notice thereof to the Borrowers, the Collateral Agent, the Collateral Administrator and each Applicable Lender.

(c)                                  Day-Count Fractions, Etc.

(1)                                 Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues, except that interest on CAD Loans, and any interest accruing at a Base Rate, shall be computed on the basis of a 365-day year.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(2)                                 Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on each Payment Date, upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and at maturity of the Loans, including final maturity of the Loans, in each case in accordance with the Priority of Payments or otherwise as expressly provided herein.

(3)                                 All calculations of interest payable pursuant to Section 2.5(a) shall be rounded to the nearest cent.

(d)                                 Recouponing.  If the Borrowers at any time request a non-USD Loan of a Class in a Specified Currency (“Additional Loans” of such Specified Currency and Class) that would constitute a separate Tranche of Loans in such Class then outstanding in such Specified Currency (the “Existing Loans” of such Specified Currency and Class), then, if the Borrowers and the Administrative Agent (on behalf of the Lenders of such Class) so agree (each in their respective sole and absolute discretions), the Borrowers and the Administrative Agent shall amend the terms of all such Existing Loans of such Specified Currency and such Class (effective as of the Credit Date for such Additional Loans) to change the Spread on such Existing Loans to match the Spread of such Additional Loans such that, on and after such Credit Date, all Loans in such Specified Currency and Class share the same Spread (each such change, a “Recouponing”).  In connection with each Recouponing, the Borrowers will be obligated to pay all Hedge Costs of the Lenders in connection therewith.

2.6.                            Default Interest.

Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans of each Tranche and Class then outstanding and, to the extent permitted by applicable law, any interest thereon, Minimum Spread Payment, Hedge Costs and Make-Whole Amounts owing hereunder, shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans of such Tranche and Class.  Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not in and of itself constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Secured Party.

2.7.                            Fees; Hedge Costs; Etc.

(a)                                 Agent Fees.  The Borrowers have agreed to pay to the Agents such fees (the “Agent Fees”), in the amounts and on the dates, as are set forth in the Agent Fee Letters.

(b)                                 Upfront Fee.  The Borrowers shall pay to Goldman Sachs, on the Effective Date, a fee (the “Upfront Fee”) in the amount set forth in the GS Fee Letter as the “Upfront Fee”.  The Upfront Fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

(c)                                  Class A Minimum Spread Payments.  On each day specified as a “Class A Minimum Spread Payment Date” (each, a “Class A Minimum Spread Payment Date”) in the Class A Minimum Spread Payment Table below, the Borrowers shall pay to the Administrative Agent for the account of the Class A Lenders a fee (each such fee, a “Class A Minimum Spread Payment”) in an amount equal to the excess (if any) of:

(1)                                 the product of:

(A)                               the Class A Weighted Average U.S. Dollar Spread with respect to such Class A Minimum Spread Payment Date;

(B)                               the Target Percentage specified in the table below for such Class A Minimum Spread Payment Date;

(C)                               the Adjusted Maximum USD Class A Amount for such Class A Minimum Spread Payment Date; and

(D)                               the number of days in the related Class A Minimum Spread Calculation Period divided by 360;

over

(2)                                 the sum of:

(A)                               the Dollar Equivalents of the aggregate amount of interest paid on the Class A Loans (determined as if the Floating Rates were equal to zero, with the Dollar Equivalent being determined as of the date of each such payment of interest) from the previous Class A Minimum Spread Payment Date (or the Closing Date in the case of the first Class A Minimum Spread Payment Date) to but excluding such Class A Minimum Spread Payment Date; and

(B)                               to the extent that it has not previously been applied to reduce the Class A Minimum Spread Payment on any previous Class A Minimum Spread Payment Date, the amount by which the amount determined under clause (2)(A) above on any previous Class A Minimum Spread Payment Date exceeded the amount determined under clause (1) above on such previous Class A Minimum Spread Payment Date.

Class A Minimum Spread Payment Table

	Class A Minimum Spread Payment Date	Target Percentage
1.	First Payment Date	0
2.	Second Payment Date	25.0%
3.	Third Payment Date	37.5%
4.	Fourth Payment Date	50%
5.	Fifth Payment Date	75%
6.	Sixth Payment Date	87.5%
7.	Each other Payment Date occurring on or prior to the beginning of the Amortization Period	100%

No Class A Minimum Spread Payment Date will occur during the Amortization Period.

As used herein:

“Adjusted Maximum USD Class A Amount” means, with respect to each Class A Minimum Spread Payment Date, an amount equal to:

(a)                                 the sum, for each day in the related Class A Minimum Spread Calculation Period, of (I) the Maximum USD Class A Amount as in effect on such day (or, for any day prior to the Effective Date, the Maximum USD Class A Amount as in effect under the Existing Credit Agreement on such day) minus (II) the aggregate amount by which the Class A Commitments have theretofore been reduced in Voluntary Commitment Reductions prior to such day; divided by

(b)                                 the number of days in such Class A Minimum Spread Calculation Period.

“Class A Minimum Spread Calculation Period” means, with respect to each Class A Minimum Spread Payment Date, the period elapsed between the previous Class A Minimum Spread Payment Date (or the Closing Date in the case of the first Class A Minimum Spread Payment Date) and such Class A Minimum Spread Payment Date.

“Class A Weighted Average U.S. Dollar Spread” means, with respect to each Class A Minimum Spread Payment Date, (a) the sum of the U.S. Dollar Spread in effect for each day during the related Class A Minimum Spread Calculation Period divided by (b) the number of days in such Class A Minimum Spread Calculation Period.

(d)                                 Class B Minimum Spread Payments.  On each Payment Date occurring after the Effective Date (each, a “Class B Minimum Spread Payment Date”), the Borrowers shall pay to the Administrative Agent for the account of the Class B Lenders a fee (each such fee, a “Class B Minimum Spread Payment”) in an amount equal to the excess (if any) of:

(1)     the sum of:

(A)             the product of:

(I)                           Class B Weighted Average U.S. Dollar Spread;

(II)                       the Target Percentage specified in the table below for such Class B Minimum Spread Payment Date;

(III)                  the Adjusted Maximum USD Class B Amount for such Class B Minimum Spread Payment Date; and

(IV)                   the number of days in the related Class B Minimum Spread Calculation Period divided by 360; and

(B)             the product of:

(I)                           the Class B Undrawn Fee Rate;

(II)                       the Adjusted Class B Undrawn Amount for such Class B Minimum Spread Payment Date; and

(III)                  the number of days in the related Class B Minimum Spread Calculation Period divided by 360;

over

(2)     the sum of:

(A)             the Dollar Equivalents of the aggregate amount of interest paid on the Class B Loans (determined as if the Floating Rates were equal to zero, with the Dollar Equivalent being determined as of the date of each such payment of interest) from the previous Class B Minimum Spread Payment Date (or the Effective Date in the case of the first such Class B Minimum Spread Payment Date) to but excluding such Class B Minimum Spread Payment Date; and

(B)             to the extent that it has not previously been applied to reduce the Class B Minimum Spread Payment on any previous Class B Minimum Spread Payment Date, the amount by which the amount determined under clause (2)(A) above on any previous Class B Minimum Spread Payment Date exceeded the amount determined under clause (1) above on such previous Class B Minimum Spread Payment Date.

No Class B Minimum Spread Payment Date will occur during the Amortization Period.

Class B Minimum Spread Payment Table

Period		Target
From and Including	To but Excluding	Percentage
Effective Date	Seventh Payment Date	0%
Seventh Payment Date	Eighth Payment Date	25%
Eighth Payment Date	Ninth Payment Date	50%
Ninth Payment Date	First Day of the Amortization Period	70%

As used herein:

“Adjusted Class B Undrawn Amount” means, with respect to each Class B Minimum Spread Payment Date, an amount equal to:

(a)               the sum, for each day in the related Class B Minimum Spread Calculation Period, of the lesser of:

(1)                          the Available Class B Amount on such day (if any); and

(2)                          30% of the aggregate Class B Commitments (drawn and undrawn) on such day; divided by

(b)               the number of days in such Class B Minimum Spread Calculation Period.

“Adjusted Maximum USD Class B Amount” means, with respect to each Class B Minimum Spread Payment Date, an amount equal to:

(a)               the sum, for each day in the related Class B Minimum Spread Calculation Period, of (I) the Maximum USD Class B Amount as in effect on such day minus (II) the aggregate amount by which the Class B Commitments have theretofore been reduced in Voluntary Commitment Reductions prior to such day; divided by

(b)               the number of days in such Class B Minimum Spread Calculation Period.

“Available Class B Amount” means, on any day, the excess (if any) of the Class B Commitment (drawn and undrawn) on such day over the aggregate outstanding principal amount of the Class B Loans on such day.

“Class B Minimum Spread Calculation Period” means, with respect to each Class B Minimum Spread Payment Date, the period elapsed between the previous Class B Minimum Spread Payment Date (or the Effective Date in the case of the first Class B Minimum Spread Payment Date) and such Class B Minimum Spread Payment Date.

“Class B Undrawn Fee Rate” means 0.50%.

“Class B Weighted Average U.S. Dollar Spread” means, with respect to each Class B Minimum Spread Payment Date, (a) the sum of the U.S. Dollar Spread for the Class B Loans in effect for each day during the related Class B Minimum Spread Calculation Period divided by (b) the number of days in such Class B Minimum Spread Calculation Period.

(e)                                  Make-Whole Payments.  On each date on which a Make-Whole Event occurs with respect to a Class, the Borrowers shall pay to the Lenders of such Class the related Make-Whole Amount.  Make-Whole Amounts shall be payable pursuant to the Priority of Payments or as otherwise expressly stated herein.

(f)                                   Hedge Events.  If a Hedge Event occurs at any time, then the Borrowers shall pay to each Lender the related Hedge Costs with respect to such Lender no later than five Business Days after the date on which such Lender first provides to the Borrowers a calculation of such Hedge Costs.  Hedge Costs shall be payable pursuant to the Priority of Payments or as otherwise expressly stated herein.

2.8.                            Prepayments.

(a)                                 Voluntary Prepayments.

(1)                                 Any time and from time to time, the Borrowers may prepay any Loans on any Business Day in whole or in part (each, a “Voluntary Prepayment”), in an aggregate minimum amount not less than the Applicable Minimum Amount for the relevant Specified Currency and integral multiples in excess of that amount equal to the related Applicable Integral Multiple; provided that:

(x)                                 no Default or Event of Default has occurred and is continuing or would result therefrom;

(y)                                 sufficient amounts are on deposit in the Principal Collection Accounts (including from equity contributions to ORCC II Financing by the Fund) in the relevant

Specified Currencies to pay the principal of the Loans to be prepaid together with the other amounts that will be owing in connection therewith (including any related Hedge Costs); and

(z)                                  during the Availability Period, Voluntary Prepayments shall be applied, at the Borrowers’ option, to either (A) repay the Class A Loans ratably in accordance with the Class A Pro Rata Shares or (B) repay the Class B Loans ratably in accordance with the Class B Pro Rata Shares; and after the Availability Period, Voluntary Prepayments shall be applied to Class A Loans and Class B Loans ratably in accordance with the Pro Rata Shares of the Lenders generally.

(2)                                 All such prepayments shall be made, upon not less than:

(x)                                 in the case of Voluntary Prepayments of USD Loans, three Business Days in advance of the proposed Voluntary Prepayment date; and

(y)                                 in the case of Voluntary Prepayments of non-USD Loans, 10 Business Days in advance of the proposed Voluntary Prepayment date,

prior written or telephonic notice, in each case given to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit a copy of such written notice to each Lender).  Each notice of a Voluntary Prepayment shall specify the Type, Tranche and Class of Loans to be prepaid, the principal amount to be prepaid and the related prepayment date (which shall be a Business Day for each Specified Currency to be prepaid on such date).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(b)                                 Voluntary Commitment Reductions.

(1)                                 The Borrowers may, upon not less than three Business Days’ prior written notice to the Administrative Agent (which written notice the Administrative Agent will promptly transmit by electronic means to each applicable Lender), at any time and from time to time after the Ramp-Up Period, terminate in whole or permanently reduce in part the Commitments of each Class in an amount up to the amount by which the Commitments of such Class exceed the Dollar Equivalent of the aggregate outstanding principal amount of the Loans at the time of such proposed termination or reduction (each, a “Voluntary Commitment Reduction”); provided that:

(w)                               any such partial reduction of the Commitments shall be in an aggregate minimum amount of U.S.$5,000,000 and integral multiples of U.S.$1,000,000 in excess of that amount;

(x)                                 no Default or Event of Default has occurred and is continuing or would result therefrom;

(y)                                 either:

(A)                               sufficient amounts are on deposit in the Principal Collection Accounts in the relevant Specified Currencies to pay the other amounts that will be owing in connection therewith (including any related Make-Whole Amount and Hedge Costs); or

(B)                               upon not less than three Business Days’ prior written notice by the Borrower to the Administrative Agent (which written notice the Administrative Agent will promptly transmit by electronic means to each applicable Lender), no

Lender determines (in its sole discretion) that there are or would be insufficient amounts otherwise available to the Borrowers, including as contributions to equity by the Fund, in the relevant Specified Currencies to pay the other amounts that will be owing in connection therewith (including any related Make-Whole Amount and Hedge Costs); and

(z)                                  during the Availability Period, Voluntary Commitment Reductions shall be applied to reduce the Commitment of each Lender ratably in accordance with the Pro Rata Shares of the Lenders generally.

(2)                                 The Borrowers’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments of each Class shall be effective on the date specified in the Borrowers’ notice and shall reduce the Commitment of each Lender of such Class proportionately to its Pro Rata Share thereof.

(c)                                  Other Amounts.  Each payment of principal of the Loans in connection with a Voluntary Prepayment shall be accompanied by the amount of accrued interest on the portion of the Loans so prepaid, any related Hedge Costs and (if such payment is made other than on the last day of an interest period) any related breakage costs payable under Section 2.13(c).  Each Voluntary Commitment Reduction shall be accompanied by payment of any related Make-Whole Amount and any related Hedge Costs.

(d)                                 Non-Waterfall Payments.  Voluntary Prepayments and payment of amounts under clause (c) above shall not be subject to the Priority of Payments but instead shall be made solely out of Principal Proceeds or Interest Proceeds then on deposit in the Collection Accounts; provided that Interest Proceeds shall not be applied to make Voluntary Prepayments or pay amounts under clause (c) above unless, after giving effect to such payment, there shall be sufficient Interest Proceeds available in the Interest Collection Accounts to make all payments of interest in accordance with the Priority of Payments on the next Payment Date, with any remaining unpaid amounts to be paid out of Principal Proceeds and Interest Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after the next Payment Date shall be payable under the Priority of Payments.

(e)                                  Right of First Refusal as to Refinancings.  Notwithstanding Section 2.8(a), the Borrowers may not make any Voluntary Prepayment during the Amortization Period from the direct or indirect proceeds of any refinancing by the Borrowers or their Affiliates of any amounts owing in respect of the Loans hereunder, or of the Borrowers’ or their Affiliates’ investments in 30% or more of the then-applicable Collateral Obligations (including in connection with a Disposition (or one or more related Dispositions) of Collateral Obligations to an Affiliate of the Borrowers), unless:

(1)                                 each of the following have occurred:

(x)                                 the Borrowers shall have given the Lenders not less than 10 Business Days’ prior written notice of such proposed Voluntary Prepayment (the related “Refinancing Terms Deadline”);

(y)                                 the Borrowers shall have set forth in such notice the material principal economic terms of any financing(s) proposed to be obtained by the Borrowers and their Affiliates that would be used to fund such Voluntary Prepayment (the “Material Refinancing Terms”) and given the Lenders the right to match such terms; and

(z)                                  the Lenders have not on or prior to such Refinancing Terms Deadline made a written commitment to amend the terms of this Agreement to match such Material Refinancing Terms; or

(2)                                 (i) a Clean-Up Call Event occurred at or prior to the date of such Voluntary Prepayment, (ii) a Cash Trap Event has occurred and is continuing as at the date of such Voluntary Prepayment (unless the Lenders have waived the applicability of such Cash Trap Event) or (iii) an Event of Default has occurred and is continuing on the date of such Voluntary Prepayment and such refinancing is in connection with a repayment of the Obligations.

2.9.                            Required Principal Payments.

(a)                                 Scheduled Amortization.

(1)                                 Principal of the Loans will be repayable on each Payment Date in accordance with the Priority of Payments (including, for each Payment Date during the Amortization Period, the related Required Principal Amortization Amounts).

(2)                                 Without limiting clause (1) above, during the Amortization Period, at the time of each Disposition of or other realization of Principal Proceeds on a Collateral Obligation, the Borrowers shall repay principal of the Loans, and make a deposit to the Agreed Release Value Reserve Accounts, in an aggregate amount equal to the related Individual Realization Application Amount as follows:

(x)                                 first, to repay the principal of Loans outstanding in the Specified Currency of such Collateral Obligation in an amount equal to such Individual Realization Application Amount (or until Loans in such Specified Currency are paid in full); and

(y)                                 second, the Borrowers shall deposit (out of the proceeds realized from such Disposition or other realization on such Collateral Obligation or, if insufficient, from proceeds on deposit in the Principal Collection Accounts in such Specified Currency) an amount equal to such Individual Realization Application Amount less the amount applied under clause (x) above, to the Agreed Release Value Reserve Accounts.

(3)                                 On the Maturity Date the Borrowers shall repay the aggregate principal amount of the Loans that are then outstanding.

(b)                                 Clean-Up.  Upon the occurrence of a Clean-Up Call Event, the Borrowers shall prepay the Loans in full (a “Clean-Up Call Prepayment”).

(c)                                  Non-Waterfall Payments.  Payments of Individual Realization Application Amounts under clause (a)(2) above and the Clean-Up Call Prepayment under clause (b) above shall not be subject to the Priority of Payments but instead shall be made solely out of Principal Proceeds or Interest Proceeds then on deposit in the Collection Accounts; provided that Interest Proceeds shall not be applied to pay such amounts unless, after giving effect to such payment, there shall be sufficient Interest Proceeds available in the Interest Collection Accounts to make all payments of interest in accordance with the Priority of Payments on the next Payment Date, with any remaining unpaid amounts to be paid out of Principal Proceeds and Interest Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after the next Payment Date shall be payable under the Priority of Payments.

(d)                                 Application.  Prepayments under this Section 2.9 shall be applied to the Loans ratably in accordance with the Pro Rata Shares of the Lenders generally.

2.10.                     Conversions; Redenomination.

(a)                                 Conversions.  If an Event of Default has occurred and is continuing, the Requisite Lenders shall have the right to elect to convert all (but not less than all) of the CAD Loans, EUR Loans or GBP Loans into USD Loans (each, a “Mandatory Conversion”).  At the time of the Mandatory Conversion (if any), the Borrowers shall pay all amounts owing in connection therewith, including those amounts referred to in clause (c)(4) below.

(b)                                 Redenomination Events.  If the Requisite Lenders or the Borrowers determine that a Redenomination Event with respect to any Specified Currency has occurred or is reasonably likely to occur within 90 days after the date of determination (a “Redenomination Event Determination”), and some or all of the Loans outstanding hereunder are then denominated in such Specified Currency, then the Relevant Portion of the outstanding principal amount of the Loans in such Specified Currency shall be converted to USD Loans on the date specified by the Administrative Agent, which shall be the earliest practicable date after such determination is made (each, a “Redenomination Conversion”).  At the time of each Redenomination Conversion, the Borrowers shall pay all amounts owing in connection therewith, including those amounts referred to in clause (c)(4) below.

(c)                                  Conversions Generally.

(1)                                 The Borrowers (in the case of a Redenomination Conversion) and the Requisite Lenders (in the case of a Mandatory Conversion or a Redenomination Conversion) shall make each such Conversion election by giving the Administrative Agent written notice not later than 11:00 a.m. (New York City time), 10 Business Days prior to the intended effective date of any such Conversion (each, a “Notice of Conversion”).  Each Notice of Conversion shall be irrevocable and shall specify (x) the date of such Conversion (which shall be a Business Day) (the related “Conversion Date”), (y) each Type and Tranche of Loans to be converted in connection therewith and (z) the aggregate principal amount of each Type and Tranche of Loans being so converted (the “Converted Loans”).

(2)                                 Upon the receipt of a Notice of Conversion, the Administrative Agent will promptly notify the Borrowers, the Collateral Agent, the Collateral Administrator and the Lenders thereof.

(3)                                 In connection with each Conversion, on the related Conversion Date each Converted Loan shall be converted to USD Loans at the applicable Dollar Equivalent thereof on the Credit Date for such Converted Loan, as determined by the Administrative Agent.  Upon such Conversion, such Converted Loans shall become USD Loans (and, for the avoidance of doubt, shall become denominated and payable in U.S. Dollars and thereafter shall bear interest at the rates applicable to USD Loans) for all purposes hereof and of the other Transaction Documents.

(4)                                 On each Conversion Date, the Borrowers shall pay to the Lenders all interest accrued on the Loans being converted through such Conversion Date together with all Hedge Costs associated with such Conversion and, if such Conversion occurs on a day other than the last day of the current Interest Period, the Borrowers shall pay to the Lenders the breakage fees related thereto in accordance with Section 2.13(c).

(d)                                 Non-Waterfall Payments.  Payment of amounts under clause (c)(4) above shall not be subject to the Priority of Payments but instead shall be made solely out of (first) Interest Proceeds and (if Interest Proceeds are insufficient) Principal Proceeds then on deposit in the Collection Accounts, with any remaining unpaid amounts to be paid out of Interest Proceeds and Principal Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after the next Payment Date shall be payable under the Priority of Payments.

2.11.                     General Provisions Regarding Payments.

(a)                                 All payments by the Borrowers shall be made in the Specified Currency of the Obligations in respect of which a payment is being made, in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition not later than 12:00 p.m. (New York City time) on the date due therefor.  For purposes of computing interest and fees, funds deposited after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.

(b)                                 Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(c)                                  Except as otherwise provided herein, all payments under this Agreement shall be made on the Payment Dates in accordance with the Priority of Payments.

(d)                                 If an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated pursuant to Section 9 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied in accordance with the Enforcement Priority of Payments.

2.12.                     Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or under analogous provisions of any other Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.12 shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (2) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.13.                     Making or Maintaining Floating Rate Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  If the Administrative Agent or any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Loans, that by reason of circumstances affecting the relevant interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Floating Rate”, the Administrative Agent shall on such date give notice to the Borrowers and each Lender of such determination, whereupon (i) such Loans shall bear interest at the applicable Base Rate plus the Spread per annum until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice given by the Borrowers with respect to such Loans shall be deemed to be rescinded by the Borrowers or, at the election of the Borrowers, a request that such Loans be made bearing interest based on the applicable Base Rate instead of such Floating Rate.

(b)                                 Illegality or Impracticability of Floating Rate Loans.  If on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised in writing by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the relevant interbank market or the position of the Lenders in that interbank market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (A) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make additional Loans shall be suspended until such time as such circumstances cease to exist (at which time such notice shall be withdrawn by each Affected Lender); (B) to the extent such determination by the Affected Lender relates to a Loan then being requested by the Borrowers pursuant to a Funding Notice, such Funding Notice shall be deemed to be rescinded by the Borrowers (or, at the election of the Borrowers, be deemed to be a request that such Loan be made bearing interest based on the applicable Base Rate); (C) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Loans that bear interest based on the applicable Floating Rate (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Loans that bear interest at the applicable Base Rate plus the Spread per annum on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Loan then being requested by the Borrowers pursuant to a Funding Notice, the Borrowers shall have the option, subject to the provisions of Section 2.13(c), to rescind such Funding Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)                                  Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) and all related Hedge Costs, which such Lender may sustain as a result of any of the following (each, a “Breakage Event”):

(1)                                 if for any reason (other than a default by such Lender) a borrowing of any Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing;

(2)                                 if any prepayment or other principal payment of any of the Loans, or any Conversion of a Loan occurs, on a date prior to the last day of an Interest Period applicable to that Loan; or

(3)                                 if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrowers.

(d)                                 Booking of Loans.  Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                                  Assumptions Concerning Funding of Loans.  Calculation of all amounts payable to a Lender under this Section 2.13 and under Section 2.14 shall be made as though such Lender had actually funded each of its relevant Loans through the purchase of a deposit in the Specified Currency relating to such Loans bearing interest at the applicable Floating Rate in an amount equal to the amount of such Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit in the Specified Currency relating to such Loans from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.13 and under Section 2.14.

2.14.                     Increased Costs; Capital Adequacy.

(a)                                 Compensation for Increased Costs and Taxes.  Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), if any Lender shall determine that any Change in Law:  (1) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (2) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Loans that are reflected in the determination of the Floating Rates) or any company controlling such Lender; or (3) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)                                 Capital Adequacy and Liquidity Adjustment.  If any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (1) any Change in Law regarding capital adequacy or liquidity or (2) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by the Borrowers from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction.  Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)                                  Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15.                     Taxes; Withholding, Etc.

(a)                                 Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Transaction Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, unless such deduction or withholding is required by law.

(b)                                 Withholding of Taxes.  If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Transaction Documents:  (1) the Borrowers shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrowers become aware of it; (2) the Borrowers shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (3) and, if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any such Taxes imposed or asserted on or attributable to additional amounts payable under this Section 2.15), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) within thirty days after the due date of payment of any Tax which it is required by clause (2) above to pay, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by the relevant taxing authority evidencing such payment, a copy of the return reporting such payment or other evidence of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority reasonably satisfactory to the Administrative Agent.

(c)                                  Evidence of Exemption from U.S. Withholding Tax.  Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrowers on or prior to the Initial Credit Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption.  Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:  (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, two copies of executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, two copies of executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) two copies of executed IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two copies of executed IRS Form W-8BEN or W-8BEN-E, as applicable; or (4) to the extent a Foreign Lender is not the beneficial owner, two copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, two copies of executed IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.15(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrowers two new copies of IRS Form W-9 (or any successor form) properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by the Borrowers to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax or backup withholding tax with respect to payments to such Lender under the Transaction Documents, or notify the Administrative Agent and the Borrowers of its inability to deliver any such forms, certificates or other evidence.

(d)                                 FATCA.  Each Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

(e)                                  Payment of Other Taxes.  Without limiting the provisions of Section 2.15(b), the Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  The Borrowers shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)                                   Borrower Indemnity.  The Borrowers shall jointly and severally indemnify the Agents and any Lender for the full amount of Indemnified Taxes for which additional amounts are required to be paid pursuant to Section 2.15(b) arising in connection with payments made under this Agreement or any other Transaction Document (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid or payable by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error.  Such payment shall be due within ten days of such Credit Party’s receipt of such certificate.

(g)                                  Lender Indemnity.  Each Lender shall severally indemnify each Agent for (1) Taxes for which additional amounts are required to be paid pursuant to Section 2.15(b) arising in connection with payments made under this Agreement or any other Transaction Document (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) attributable to such Lender (but only to the extent that the Borrowers have not already indemnified such Agent therefor and without limiting the obligation of the Borrowers to do so); (2) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(g)(1) relating to the maintenance of a Participant Register and (3) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Such payment shall be due within ten days of such Lender’s receipt of such certificate.  Each Lender hereby authorizes the Collateral Agent or the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by such Agent to such Lender from any other source against any amount due to an Agent under this paragraph (g).

(h)                                 Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.16.                     Obligation to Mitigate.

Each Lender agrees that, if such Lender requests payment under Section 2.13, 2.14 or 2.15, then such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to make, issue, fund or maintain its Credit Extensions or Commitments, including any Affected Loans, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Section 2.13, 2.14 or 2.15, as the case may be, in the future would be eliminated or reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless the Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.17.                     Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Defaulting Lender Cure.  If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.18.                     Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, if:

(a)                                 (1) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrowers that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.13, 2.14 or 2.15, (2) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (3) such Lender shall fail to withdraw such notice within five Business Days after the Borrowers’ request for such withdrawal; or

(b)                                 during the Availability Period, any Lender shall become a Defaulting Lender, and such Defaulting Lender shall fail to cure the default pursuant to Section 2.17(b) within five Business Days after the Borrowers’ request that it cure such default; or

(c)                                  in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.5(b), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrowers may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees identified by the Borrowers (each a “Replacement Lender”) in accordance with the provisions of Section 11.6 and the Borrowers shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided that:

(1)                                 such Replacement Lender shall have consented to such assignment and be ready to execute and deliver all relevant assignment documentation and to perform all of its obligations in connection therewith;

(2)                                 the Borrowers, such Terminated Lender, the Administrative Agent and any other Person whose consent is required for such assignment shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(3)                                 on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender hereunder;

(4)                                 on the date of such assignment, the Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.13(c), 2.14 or 2.15; or otherwise as if it were a prepayment;

(5)                                 such assignment does not conflict with applicable law;

(6)                                 in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(7)                                 if such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.

Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrowers exercise their option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.6.  If a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.6.  Any removal of Goldman Sachs or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of Goldman Sachs or its successor as the Administrative Agent pursuant to Section 11.7.

2.19.                     Co-Borrowers.

(a)                                 Joint and Several Liability.  All Obligations of the Borrowers under this Agreement and the other Transaction Documents (whether stated or not) shall be joint and several Obligations of the Borrowers, each as principal.  Anything contained in this Agreement and the other Transaction Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code or any applicable provisions of comparable Debtor Relief Laws (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany indebtedness to any other Credit Party or Affiliates of any other Credit Party to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Credit Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (1) applicable law or (2) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Credit Party of Obligations arising under guarantees by such parties.

(b)                                 Subrogation.  Until the Obligations shall have been paid in full in Cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrowers or any other guarantor of the Obligations.  Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrowers, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights the Agents or the Lenders may have against the other Borrowers, any such collateral or security, and any such other guarantor.  The Borrowers under this Agreement and the other Transaction Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Transaction Documents.  Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Transaction Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that the Funding Borrower shall be entitled to a contribution from the other Borrowers in the amount of such other Borrower’s Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrower’s Obligation Aggregate Payments (as defined below) to equal its

Obligation Fair Share as of such date.  “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (1) the ratio of (x) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all Borrowers, multiplied by (2) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Transaction Documents in respect of the Obligations guarantied.  “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower.  “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Transaction Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, or any comparable applicable provisions of other Debtor Relief Laws; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Borrower for purposes of this Section, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower.  “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Transaction Documents (including in respect of this Section) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under this Section.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower.  The allocation among the Borrowers of their Obligations as set forth in this Section shall not be construed in any way to limit the liability of any Borrower hereunder or under any Transaction Document.

(c)                                  Representative of the Borrowers.  The Borrowers hereby appoints ORCC II Financing as their agent, attorney-in-fact and representative for the purpose of (1) making any borrowing requests or other requests or orders required under this Agreement, (2) the giving and receipt of notices by and to the Borrowers under this Agreement, (3) the delivery of all documents, reports, financial statements and written materials required to be delivered by the Borrowers under this Agreement and (4) all other purposes incidental to any of the foregoing.  Each Borrower agrees that any action taken by ORCC II Financing as the agent, attorney-in-fact and representative of the Borrowers shall be binding upon each Borrower to the same extent as if directly taken by such Borrower.

(d)                                 Obligations Absolute.  Each Borrower hereby waives, for the benefit of each Agent and the Lenders (hereinafter, the “Beneficiaries”):  (1) any right to require any Beneficiary, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower or any other Person, (ii) proceed against or exhaust any security held from any other Borrower, any guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any other Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (2) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower from any cause other than payment in full of the Obligations; (3) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (4) any defense based upon any Beneficiary’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (5) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (6) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to such Borrower and any right to consent to any thereof; and (7) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(e)                                  Termination with respect to OR Lending II.  Notwithstanding anything contained in any Transaction Document to the contrary, upon satisfaction of the OR Lending II Termination Condition, this Agreement and each other Transaction Document shall be terminated with respect to OR Lending II, and effective upon the date of the satisfaction of the OR Lending II Termination Condition (i) OR Lending II shall cease to have any obligation to, or rights against, any other person under any Transaction Document and (ii) no person shall have any obligation to, or rights against, OR Lending II under any Transaction Document.  Such termination will be without prejudice to the obligations or rights of ORCC II Financing under any Transaction Document, including any joint liability for any obligation of OR Lending II, arising prior to such termination.  Each party to any Transaction Document agrees to execute and deliver or otherwise provide such instruments as reasonably necessary to effect such termination, including the filing of such documents as OR Lending II shall reasonably request to evidence the release of the security interest granted by OR Lending II under the Pledge and Security Agreement.  OR Lending II or the Services Provider shall promptly provide written notice to the Collateral Custodian upon the occurrence of the OR Lending II Termination Condition.

SECTION 3. CONDITIONS PRECEDENT

3.1.                            Initial Credit Date.

[Reserved]

3.2.                            Conditions to Each Credit Extension.

(a)                                 Conditions Precedent.  The obligation of each Lender to make any Loan on any Credit Date, including the Initial Credit Date, are subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions precedent:

(1)                                 the Administrative Agent and the Lenders shall have received a fully executed and delivered Funding Notice relating thereto;

(2)                                 the principal amount of the Loans to be made in such Credit Extension shall not exceed the undrawn Commitments as at the related Credit Date; and, after giving effect to such Credit Extension, the Historical Dollar Equivalent Loan Amount does not exceed the lesser of (x) the Maximum USD Facility Amount less the aggregate amount of Voluntary Commitment Reductions effected prior to such time and (y) the Borrowing Base at such time;

(3)                                 as of such Credit Date, the representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(4)                                 as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default;

(5)                                 in the case of any non-USD Loan:

(A)                               the Dollar Equivalent of the aggregate principal amount of such Loan (together with the aggregate principal amount of all other Loans in such Specified Currency then outstanding) shall not exceed the portion of the Borrowing Base attributable to Collateral Obligations denominated in such Specified Currency; and

(B)                               the Dollar Equivalent of the aggregate principal amount of all non-USD Loans shall not exceed 15% of (x) the Maximum USD Facility Amount at such time minus (y) the aggregate amount of Voluntary Commitment Reductions effected prior to such time;

(6)                                 in the case of each Credit Extension after the Initial Credit Date, if the related Loan will not be a USD Loan:

(A)                               the Administrative Agent shall have determined, and the Borrowers shall have agreed to, the Spread to be applicable for such Type and Tranche of Loan as provided in this Agreement;

(B)                               each of the Lenders has consented to such Credit Extension in its sole and absolute discretion; and

(C)                               if a Recouponing of any Loans of the same Type being borrowed in such Credit Extension is occurring, the Borrowers shall have paid all related Hedge Costs associated with the Recouponing of all Loans of such Type; and

(7)                                 in the case of each Credit Extension of the Class B Loans, the aggregate unused Class A Commitments as at the related Credit Date shall be zero.

Any Agent or the Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or the Requisite Lenders such request is warranted under the circumstances and such information is requested from the Borrowers in writing (an “Additional Information Request”) no later than 7:00 p.m. (New York City time) on the date the applicable Funding Notice is received.

(b)                                 Deemed Representations.  Each borrowing of a Loan hereunder shall constitute a representation and warranty by the Borrowers as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied except with respect to waivers thereof that have been granted in accordance with this Agreement.

3.3.                            Effective Date.

The obligation of each Lender to enter into this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) is subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions:

(a)                                 Transaction Documents.  The Administrative Agent shall have received sufficient copies of this Agreement, the Administrative Agent Fee Letter, the GS Fee Letter, the Limited Guaranty, the Margining Agreement and the Power of Attorney as the Administrative Agent shall request, originally executed and delivered by each Credit Party and each other Person party thereto.

(b)                                 Opinion of Counsel.  The Agents and Lenders and their respective counsel shall have received originally executed copies of:

(1)                                 an opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel to the Services Provider, each Credit Party and the Sellers dated the Effective Date;

(2)                                 an opinion of Morris, Nichols, Arsht & Tunnell LLP, counsel to the Borrowers dated the Effective Date; and

(3)                                 an opinion of Eversheds Sutherland (US) LLP, counsel to the Services Provider dated the Effective Date;

each in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).

(c)                                  Agent Opinions of Counsel.  The Agents and Lenders and their respective counsel shall have received originally executed copies of:

(1)                                 an opinion of Nixon Peabody LLP, counsel to the Collateral Agent, dated the Effective Date; and

(2)                                 an opinion of Holland & Knight LLP, counsel to the Collateral Custodian, dated the Effective Date,

each in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 Legal Fees.  The Borrowers shall have paid all fees, charges and disbursements due under the Transaction Documents, together with the fees and expenses of Milbank LLP, special New York counsel for the Administrative Agent, and Holland & Knight LLP, counsel to the Collateral Custodian, incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby.

(e)                                  No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs any of the other transactions contemplated by the Transaction Documents or that could have a Material Adverse Effect.

(f)                                   Notes.  The Borrowers shall have delivered to counsel for the Administrative Agent replacement Notes for each of the Lenders that holds Notes under the Existing Credit Agreement.

(g)                                  Other Matters.  The Administrative Agent shall have received such other documents as the Administrative Agent may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Administrative Agent to so require.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make each Credit Extension to be made thereby, the Borrowers represent and warrant to each Agent and Lender, on the Closing Date, on the Effective Date and on each Credit Date, that the following statements are true and correct:

4.1.                            Organization; Requisite Power and Authority; Qualification.

Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Transaction Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.                            Equity Interests; Ownership; Collateral Obligations

(a)                                 The Equity Interests of each Borrower Entity have been duly authorized and validly issued and are fully paid and non-assessable.  As of the Closing Date and the Effective Date, other than any capital commitments or other rights of a member or other equity holder as of the Closing Date or the Effective Date, as applicable, to make capital contributions to the Borrowers, there is no existing option, warrant, call, right, commitment or other agreement to which any Borrower Entity is a party requiring, and there is no membership interest or other Equity Interests of any Borrower Entity outstanding which upon conversion or exchange would require, the issuance by such Borrower Entity of any additional membership interests or other Equity Interests of it or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Person.

(b)                                 Appendix C-1 correctly sets forth the ownership interest of the Borrowers in their respective Subsidiaries as of the Effective Date.

(c)                                  Appendix C-2 correctly sets forth a true, correct and complete list of all Collateral Obligations owned by the Borrower Entities as of the Effective Date.

4.3.                            Due Authorization

The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action on the part of each of Credit Party that is a party thereto.

4.4.                            No Conflict

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not and will not (a) violate (1) any provision of any law or any governmental rule or regulation applicable to it, (2) any of its Organizational Documents or (3) any order, judgment or decree of any court or other agency of government binding on it or its properties (except where the violation could not reasonably be expected to have a Material Adverse Effect); (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of its contractual obligation (except where the violation could not reasonably be expected to have a Material Adverse Effect); (c) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created under any of the Transaction Documents in favor of Collateral Agent for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any contractual obligation, except for such approvals or consents which will be obtained on or before the Initial Credit Date and disclosed in writing to the Lenders.

4.5.                            Governmental Consents

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Initial Credit Date.

4.6.                            Binding Obligation

Each Transaction Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.                            Adverse Proceedings, Etc.

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  No Credit Party (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.8.                            Payment of Taxes.

Except as otherwise permitted hereunder, all U.S. federal and other material Tax returns and reports covering the Credit Parties required to be filed by any of them have been timely filed, and all U.S. federal and other material Taxes which are due and payable and all assessments, fees and other governmental charges upon the Credit Parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except where contested in good faith and by appropriate proceedings (and for which there are adequate reserves maintained in accordance with GAAP).  There is no proposed material Tax assessment against any Credit Party that is not being actively contested by such Credit Party in good faith and by appropriate proceedings.

4.9.                            Properties

Each Grantor has good, sufficient and legal title to its properties and assets.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.  No Grantor owns or leases any real estate.

4.10.                     No Defaults

None of the Borrower Entities or the Limited Guarantor is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any of its contractual obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.11.                     Material Contracts

Appendix D contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date (other than the Underlying Instruments and Assignment Agreements with respect to the Collateral Obligations) and, except as described thereon, as of the Effective Date no events of default, Monetary Defaults or Other Material Defaults currently exist thereunder.

4.12.                     Governmental Regulation

No Credit Party (other than the Fund) is required to register as an investment company under the Investment Company Act.  The business and other activities of the Credit Parties, including the making of the Loans hereunder, the application of the proceeds thereof and repayment thereof by the

Borrowers and the consummation of the transactions contemplated by the Transaction Documents, do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Credit Parties.

4.13.                     Federal Reserve Regulations

No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes such Credit Extension or the application of such proceeds to violate Regulation U or Regulation X.

4.14.                     Pension Plans

Neither the Equity Holder, the Borrowers nor any of their Subsidiaries maintains or contributes to any Pension Plan or Multiemployer Plan.  No ERISA Event has occurred, when taken together with all other such ERISA Events for which liability is reasonably expect to occur, would reasonably be expected to result in a Material Adverse Effect.  The assets of Borrowers are not treated as “plan assets” for purposes of Section 3(42) of ERISA.

4.15.                     Solvency

Each Credit Party is and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis with its consolidated group (if applicable), solvent.

4.16.                     Compliance with Statutes, Etc.

Each Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.17.                     Disclosure

No representation or warranty of any Credit Party contained in any Transaction Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby taken as a whole contains any untrue statement of a material fact or omits to state a material fact (known to the Borrowers, in the case of any document not furnished by them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby, after giving effect to the delivery of any Financial and Other Information and any and all updates and deliveries to the Administrative Agent or Lenders from time to time.

4.18.                     Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act

No Credit Party nor any of its directors, officers or, to the knowledge of the Borrowers, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”).  Each Credit Party and their respective directors, officers and, to the knowledge of the Borrowers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (a) all Sanctions Laws, (b) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (c) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders.

No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrowers, indirectly, (A) or the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 5. COVENANTS

The Borrowers covenant and agree that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations for which no claim has been asserted), the Borrowers shall perform, and shall cause each of its Subsidiaries to perform, all covenants set forth in this Section 5.

5.1.                            Compliance with Laws, Etc.

Each Borrower Entity will comply in all material respects with applicable laws, rules, regulations, writs, judgments, injunctions, decrees, awards and orders with respect to it, its business and its properties.  Each Borrower Entity will comply in all material respects with all Material Contracts and all other material contractual and other obligations.

5.2.                            Maintenance of Books and Records.

Each Borrower Entity shall maintain and implement administrative and operating procedures reasonably necessary in the performance of its obligations under the Transaction Documents to which it is a party, and each Borrower shall keep and maintain, or cause its Board of Directors to keep or maintain at all times, or cause to be kept and maintained at all times in the registered office of such Borrower specified in its respective Constitutive Documents, all documents, books, records, accounts and other information as are required under applicable law.

5.3.                            Existence of Borrowers, Etc.

(a)                                 Each Borrower shall take all reasonable steps to maintain its identity as a separate legal entity from that of its members (other than as appropriate for tax purposes).  Each Borrower shall keep its principal place of business at the address specified on Appendix B.  Each Borrower will always maintain at least one Independent Manager.

(b)                                 Each Borrower shall:

(1)                                 have a board of directors separate from that of any other person (although members of the board of directors of such Borrower may serve as directors of one or more Affiliates of such Borrowers);

(2)                                 file its own tax returns, if any, as may be required under applicable law (to the extent (x) not part of a consolidated group filing a consolidated return or returns or (y) not treated as a division for tax purposes of another taxpayer) and pay any taxes so required to be paid under applicable law;

(3)                                 not commingle its assets with assets of any other person;

(4)                                 conduct its business in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence (other than as appropriate for tax purposes) (and each Borrower hereby represents that all such formalities have been complied with since such Borrower’s formation);

(5)                                 maintain books and records separate from any other Person;

(6)                                 maintain separate financial statements (it being understood that, if such Borrower’s financial statements are part of a consolidated group with its Affiliates, then any such consolidated statements shall contain a note indicating such Borrower’s separateness from any such Affiliates and that its assets are not available to pay the debts of such Affiliate);

(7)                                 pay its own liabilities only out of its own funds;

(8)                                 maintain an arm’s-length relationship with its Affiliates;

(9)                                 hold itself out as a separate Person (except to the extent treated as a disregarded entity for U.S. tax purposes), and not hold out its credit or assets as being available to satisfy the obligations of others;

(10)                          pay its fair and reasonable share of overhead for shared office space, if any;

(11)                          use separate stationery, invoices and checks and not of any other entity (unless such entity is clearly designated as being such Borrower’s agent);

(12)                          not pledge its assets as security for the obligations of any other person;

(13)                          correct any known misunderstanding regarding its separate identity;

(14)                          not take any Material Action without the unanimous affirmative vote of each member of its board of directors, including, in all cases, each of the Independent Manager; and

(15)                          not have any employees.

(c)                                  Each Borrower shall cause each of its Subsidiaries to adhere to the requirements of paragraphs (a) and (b) above, mutatis mutandis.

5.4.                            Protection of Collateral.

(a)                                 Upon the request of any Lender or the Administrative Agent, each Borrower Entity shall from time to time execute and deliver all such supplements and amendments hereto and all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and under the other Transaction Documents (provided that the Borrowers shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 5.5 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3 (each such Opinion of Counsel, a “Lien Opinion”) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such a Lien Opinion, unless the Borrowers have knowledge that the procedures described in any such Lien Opinion are no longer adequate to maintain such perfection and priority) and to:

(1)                                 Grant more effectively all or any portion of the Collateral;

(2)                                 maintain or preserve the lien (and the priority thereof) under the Collateral Documents and the other Transaction Documents to which it is a party or to carry out more effectively the purposes hereof and thereof;

(3)                                 perfect, publish notice of or protect the validity of any Grant made or to be made by the Collateral Documents;

(4)                                 enforce any of the Pledged Obligations or other instruments or property included in the Collateral;

(5)                                 preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all persons and parties;

(6)                                 pay any and all taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize taxes and any other costs arising in connection with its activities; and

(7)                                 give, execute, deliver, file and/or record any Financing Statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to the Collateral Documents or under the other Transaction Documents or to enable the Collateral Agent to exercise and enforce its rights hereunder and thereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file Financing Statements listing ‘all assets’ of the debtor in the collateral description of such Financing Statements.

The Borrower Entities hereby designate the Collateral Agent as the agent and attorney-in-fact for the Borrower Entities to file, upon Borrower Order, any Financing Statement, continuation statement or other instrument required pursuant to this Section 5.4; provided that such appointment shall not impose upon the Collateral Agent any of the Borrower Entities’ obligations under this Section 5.4.  The Borrower Entities shall cause to be filed one or more continuation statements under the applicable UCC (it being understood that the Borrower Entities (and to the extent the Collateral Agent takes any action, the Collateral Agent) shall be entitled to rely upon an Opinion of Counsel, including a Lien Opinion, as to the need to file such Financing Statements and continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(b)                                 The Collateral Agent shall not (1) except in accordance with Section 6.7(a), (b) or (c), as applicable, remove any portion of the Collateral that consists of Cash or is evidenced by an instrument, certificate or other writing (A) from the jurisdiction in which it was held at the date the most recent Lien Opinion was delivered pursuant hereto or (B) from the possession of the Person who held it on such date or (2) cause or permit ownership or the pledge of any portion of the Collateral that consists of book entry securities to be recorded on the books of a Person (A) located in a different jurisdiction from the jurisdiction in which such ownership or pledge was recorded at such date or (B) other than the Person on whose books such ownership or pledge was recorded at such date, unless the Collateral Agent shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Agreement with respect to such property will continue to be maintained after giving effect to such action or actions.

5.5.                            Opinions as to Collateral.

On or before August 1 in each calendar year, commencing in the calendar year following the Closing Date, the Borrowers shall furnish to the Collateral Agent and the Administrative Agent a New York law opinion (and a law opinion for each other jurisdiction that is relevant to the Collateral Agent’s security interest in the Collateral) relating to the security interests granted by the Grantors to the Collateral Agent under the Transaction Documents, stating that, as of the date of each such opinion, the lien and security interest created by the Transaction Documents with respect to the Collateral remain in effect and that no further action (other than as specified in any such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next year.

5.6.                            Performance of Obligations.

(a)                                 If an Event of Default shall have occurred and be continuing, no Borrower Entity nor the Services Provider shall take any action that would release any principal obligor from any of such principal obligor’s covenants or obligations under any Underlying Instrument, except in connection with the restructuring, default, waiver or amendment of any Collateral; provided that the Requisite Lenders shall have consented to such action.

(b)                                 The Borrower Entities may contract with other Persons, including the Services Provider and the Collateral Administrator Parties, for the performance of actions and obligations to be performed by the Borrower Entities hereunder by such Persons and the performance of the actions and other obligations with respect to the Collateral of the nature set forth in the Corporate Services Agreements by the Services Provider and the Collateral Administration Agreement by the Collateral Administrator Parties.  Notwithstanding any such arrangement, the Borrower Entities shall remain primarily liable with respect thereto.  In the event of any such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the relevant Borrower Entities; and the Borrowers will punctually perform, and use its commercially reasonable efforts to cause the Services Provider or such other Person to perform, all of their obligations and agreements contained in the Corporate Services Agreements, the Collateral Administration Agreement or such other agreement.

(c)                                  Each Borrower Entity agrees to comply in all material respects with all requirements applicable to it set forth in any Opinion of Counsel obtained pursuant to any provision of this Agreement including satisfaction of any event identified in any Opinion of Counsel as a prerequisite for the obtaining or maintaining by the Collateral Obligation of a perfected security interest in any Collateral Obligation, Eligible Investment or other Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable.

5.7.                            Negative Covenants.

(a)                                 No Borrower Entity will:

(1)                                 sell, transfer, assign, participate, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (by security interest, lien (statutory or otherwise), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise) (or permit such to occur or suffer such to exist), any part of the Collateral, except as expressly permitted by the Transaction Documents;

(2)                                 claim any credit on, or make any deduction from, the principal or interest payable or amounts distributable in respect of the Loans (other than amounts withheld in accordance with the Code or any other applicable law) or assert any claim against any present or future Lender by reason of the payment of any taxes levied or assessed upon any part of the Collateral (other than taxes levied or assessed in respect of amounts required to be deducted or withheld from the principal or interest payable in respect of the Obligations);

(3)                                 (A) incur or assume or guarantee any indebtedness or any contingent obligations, other than the Obligations and the other agreements and transactions expressly contemplated hereby and thereby or (B) issue any additional securities (other than the issuance of its equity on the Closing Date), it being understood that receipt of additional capital contributions by a Borrower from the Equity Holder (without issuance of additional securities or interests in such Borrower) is not prohibited by this clause (B);

(4)                                 (A) permit the validity or effectiveness of the Collateral Documents or any other Transaction Document or any Grant thereunder to be impaired, or permit the liens under the Transaction Documents to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to the Transaction Document, except as may be expressly permitted hereby, (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (including any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise, other than the liens under any the Transaction Documents) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the Proceeds thereof, or (C) take any action that would cause the liens under the Transaction Documents not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except as may be expressly permitted hereby (or in connection with a disposition of Collateral required hereby);

(5)                                 make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of the Transaction Documents;

(6)                                 become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease (other than in accordance with the Transaction Documents);

(7)                                 enter into any transaction with any Affiliate other than (A) the Transaction Documents and (B) transactions on terms that are no less favorable than those obtainable in an arm’s length transaction with a wholly unaffiliated Person and on terms that are fair and equitable to the Borrowers under all the facts or circumstances under applicable law;

(8)                                 maintain any bank accounts or securities accounts other than the Transaction Accounts;

(9)                                 change its name without (A) receiving the prior written consent of Requisite Lenders, (B) delivering to the Collateral Agent and Administrative Agent notice thereof and (C) receiving an Opinion of Counsel that such name change will not adversely affect the Collateral Agent’s lien or the interest under the Collateral Documents of the Secured Parties or the Collateral Agent;

(10)                          fail to pay any tax, assessment, charge or fee with respect to the Collateral, or fail to defend any action, if such failure to pay or defend will adversely affect the priority or enforceability of the lien over the Collateral created by the Transaction Documents;

(11)                          other than the Transaction Documents and agreements involving Acquisitions and sales relating to the Collateral Portfolio having customary purchase and sale terms, enter into any agreement or contract with any Person unless such contract or agreement contains “limited recourse” and “non-petition” provisions, (x) which limited recourse provisions provide that the obligations of the Borrower Entities are limited recourse obligations, payable solely from the Collateral in accordance with the terms of this Agreement and the other Transaction Documents and (y) which non-petition provisions provide that, prior to the date that is one year and one day after all Obligations have been paid in full (or, if longer, the applicable preference period under applicable insolvency law), such Person shall not take any action or institute any proceeding against any Borrower Entity under any insolvency law applicable to it or which would be reasonably likely to cause it to be subject to, or seek protection of, any such insolvency law; provided that such Person shall be permitted to become a party to and to participate in any Proceeding or action under any such insolvency law that is initiated by any other Person other than one of its Affiliates;

(12)                          amend any Transaction Document without the prior written consent of the Requisite Lenders;

(13)                          amend any limited recourse or non-petition provisions of any agreement;

(14)                          Acquire any assets or take any action that would require it to register as an “investment company” under the Investment Company Act;

(15)                          enter into any transaction other than on arm’s length terms and at market rates other than as expressly permitted pursuant to this Agreement and the other Transaction Documents;

(16)                          have any Subsidiaries, other than wholly owned Subsidiaries that are (x) other Borrower Entities and (y) Permitted Additional Subsidiaries; or

(17)                          pay distributions on its equity interests other than in accordance with the terms of this Agreement and its Constitutive Documents.

(b)                                 No Borrower Entity nor the Services Provider on their behalf shall sell, transfer, exchange or otherwise dispose of Collateral, or enter into or engage in any business with respect to any part of the Collateral except as expressly permitted or required by the Transaction Documents.

5.8.                            No Consolidation.

No Borrower Entity shall consolidate or merge with or into any other Person or, other than the security interest Granted to the Collateral Agent pursuant to the Transaction Documents, convey or transfer its properties and assets substantially as an entirety to any Person.

5.9.                            No Other Business; Etc.

The Borrowers shall not engage in any business or activity other than borrowing the Loans pursuant to this Agreement and Acquiring, owning, holding, selling, pledging, contracting for the management of and otherwise dealing with Collateral Obligations and other Collateral in connection therewith and such other activities which are necessary, required or advisable to accomplish the foregoing; provided that the Borrowers shall be permitted to enter into any additional agreements expressly permitted by this Agreement.  No other Borrower Entity shall engage in any business or activity other than holding Collateral Obligations, pledging such Collateral Obligations under the Collateral Documents and entering into, performing its obligations under, the Transaction Documents to which it is a party and other documents and agreements contemplated thereby and/or incidental thereto.  No Borrower Entity shall amend, or permit the amendment of, its Constitutive Documents without prior written consent of the Requisite Lenders.

5.10.                     Compliance with Corporate Services Agreements.

Each Borrower agrees to perform all actions required to be performed by it, and to refrain from performing any actions prohibited under, the Corporate Services Agreement to which it is a party.  Each Borrower further agrees not to authorize or otherwise to permit the Services Provider to act in contravention of the representations, warranties and agreements of the Services Provider under such Corporate Services Agreement.  No Borrower nor the Services Provider shall terminate any Corporate Services Agreement or select a replacement services provider, in each case without the prior consent of the Requisite Lenders (which the Requisite Lenders may withhold in their sole and absolute discretion), provided that the Services Provider may resign its role as Services Provider in accordance with the terms and conditions expressly set forth in the Corporate Services Agreements.

5.11.                     Certain Tax Matters.

(a)                                 Each Borrower Entity will pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income before any penalty or fine accrues thereon, and all claims for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto unless the same are being contested in good faith by appropriate proceedings which stay the enforcement of such Lien and for which adequate reserves in accordance with GAAP are being maintained by such Borrower Entity.

(b)                                 Each Borrower will be treated as of the date of its formation as, and for so long as any amounts remain outstanding hereunder will remain, a disregarded entity for U.S. federal income tax purposes and will not take any action nor recognize any transfer of interests in such Borrower that would cause such Borrower to become treated other than as a disregarded entity; each Borrower intends that the income from such Borrower’s assets will be treated as income of its sole owner for United States federal income tax purposes and it will not take any action inconsistent with such intention; and each Borrower will procure that its sole owner complies with any United States federal withholding tax obligations imposed on it.

5.12.                     Certain Regulations.

Each of the Borrower Entities and the Services Provider understands that Executive Orders issued by the President of the United States of America, Federal regulations administered by OFAC and other federal laws prohibit, among other things, U.S. persons or persons under jurisdiction of the United States from engaging in certain transactions with, the provision of certain services to, and making certain investments in, certain foreign countries, territories, entities and individuals, and that the lists of prohibited countries, territories, entities and individuals can be found on, among other places, the OFAC website at www.treas.gov/ofac.  Accordingly, each of the Borrower Entities and the Services Provider covenant that it has, and each of the Borrower Entities and the Services Provider represents that it has, policies and procedures designed to comply with the prohibitions and restrictions mandated by OFAC and all other sanctions laws and regulations in the jurisdictions in which the Services Provider operates.  None of the Borrower Entities, any of their Affiliates, the Services Provider, any of its Subsidiaries or, to the best of the Services Provider’s knowledge, any of their respective owners, directors or officers over which the Services Provider has control is, or is acting on behalf of, a country, territory, entity or individual named on such lists; and none of the Borrower Entities, any of their Affiliates, the Services Provider, any of its Subsidiaries or, to the best of the Services Provider’s knowledge, owners, directors or officers over which the Services Provider has control is a natural person or entity with whom dealings with U.S. persons or persons under the jurisdiction of the United States are prohibited under any OFAC regulation or other applicable federal law or acting on behalf of such a person or entity.  To the best of the Services Provider’s knowledge, no Borrower Entity owns, and the Services Provider will not knowingly cause any Borrower Entity to own or Acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership by U.S. persons or persons under the jurisdiction of the U.S. would be or is prohibited under any OFAC regulation or other applicable federal law.

5.13.                     Transaction Data Room

The Borrowers shall at all times maintain (or cause the Collateral Custodian to maintain on their behalf) a Transaction Data Room, and shall cause to be maintained therein electronic copies of all documents and other information required by this Agreement and other Transaction Documents to be maintained therein.

5.14.                     Financial and Other Information; Notices.

(a)                                 Specified Information.  The Borrowers shall deliver the documents and information detailed in Schedule A (the “Specified Information”) to the Administrative Agent and the Lenders on or prior to the date required pursuant to Schedule A.

(b)                                 Notice of Default.  Promptly upon any Borrower Entity obtaining knowledge (1) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to a Borrower Entity with respect thereto; or (2) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, the Borrowers shall deliver to the Administrative Agent and the Lenders a certificate of an Authorized Officer of the Borrowers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Borrower Entities have taken, are taking and propose to take with respect thereto.

(c)                                  Notice of Litigation.  Promptly upon any Borrower Entity obtaining knowledge of (1) any Adverse Proceeding not previously disclosed in writing by the Borrowers to the Lenders, or (2) any material development in any such Adverse Proceeding that, in the case of either clause (1) or (2), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, the Borrowers shall deliver to the Administrative Agent and the Lenders written notice thereof together with such other information as may be reasonably available to the Borrower Entities to enable the Lenders and their counsel to evaluate such matters.

(d)                                 Notice of Change in Underwriting or Management Policies.  Promptly upon the Fund, the Sponsor or any Borrower Entity changing any of its underwriting or management policies or procedures in any material respect, the Borrowers shall deliver to the Administrative Agent and the Lenders written notice thereof setting forth in reasonable detail all such changes together with such other information relating thereto as may be reasonably requested by the Lenders to enable the Lenders and their counsel to evaluate such matters.

(e)                                  Notice of Change in Conflicts of Interest.  Promptly upon any Conflict of Interest Information ceasing to be true and correct in all material respects (including through the acquisition of or material change in any transactions or positions of Affiliates of the Borrowers with respect to an obligor on a Collateral Obligation or any of its affiliates) that would give rise to a conflict of interest between the interests of the Borrower Entities (and the rights and interests of the Lenders with respect to the Borrower Entities), on one hand, and the interest of such Affiliate in relation to the relevant Collateral Obligation or obligor, on the other hand, the Borrowers shall deliver to the Administrative Agent and the Lenders written notice thereof setting forth in reasonable detail all such changes together with such other information relating thereto as may be reasonably requested by the Lenders to enable the Lenders and their counsel to evaluate such matters.

5.15.                     Inspections, Etc.

(a)                                 Each Credit Party will permit any authorized representatives designated by the Administrative Agent or any Lender to visit and inspect any of the properties of any Credit Party, as they relate to the obligations of the Credit Parties under the Transaction Documents, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, in the absence of a Default or Event of Default, (x) the Credit Parties shall not be required to reimburse the Administrative Agent and the Lenders for more than one inspection in any period of twelve consecutive fiscal months and (y) there shall be no more than one inspection in any period of twelve consecutive fiscal months.

(b)                                 Without limiting paragraph (a) above, each Credit Party will permit the Administrative Agent and any designee thereof from time to time to inspect the Collateral Obligations and related Underlying Instruments selected by the Requisite Lenders in their sole and absolute discretion and, in connection therewith, to investigate any or all of the following (the “Specified Matters”) with respect to any Collateral Obligation:

(1)                                 all matters relating to the title of Borrower Entities with respect to such Collateral Obligations;

(2)                                 the perfection of the Collateral Agent’s security interest in the Collateral under the Collateral Documents; and

(3)                                 the existence of any litigation or other similar proceeding relating to the Collateral Obligations to which a Credit Party is a party, either as plaintiff or defendant, in each case at such times during normal business hours, upon reasonable advance notice to the Borrowers and subject to applicable law and the rights of the relevant Credit Party under the applicable Underlying Instruments.

(c)                                  Each Credit Party will, upon the request of the Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders:

(1)                                 once during each calendar year, to be held at the Services Provider’s corporate offices (or at such other location as may be requested by the Administrative Agent or the Requisite Lenders that is reasonably acceptable to the Borrowers) at such time as may be agreed to by the Borrowers, the Administrative Agent and the Requisite Lenders; and

(2)                                 if an Event of Default has occurred and is then continuing, at such other times as may be reasonably requested by any Lender, to be held at the Services Provider’s corporate offices (or at such other location as may be requested by such Lender that is reasonably acceptable to the Borrowers).

(d)                                 Each inspection, investigation, visitation or other meeting referred to in clause (b) and (c) above shall be at the Lenders’ own cost and expense; provided that, if an Event of Default has occurred and is continuing, then each such inspection, investigation, visitation or other meeting will be at the expense of the Borrowers.

SECTION 6. ACCOUNTS; ACCOUNTINGS AND RELEASES.

6.1.                            Collection of Money.

Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement and the other Transaction Documents, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral.  The Collateral Agent shall segregate and hold all such money and property received by it in the Transaction Accounts in trust for the Secured Parties and shall apply it as provided in this Agreement and the other Transaction Documents.

The accounts established by the Collateral Agent pursuant to this Agreement may include any number of sub accounts and related Deposit Accounts deemed necessary by the Collateral Agent or requested by the Services Provider for convenience in administering the Transaction Accounts and the Collateral Obligations (including, for the avoidance of doubt, separate subaccounts for each Specified Currency).

Each Transaction Account shall be established and maintained (a) with a federal or state-chartered depository institution with a short-term rating of at least “A-1” by S&P (or a long-term rating of at least “A+” by S&P if such institution has no short-term rating) and if such institution’s short-term rating falls below “A-1” by S&P (or its long-term rating falls below “A+” by S&P if such institution has no short-term rating), the assets held in such Transaction Account shall be transferred within 60 calendar days to another institution that has a short-term rating of at least “A-1” by S&P (or which has a long-term rating of at least “A+” by S&P if such institution has no short-term rating) or (b) with respect to securities accounts, in segregated trust accounts with the corporate trust department of a federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b).  Such institution shall have a combined capital and surplus of at least U.S.$200,000,000.

The Accounts Securities Intermediary may employ, as subcustodians for any Pledged Obligations (and Interest Proceeds and Principal Proceeds thereon) denominated in CAD, EUR and GBP, subcustodians and other securities depositories, clearing agencies and clearing systems (each, an “Intermediary” and, collectively, “Intermediaries”).  The Accounts Securities Intermediary shall identify on its books as belonging to the applicable Borrower Entity (subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties) any of the Pledged Obligations of such Borrower Entity held by an Intermediary.  The Accounts Securities Intermediary may hold any such Pledged Obligations (and related Interest Proceeds and Principal Proceeds) with one or more Intermediaries in each case in a single account with such Intermediary that is identified as belonging to the Accounts Securities Intermediary for the benefit of its customers; provided that the records of the Accounts Securities Intermediary with respect to any such Pledged Obligations and related Interest Proceeds and Principal Proceeds which are property of a Borrower Entity maintained in such account shall identify by book-entry those Pledged Obligations and proceeds thereof as belonging to such Borrower Entity.  On the Closing Date, the Accounts Securities Intermediary is hereby directed to open sub-accounts of the Collateral Accounts, the Interest Collection Accounts, the Principal Collection Accounts, the Agreed Release Value Reserve Accounts and the Payment Account in respect of CAD, EUR and GBP.  Neither the Collateral Agent or the Accounts Securities Intermediary shall be required to open any Transaction Account (or receive any Interest Proceeds or Principal Proceeds) in any Non-USD Currencies other than CAD, EUR and GBP.

All investment or application of funds in accordance with Section 6.3 shall be made pursuant to a Borrower Order (which may be in the form of standing instructions) executed by an Authorized Officer of the Services Provider.  The Borrowers shall at all times direct the Collateral Agent or the Accounts Securities Intermediary, as applicable to, and, upon receipt of such Borrower Order, the Collateral Agent or the Accounts Securities Intermediary shall, invest or cause the investment of, pending application in accordance with Section 6.3, all funds received into the Transaction Accounts (other than the Payment Account and the Collateral Accounts) during a Due Period (except when such funds shall be required to be disbursed hereunder), and amounts received in prior Due Periods and retained in any Transaction Account, as so directed, in Eligible Investments.  If, prior to the occurrence of an Event of Default, the Borrowers shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Borrowers within three Business Days after transfer of such funds to the applicable Transaction Account.  If the Collateral Agent does not thereupon receive written instructions from the Borrowers within five Business Days after transfer of such funds to such Transaction Account, it shall invest and reinvest the funds held in such Transaction Account, as fully as practicable, but only in one or more Eligible Investments maturing (as selected by the Services Provider in a writing delivered to the Collateral Agent) no later than the third Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Bank, in which event such Eligible Investments may mature up to the Business Day preceding such Payment Date.  After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest, or cause the investment or reinvestment of, such monies as fully as practicable in Eligible Investments (as selected by the Services Provider in a writing delivered to the Collateral Agent) maturing not later than the earlier of (1) 30 days after the date of such investment or (2) the third Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Bank, in which event such Eligible Investments may mature up to the Business Day preceding such Payment Date.  In the absence of any direction (including a standing direction) from the Services Provider, the Collateral Agent shall hold uninvested any amounts held as USD and on deposit in any Transaction Account.  All interest and other income from such Eligible Investments shall be deposited into the applicable Transaction Accounts and transferred to the Interest Collection Accounts, and any gain realized from such investments shall be credited to the Interest Collection Accounts, and any loss resulting from such investments shall be charged to the Interest Collection Accounts.  Except as otherwise provided herein, the Collateral Agent shall not in any way be held liable by reason of any insufficiency of funds in any Transaction Account resulting from any loss relating to any such investment; and the Collateral Agent shall not be under any obligation to invest any funds held hereunder except as otherwise expressly set forth herein.

If any amounts received by any Borrower Entity (other than a Borrower) are to be included as Interest Proceeds or Principal Proceeds for distribution on a Payment Date or other application by the Collateral Agent permitted by this Agreement and the other Transaction Documents, the Borrowers shall cause such other Borrower Entities to remit to the Collateral Agent on the Borrowers’ behalf any such Interest Proceeds or Principal Proceeds received by such entity, which remittance shall, for amounts intended to be distributed on a Payment Date, occur not later than the Business Day immediately succeeding the end of the related Due Period (or, to the extent that any such amounts are intended for any other application under this Agreement and the other Transaction Documents, such remittance shall occur sufficiently in advance of such anticipated application as may be reasonably necessary).  For the avoidance of doubt, any such amounts received by such other Borrower Entities on or prior to the Determination Date shall be treated as having been received during the related Due Period, notwithstanding the remittance to the Collateral Agent as instructed by and in consultation with the Services Provider of such amounts occurs following such Determination Date as described above.  The Collateral Agent shall not have any liability for any failure to remit Interest Proceeds or Principal Proceeds on a Payment Date (or otherwise apply any such amounts in accordance with this Agreement and the other Transaction Documents) due to a failure or delay on the part of any such other Borrower Entity to timely remit such amounts to the Collateral Agent on behalf of the Borrowers.

If a Borrower receives Cash denominated in currency that is not a Specified Currency (regardless of source), the Collateral Agent, when and as directed by the Borrowers (or the Services Provider on their behalf), shall convert such amounts into USD at the prevailing spot rate of exchange at the time of such conversion.  The Borrower Entities shall bear all risks of investing in Pledged Obligations denominated in a foreign currency.  It is understood and agreed that any foreign exchange transaction effected by the Collateral Agent may be entered with the Bank or its affiliates acting as principal or otherwise through customary banking channels.  The Collateral Agent shall be entitled at all times to comply with any legal or regulatory requirements applicable to currency or foreign exchange transactions.  The Borrowers acknowledge that the Collateral Agent or any affiliates of the Collateral Agent involved in any such foreign exchange transactions may make a margin or banking income from foreign exchange transactions entered into pursuant to this section for which they shall not be required to account to the Borrowers or any of their Affiliates.  The Collateral Agent shall have no liability for any losses included in or resulting from the rates obtained in any such exchange transaction.

The Collateral Agent, within one Business Day after becoming aware of the receipt of any Distribution or other Proceeds that is not Cash, shall so notify the Services Provider on behalf of the Borrowers and the Borrowers shall, within 10 Business Days of receipt of such notice from the Collateral Agent, sell such Distributions or other Proceeds for Cash in an arm’s length transaction and deposit the Proceeds thereof in the Interest Collection Accounts or Principal Collection Accounts, as relevant, for investment pursuant to Section 6.2; provided that the Borrower need not sell such Distributions or other Proceeds if it delivers an Officer’s Certificate to the Collateral Agent certifying that such Distributions or other Proceeds constitute Collateral Obligations or Eligible Investments and that all steps necessary to cause the Collateral Agent to have a perfected lien therein that is of first priority, free of any adverse claim or the legal equivalent thereof (subject to Permitted Liens), as applicable, have been taken.

The Collateral Agent shall give the Borrowers and the Administrative Agent notice as soon as practicable under the circumstances if it becomes aware that any Transaction Account or any funds on deposit therein, or otherwise to the credit of any Transaction Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.  The Borrower Entities shall not have any legal, equitable or beneficial interest in any Transaction Account other than in accordance with the provisions of this Agreement and the Account Control Agreements.  At all times, all Transaction Accounts shall remain at an institution that satisfies the requirements of Section 6.1.

6.2.                            Collection Accounts.

(a)                                 Interest Collection Accounts.  Each Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name:

(1)                                 in the case of ORCC II Financing, “ORCC II Financing LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”; and

(2)                                 in the case of OR Lending II, “OR Lending II LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”,

which shall be designated as the Interest Collection Account for such Borrower, each of which shall be held by the Accounts Securities Intermediary in accordance with the Account Control Agreements into which the respective Borrowers shall, from time to time, deposit all Interest Proceeds except as otherwise provided in this Section 6.  In addition, the Borrowers may, but under no circumstances shall be required to, deposit or cause to be deposited from time to time such monies in the applicable Interest Collection Account as it deems, in its sole discretion, to be advisable.

To the extent that any Interest Proceeds are received in a Specified Currency other than USD, the Collateral Agent will cause such Interest Proceeds to be deposited in the subaccount of the relevant Interest Collection Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents).

All monies deposited from time to time in the Interest Collection Accounts pursuant to this Agreement shall be held in trust by the Collateral Agent as part of the Collateral and shall be applied to the purposes provided herein.

Subject to 6.3(a), all property in the Interest Collection Accounts, together with any securities in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Accounts Securities Intermediary in the Interest Collection Accounts as part of the Collateral subject to disbursement and withdrawal solely as provided in this Section 6.2 and Section 6.3(a).

Funds on deposit in the Interest Collection Account of OR Lending II shall be swept to the Interest Collection Account of ORCC II Financing at close of business on each Business Day.

(b)                                 Principal Collection Accounts.  Each Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name:

(1)                                 in the case of ORCC II Financing, “ORCC II Financing LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”; and

(2)                                 in the case of OR Lending II, “OR Lending II LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”,

which shall be designated as the Principal Collection Account for such Borrower, each of which shall be held by the Accounts Securities Intermediary in accordance with the Account Control Agreements.  Any and all funds at any time on deposit in, or otherwise to the credit of, the Principal Collection Accounts shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.

The proceeds of all Loans made hereunder (unless expressly permitted to be otherwise applied in accordance with the terms and conditions of this Agreement) and all Principal Proceeds and amounts transferred from the Margin Account for deposit in the Principal Collection Accounts pursuant to Section 6.3(c) shall be deposited into the relevant Principal Collection Account.  All such funds, together with any Eligible Investments made with such funds, shall be held by the Accounts Securities Intermediary in the Principal Collection Accounts as part of the Collateral subject to disbursement and withdrawal solely as provided in this Section 6.2(b) and Section 6.3(a) below.  Any income or other gain realized from Eligible Investments in the Principal Collection Accounts shall be transferred to the relevant Interest Collection Account and disbursed and withdrawn in accordance with Section 6.2.

So long as no Event of Default shall have occurred and be continuing hereunder, upon the receipt of a Borrower Order, the Accounts Securities Intermediary shall reinvest funds on deposit in the Principal Collection Accounts in Collateral Obligations as permitted under and in accordance with the requirements of Section 8 and such Borrower Order.

In addition, so long as (i) no Default or Event of Default has occurred or would result therefrom and (ii) there is no Borrowing Base Deficiency at such time and after giving effect thereto, upon the receipt of a Borrower Order the Accounts Securities Intermediary shall transfer U.S. Dollars on deposit in the Principal Collection Account to the Margin Account in accordance with such Borrower Order (it being understood that funds may not be converted from a non-U.S. Dollar Specified Currency to U.S. Dollars in connection with any such transfer to the Margin Account).

To the extent that any Principal Proceeds are received in CAD, EUR or GBP, the Collateral Agent will cause such Principal Proceeds to be deposited in the subaccount of the relevant Principal Collection Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents).  Pursuant to a Borrower Order, the Services Provider may from time to time direct the Collateral Agent to convert any such non-USD amounts into USD and for the proceeds of such conversion to be deposited in the Principal Collection Accounts for application pursuant to the terms and conditions set forth herein, and at any time, if an Event of Default has occurred and is continuing, the Collateral Agent may (at the direction of the Administrative Agent) convert any or all of such non-USD amounts into USD for application hereunder.

Funds on deposit in the Principal Collection Account of ORCC II Financing may be used on any Business Day to make advances to OR Lending II under the Intercompany Note in accordance with Section 8.2(g).

Funds on deposit in the Principal Collection Account of OR Lending II shall be swept to Principal Collection Account of ORCC II Financing at close of business on each Business Day (other than funds that are being held pending application to the Acquisition or funding of any Restricted Collateral Obligation in accordance with the terms and conditions set forth herein).

6.3.                            Other Transaction Accounts.

(a)                                 Payment Account.  ORCC II Financing shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name “ORCC II Financing LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”, which shall be designated as the Payment Account, which shall be held by the Accounts Securities Intermediary in accordance with the Account Control Agreements.  Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.

To the extent that any amounts to be held in the Payment Account are denominated in a Specified Currency other than USD, the Collateral Agent will cause such amounts to be deposited in the subaccount of the Payment Account established for such currency (or in such other account as the

Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents).

Except as provided in the Priority of Payments and in this Section 6.3, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of and other amounts owing in respect of the Loans in accordance with the provisions of this Agreement and, upon Borrower Order to pay Administrative Expenses (which Borrower Order shall be deemed to be provided for Administrative Expenses identified in the Valuation Report) and other amounts specified in the Priority of Payments in accordance with the Priority of Payments and Section 12.

The Collateral Agent shall cause the transfer to the Payment Account, for application pursuant to the Priority of Payments, on the first Business Day preceding each Payment Date, or, if such funds are permitted to be available in the Interest Collection Accounts or the Principal Collection Accounts, as the case may be, on the Business Day preceding each Payment Date pursuant to Section 6.1 of any amounts then held in Cash in (1) the Interest Collection Accounts and (2) the Principal Collection Accounts (other than Cash that the Services Provider is permitted to and elects to retain in such account for subsequent reinvestment in Collateral Obligations) and any Reinvestment Income on amounts in the Principal Collection Accounts, other than Proceeds received after the end of the Due Period with respect to such Payment Date.  During the Amortization Period, the Collateral Agent shall cause the transfer to the Payment Account from the Margin Account, for application to repay outstanding principal of the Loans, at such times and in such amounts as may be directed by the Borrowers, as Specified Loan Repayments in accordance with the terms set forth in the Margining Agreement.

(b)                                 Expense Reserve Account.  ORCC II Financing shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name “ORCC II Financing LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”, which shall be designated as the Expense Reserve Account, which shall be held by the Accounts Securities Intermediary in accordance with the Account Control Agreements, into which ORCC II Financing shall deposit the Expense Reserve Amount as required pursuant to Section 2.3 and any funds required to be deposited therein pursuant to the Priority of Payments.  Any and all funds at any time on deposit in, or otherwise to the credit of, the Expense Reserve Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.  Pursuant to Borrower Order, the Collateral Agent may at any time withdraw funds deposited in the Expense Reserve Account (x) to pay for any fees or expenses incurred by or on behalf of the Borrowers in connection with the structuring and consummation of the transactions contemplated hereby (the “Reserved Expenses”) and (y) to pay for accrued and unpaid Administrative Expenses.  Amounts in the Expense Reserve Account will be invested in overnight funds that are Eligible Investments in accordance with the written instructions of the Services Provider (which may be in the form of standing instructions).  On the Business Day prior to the Maturity Date, the Collateral Agent shall remit the balance on deposit in the Expense Reserve Account to the Principal Collection Account of ORCC II Financing for application as Principal Proceeds.

(c)                                  Margin Account.  ORCC II Financing shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name “ORCC II Financing LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”, which shall be designated as the Margin Account, which shall be held by the Accounts Securities Intermediary in accordance with the Account Control Agreements, into which ORCC II Financing shall deposit cash in U.S. dollars from time to time as required pursuant to the Margining Agreement.  Any and all funds at any time on deposit in, or otherwise to the credit of, the Margin Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.  The only withdrawals from the Margin Account shall be (1) if at any time any Event of Default has occurred and is continuing, for application under the Enforcement Priority of Payments at the direction of the Requisite Lenders; (2) during the Reinvestment Period, if no Default or Event of Default or Margin Deficit has occurred or would result therefrom, for transfer to a Principal Collection Account or remittance to the Equity Holder as provided in the Margining Agreement; and (3) during the Amortization Period, for transfer to the Payment

Account for application as Specified Loan Repayments as provided in Section 6.3(a) and in the Margining Agreement.  On the Business Day prior to the Maturity Date, the Collateral Agent shall remit the balance on deposit in the Margin Account to the Principal Collection Account of ORCC II Financing for application as Principal Proceeds.

(d)                                 Agreed Release Value Reserve Accounts.  Each Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name:

(1)                                 in the case of ORCC II Financing, “ ORCC II Financing LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”; and

(2)                                 in the case of OR Lending II, “OR Lending II LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”,

which shall be designated as the Agreed Release Value Reserve Account for such Borrower, each of which shall be held by the Accounts Securities Intermediary in accordance with the Account Control Agreements and into which the Borrowers shall deposit cash in non-USD Specified Currencies from time to time as required pursuant to Section 2.9(a)(2).  The Collateral Agent will cause such amounts to be deposited in the subaccount of the relevant Agreed Release Value Reserve Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents).

Any and all funds at any time on deposit in, or otherwise to the credit of, the Agreed Release Value Reserve Accounts shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.  The only withdrawals from the Agreed Release Value Reserve Accounts shall be as follows:

(1)                                 if no Default or Event of Default has occurred and is continuing, each Borrower may (if it so elects) convert (or may direct the Collateral Agent to convert) all or any portion of the amounts held in its Agreed Release Value Reserve Account into USD, to be applied as Principal Proceeds under the Principal Priority of Payments on the immediately succeeding Payment Date; provided that, if any principal of the Loans is required to be paid on any Payment Date in any currency, and funds in such currency in amounts sufficient to pay such principal are not then on deposit in the Principal Collection Accounts, then the Administrative Agent may require that funds on deposit in the Agreed Release Value Reserve Accounts be converted to such currency in amount sufficient to cover such deficiency for such Payment Date;

(2)                                 if at any time any Event of Default has occurred and is continuing, upon direction of the Administrative Agent, for application under the Enforcement Priority of Payments; and

(3)                                 on the Business Day prior to the Maturity Date, the Collateral Agent shall remit the balance on deposit in the Agreed Release Value Reserve Accounts to the Principal Collection Account of ORCC II Financing for application as Principal Proceeds.

Each such conversion under clause (1) above shall occur no later than one Business Day prior to such Payment Date, and shall be made at the relevant Collateral Agent Exchange Rate for such Specified Currency on such date.  To the extent directed by the Administrative Agent, amounts to be applied under clauses (2) and (3) above may be applied in the currency in which such funds are then denominated or may be converted to USD or another Specified Currency (in each case at the relevant Collateral Agent Exchange Rate for such Specified Currency on such date) as directed by the Administrative Agent.

(e)                                  Collateral Accounts.  Each Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name:

(1)                                 in the case of ORCC II Financing, “ORCC II Financing LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”; and

(2)                                 in the case of OR Lending II LLC, “OR Lending II LLC, subject to the lien of State Street Bank and Trust Company, as Collateral Agent on behalf of the Secured Parties”, which shall be designated as the Collateral Account for such Borrower, which shall be held by the Accounts Securities Intermediary in accordance with the Account Control Agreements and into which the Borrowers shall from time to time deposit Collateral.  All Collateral deposited from time to time in the Collateral Accounts pursuant to this Agreement shall be held in trust by the Collateral Agent as part of the Collateral and shall be applied to the purposes provided herein.  Funds in the Collateral Accounts will remain uninvested.

6.4.                            Reports by Collateral Agent.

The Collateral Agent shall make available in a timely fashion to the Borrowers and the Services Provider any information regularly maintained by the Collateral Agent and the Collateral Administrator that the Borrowers or the Services Provider may from time to time reasonably request with respect to the Pledged Obligations or the Transaction Accounts reasonably needed to complete the Valuation Report and the Monthly Report or to provide any other information reasonably available to the Collateral Agent by reason of its acting as Collateral Agent hereunder and required to be provided by Section 6.5 or to permit the Services Provider to perform its obligations under the Corporate Services Agreements.  The Collateral Agent or the Collateral Administrator shall, in a timely fashion, forward to the Services Provider copies of notices and other writings received by it, in its capacity as Collateral Agent or the Collateral Administrator, as applicable, hereunder, from the obligor or other Person with respect to any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation advising the holders of such obligation of any rights that the holders might have with respect thereto (including notices of calls and redemptions thereof) as well as all periodic financial reports received from such obligor or other Person with respect to such obligation and Clearing Agencies with respect to such obligor.  The Borrowers and the Services Provider shall likewise cooperate by providing in a timely fashion to the Collateral Agent and the Collateral Administrator such information in such party’s possession as maintained or reasonably available to it hereunder in respect of the Pledged Obligations or otherwise reasonably necessary to permit the Collateral Agent or the Collateral Administrator, as applicable, to perform its duties hereunder and, with respect to the Collateral Administrator, under the Collateral Administration Agreement.

The Collateral Agent shall prepare and deliver to the Administrative Agent on each Business Day a trade reconciliation statement setting forth a list of each Commitment by a Borrower Entity to Acquire or Dispose of any Collateral Obligation that has not yet settled, including for each such Commitment the identity of the seller or purchaser of such Collateral Obligation, the date of the related trade ticket, the expected settlement date and such other information relating thereto as the Administrative Agent may reasonably request.

Nothing in this Section 6.4 shall be construed to impose upon the Collateral Agent or the Collateral Administrator any duty to prepare any report or statement required under Section 6.5 or to calculate or compute information required to be set forth in any such report or statement other than information regularly maintained by the Collateral Agent by reason of its acting as Collateral Agent hereunder.

6.5.                            Accountings.

(a)                                 [reserved].

(b)                                 Monthly.  Commencing in January 2018, (i) in the case of a month in which there is no Payment Date, not later than the seventh day of such month (or, if such day is not a Business Day, the next succeeding Business Day) and (ii) in the case of a month in which there is a Payment Date, one

Business Day prior to such Payment Date, the Borrowers shall compile, or cause to be compiled, a report (the “Monthly Report”) and the Borrowers shall then provide or make available such Monthly Report to the Collateral Agent, the Collateral Administrator Parties, the Services Provider, the Administrative Agent and each Lender, provided that a Monthly Report may be provided to any such party by posting such Monthly Report on the Collateral Agent’s website and providing access thereto to such parties.  The Monthly Report shall contain the following information and instructions with respect to the Collateral, determined as of (1) in the case of a month in which there is no Payment Date, the last Business Day of the immediately preceding month and (2) in the case of a month in which there is a Payment Date, the Determination Date for such Payment Date:

With respect to the Collateral Portfolio:

(i)                                     the Aggregate Principal Amount of the Collateral Obligations and the Eligible Investments, setting forth for each Collateral Obligation the funded amount thereof, all in the relevant Specified Currencies;

(ii)                                  the Principal Balance, currency, annual interest rate (including the basis for such rate), maturity date (including the later date if such maturity date is extended), issuer of each Collateral Obligation and Eligible Investment and where the issuer of each Collateral Obligation and Eligible Investment is organized, as the case may be; the CUSIP, LIN or any other security identifier, if any, of each Collateral Obligation and Eligible Investment, as the case may be;

(iii)                               an indication as to the classification of such Collateral Obligation (i.e., first lien, etc.); and whether such Collateral Obligation has been designated as a “Private Asset” or a “Non-Private Asset” pursuant to the terms of this Agreement;

(iv)                              the owner of such Collateral Obligation;

(v)                                 the nature, source and amount of any Proceeds in each of the Transaction Accounts including the Interest Proceeds and Principal Proceeds (stating separately the amount of Sale Proceeds), received since the date of determination of the last Monthly Report;

(vi)                              the number, identity and, if applicable, principal amount of any Collateral that was released for sale or other disposition (specifying the category of permitted sales under which it falls) and the number, identity and, if applicable, par value of Collateral Acquired by the Borrower Entities since the date of determination of the last Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date);

(vii)                           (a) the identity of each Collateral Obligation as to which a Value Adjustment Event has occurred since the date of determination of the last Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date) and the date on which such Value Adjustment Event occurred, (b) the identity of each Collateral Obligation as to which a Value Adjustment Event has occurred as of the date of determination of the current Monthly Report (or, in the case of the first Monthly Report, as of the Initial Credit Date), the date on which such Value Adjustment Event occurred and the Market Value of such Collateral Obligation as of the date of determination of the current Monthly Report, and (c) the Aggregate Principal Amount of all such Collateral Obligations;

(viii)                        the Acquisition or sale price of each item of Collateral Acquired by each Borrower Entity, in each case since the date of determination of the last Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date) and the identity of the purchasers or sellers thereof, if any, which are Affiliated with the Borrowers or the Services Provider;

(ix)                              (A) the identity and Principal Balance of each Collateral Obligation that was upgraded or downgraded since the most recent Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date) and (B) the Aggregate Principal Amount of Collateral

Obligations that were (1) upgraded and (2) downgraded, respectively since the most recent Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date);

(x)                                 determinations made by the Calculation Agent hereunder with respect to Borrowing Base (including the Excess Concentration Amount, Assigned Price, Current FX Rate and Collateral Obligation Notional Amount), in each case as most recently identified by the Calculation Agent to the Borrowers and the Collateral Administrator; and

(xi)                              such other information as the Collateral Agent, Services Provider, the Administrative Agent or the Requisite Lenders may reasonably request regarding the Loans and the Collateral therefor.

Upon receipt of each Monthly Report, the Collateral Agent shall compare the information contained therein to the information contained in its records with respect to the Collateral and shall, within three Business Days after receipt of such Monthly Report, notify the Borrowers and the Services Provider if the information contained in the Monthly Report does not conform to the information maintained by the Collateral Agent in its records and detail any discrepancies.  If any discrepancy exists, the Collateral Agent and the Borrowers, or the Services Provider on behalf of the Borrowers, shall attempt to resolve the discrepancy.  If such discrepancy cannot be promptly resolved, the Borrowers shall appoint, within five Business Days, an Independent accountant to review such Monthly Report and the Collateral Agent’s records to determine the cause of such discrepancy.  If such review reveals an error in the Monthly Report or the Collateral Agent’s records, the Monthly Report or the Collateral Agent’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Agreement.

(c)                                  Payment Date Accounting.  The Borrowers shall compile or cause to be compiled a report (the “Valuation Report”) and the Borrowers shall then provide, or cause to be provided, such Valuation Report by facsimile, overnight courier or electronic mail to the Collateral Agent (who shall make such Valuation Report available to the Administrative Agent and the Lenders by access to its website or by first class mail upon written request therefor) not later than one Business Day prior to the related Payment Date (or, with respect to the Maturity Date, on the Payment Date).  The Valuation Report shall contain the following information:

(i)                                     the Aggregate Principal Amount of the Collateral Obligations as of the close of business on such Determination Date, setting forth for each Collateral Obligation the funded amount thereof after giving effect to (A) Proceeds received on the Collateral Obligations with respect to the related Due Period and the reinvestment of such Proceeds in substitute Collateral Obligations or Eligible Investments during such Due Period and (B) the release of any Collateral Obligations during such Due Period;

(ii)                                  the aggregate outstanding principal balance of the Loans (in Dollars or the relevant Specified Currency in which such Loans are denominated), as an aggregate Dollar figure at the Dollar Equivalent thereof as at such Determination Date, and as a percentage of the original aggregate outstanding principal balance of the Loans at the beginning of the Due Period, the amount of principal payments to be made on the Loans on the next Payment Date, the amount of any overdue interest and the aggregate outstanding principal balance of the Loans as a Dollar figure and as a percentage of the original aggregate outstanding principal balance, in each case after giving effect to the principal payments, if any, for such Payment Date;

(iii)                               the amount of interest payable to the Lenders for such Payment Date (stated separately for each Type and Tranche of Loans) and the amount of Interest Proceeds and Principal Proceeds payable to the Equity Holder (in each case determined as of the related Determination Date);

(iv)                              the amount of Principal Proceeds to be applied pursuant to clause (1) of the Principal Priority of Payments (in each case determined as of the related Determination Date);

(v)                                 the Administrative Expenses payable for such Payment Date on an itemized basis (determined as of the related Determination Date);

(vi)                              for the Interest Collection Accounts:

(1)                                 the Balance on deposit in each Interest Collection Account at the end of the related Due Period, in each Specified Currency;

(2)                                 the amounts payable from each Interest Collection Account (through a transfer to the Payment Account) pursuant to subclauses (1) through (9) of the Interest Priority of Payments and subclauses (1) through (6) of the Principal Priority of Payments for such Payment Date, in each case in each Specified Currency; and

(3)                                 the Balance remaining in each Interest Collection Account immediately after all payments and deposits to be made on such Payment Date (determined as of the related Determination Date);

(vii)                           for the Principal Collection Accounts:

(1)                                 the Balance on deposit in each Principal Collection Account at the end of the related Due Period, in each Specified Currency;

(2)                                 the amounts, if any, payable from each Principal Collection Account (through a transfer to the Payment Account) as Interest Proceeds pursuant to the Interest Priority of Payments and as Principal Proceeds pursuant to the Principal Priority of Payments for such Payment Date (in each case determined as of the related Determination Date), in each Specified Currency; and

(3)                                 the Balance remaining in each Principal Collection Account immediately after all payments and deposits to be made on such Payment Date (determined as of the related Determination Date), in each Specified Currency;

(viii)                        the amount of unpaid interest, if any, with respect to any Loans of each Class (in each case determined as of the related Determination Date), in each Specified Currency;

(ix)                              the Principal Payments received during the related Due Period, in each Specified Currency;

(x)                                 the Principal Proceeds received during the related Due Period, in each Specified Currency;

(xi)                              the Interest Proceeds received during the related Due Period, in each Specified Currency;

(xii)                           the amounts payable pursuant to each subclause of the Interest Priority of Payments and the Principal Priority of Payments on the related Payment Date in each Specified Currency (in each case determined as of the related Determination Date);

(xiii)                        the identity of each Collateral Obligation as to which a Value Adjustment Event occurred during the related Due Period;

(xiv)                       the identity of any Collateral Obligations and other properties that were released for sale or other disposition, indicating whether such Collateral Obligation or other property is subject to a Value Adjustment Event or is an Ineligible Asset and whether such Collateral Obligation or Ineligible Asset was sold or disposed of since the last Valuation Report; and

(xv)                          such other information as the Collateral Agent, Services Provider or the Administrative Agent may reasonably request regarding the Loans and the Collateral therefor.

(d)                                 Payment Date Instructions.  Each Valuation Report shall constitute instructions to the Collateral Agent to withdraw on the related Payment Date from the Payment Account and pay or transfer the amounts set forth in such report in the manner specified, and in accordance with the priorities established, in the Priority of Payments.

(e)                                  Valuation Report/Monthly Report.  Notwithstanding any provision to the contrary contained in this Agreement, in the case of a month in which there is a Payment Date, the Borrowers, or the Collateral Administrator on behalf of the Borrowers, need not compile a separate Monthly Report and Valuation Report but may in lieu thereof compile a combined report that contains the information, determined as of the Determination Date, required by Section 6.5(b) and Section 6.5(c).  Such combined report shall otherwise be subject to all of the requirements set forth in the first paragraphs of Section 6.5(b) and Section 6.5(c).  Except as otherwise expressly stated, information in such reports as to any asset shall be in the Specified Currency of such asset.

(f)                                   Distribution of Reports.  The Collateral Agent will make each Monthly Report and Valuation Report available via its internet website.  The Collateral Agent’s internet website shall initially be located at “mystatestreet.com”.  Assistance in using the website can be obtained by contacting the Collateral Agent’s Corporate Trust Office.  Parties that are temporarily unable to access the Collateral Agent’s website may request that copies of the reports be emailed to them by contacting the Collateral Agent’s Corporate Trust Office.  The Collateral Agent shall have the right to change the way such statements are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Collateral Agent shall provide timely and adequate notification to all above parties regarding any such changes.  As a condition to access to the Collateral Agent’s internet website, the Collateral Agent may require registration and the acceptance of a disclaimer.  The Collateral Agent shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Reports and the Valuation Reports which the Collateral Agent disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.  For the avoidance of doubt, the Monthly Reports and the Valuation Reports shall be made available to all Lenders simultaneously, which may be by posting to the Transaction Data Room.

(g)                                  Additional Reports.  In addition to the information and reports specifically required to be provided pursuant to the terms of this Agreement, the Borrowers (at their expense), or the Services Provider on behalf of the Borrowers, shall compile and the Borrowers shall then provide the Administrative Agent and the Lenders (upon request of the Requisite Lenders), with all information or reports delivered to the Collateral Agent hereunder, and such additional information as the Administrative Agent or the Requisite Lenders may from time to time reasonably request and the Borrowers shall reasonably determine may be obtained and provided without unreasonable burden or expense (the “Additional Reports”).  Such a request from a Lender (or its designee) may be submitted directly to the Collateral Agent and then such request shall be forwarded to the Borrowers for processing.  For the avoidance of doubt, all Additional Reports shall be made available to all Lenders simultaneously, which may be by posting to the Transaction Data Room.

(h)                                 Transaction Data Room.  The Borrowers shall make available each Monthly Report, each Valuation Report and all Additional Reports in the Transaction Data Room.

6.6.                            Daily Collateral Administrator Information

The Borrowers shall ensure that the Collateral Administrator provides the Administrative Agent and the Lenders access to the following daily information on the Collateral Agent’s website (and via email) on each Business Day, each as of the close of business on the immediately preceding Business Day (provided that items (iii) and (iv) below shall be made available within two Business Days after the related Commitment date):

(i)                                     the Aggregate Principal Amount of the Collateral Obligations and the Eligible Investments then owned by the Borrower Entities, setting forth for each Collateral Obligation the funded amount thereof, all in the relevant Specified Currencies;

(ii)                                  for each Collateral Obligation and Eligible Investment then owned by the Borrower Entities:

(1)                                 the owner of such Collateral Obligation or Eligible Investment; and

(2)                                 the Principal Balance; currency; the annual interest rate (including the basis for such rate); maturity date (including the later date if such maturity date is extended); issuer; where such issuer is organized; and the CUSIP, LIN or other security identifier, if any, thereof;

(iii)                               a list of each Collateral Obligation that each Borrower Entity has Committed to Acquire but for which the related settlement has not yet occurred (and, for each, the purchase price to be payable by such Borrower Entity for such Collateral Obligation);

(iv)                              a list of each Collateral Obligation that each Borrower Entity has Committed to sell but for which the related settlement has not yet occurred (and, for each, the purchase price to be received by such Borrower Entity for such Collateral Obligation); and

(v)                                 the Balance on deposit in each Transaction Account.

The Administrative Agent may from time to time request the Collateral Administrator to add to the scope of daily information (or other information) with regard to the Collateral that is made available under this Section 6.6, and the Collateral Administrator will work in good faith to accommodate any reasonable request within 10 Business Days, it being understood that, if the scope of information requested by the Administrative Agent is then readily available to the Collateral Administrator, the Collateral Administrator will work in good faith to accommodate such request within two Business Days.

When providing notice to the Collateral Administrator of any Commitment by a Borrower Entity to Acquire or Dispose of any Collateral Obligation, the Borrowers shall include the Administrative Agent on such notice.

6.7.                            Delivery of Pledged Obligations; Custody Documents; Etc.

(a)                                 The Collateral Agent shall credit all Collateral Obligations and Eligible Investments Acquired by the Borrowers in accordance with this Agreement and Cash to the relevant Transaction Account established and maintained pursuant to this Section 6, as to which in each case the Collateral Agent and the Borrowers shall have entered into the Account Control Agreements.

(b)                                 Each time that the Borrowers, or the Services Provider on behalf of the Borrowers, shall direct or cause the Acquisition of any Collateral Obligation or Eligible Investment, the Borrowers or the Services Provider on behalf of the Borrowers shall, if such Collateral Obligation or Eligible Investment has not already been transferred to the relevant Transaction Account, cause such Collateral Obligation or Eligible Investment to be delivered.  The security interest of the Collateral Agent in the funds or other property utilized in connection with such Acquisition shall, immediately and without further action on the part of the Collateral Agent, thereupon be released.  The security interest of the Collateral Agent shall nevertheless come into existence and continue in such Collateral Obligation or Eligible Investment so Acquired, including all rights of the Borrowers in and to any contracts related to and proceeds of such Collateral Obligation or Eligible Investment.

(c)                                  Without limiting the foregoing, the Borrowers, or the Services Provider on behalf of the Borrowers, will use its commercially reasonable efforts to direct the Accounts Securities Intermediary to take such different or additional action as may be necessary in order to maintain the perfection or priority of the security interest in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC.

(d)                                 In addition to the steps specified in subclauses (b) and (c) above, the Borrowers or the Services Provider (at the sole cost and expense of the Borrowers) on behalf of the Borrowers will use commercially reasonable efforts to take all actions necessary or advisable under the laws of the applicable jurisdiction of organization of the Borrowers to protect the security interest of the Collateral Agent.

(e)                                  For each Collateral Obligation owned by a Borrower Entity on the Initial Credit Date, such Borrower Entity shall:

(1)                                 prepare, execute and deliver (and procure execution by the other parties required to execute and deliver the same) to the Collateral Custodian, on the Initial Credit Date, the Escrowed Assignment Agreement Documents for such Collateral Obligation, to be held by the Collateral Custodian pending the assignment of Collateral Obligation in connection with the exercise of remedies by the Collateral Agent or the Requisite Lenders under the Transaction Documents; provided that such Escrowed Assignment Agreement Documents shall be provided in electronic form (to the Transaction Data Room) on the Initial Credit Date with originals to be sent to the Collateral Custodian within 10 days after the Initial Credit Date;

(2)                                 direct all the obligors and agents, as applicable, on all Collateral Obligations to make all payments under the relevant Underlying Instruments in respect of such Collateral Obligations directly to the applicable Transaction Accounts; and

(3)                                 deliver copies of a Document Checklist for such Collateral Obligation, all related Underlying Instruments and other related Custody Documents to the Collateral Custodian on behalf of the Secured Parties; provided that:

(i)                                     (x) with respect to Collateral Obligations other than Originated Collateral Obligations, items referenced in clause (a) of the definition of “Underlying Instruments” shall be delivered on the Initial Credit Date and (y) with respect to Originated Collateral Obligations, items in clause (a) of the definition of “Underlying Instruments” shall be delivered within five Business Days of the Initial Credit Date;

(ii)                                  items referenced in clause (b) of the definition of “Underlying Instruments” shall be delivered promptly upon receipt by the Services Provider; and

(iii)                               items referenced in clause (c) of the definition of “Underlying Instruments” shall be delivered upon request by the Requisite Lenders to the extent that the Services Provider has received such items.

To the extent not otherwise provided in clause (3) above, the Preliminary Documentation Package for each Collateral Obligation shall be delivered to the Collateral Custodian on or prior to the date on which the Borrower Entities fund the Acquisition of such Collateral Obligation (whether with funds on deposit in the Transaction Accounts or with the proceeds of any borrowing under the Transaction Documents); and the Additional Documentation shall be delivered to the Collateral Custodian within five Business Days after the date on which the Borrower Entities fund the Acquisition of such Collateral Obligation.

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Services Provider will be deemed to have satisfied their obligations to deliver such Document Checklists, all Underlying Instruments and other related Custody Documents under this clause (e) (other than any Escrowed Assignment Agreement Documents) to the Collateral Custodian to the extent such material has been made available to the Collateral Custodian in the Transaction Data Room, and the Borrower shall have provided written notice (email is sufficient) to the Collateral Custodian two Business Days prior to the date original and/or electronic copies of such Document Checklists, Underlying Instruments and other related Custody Documents under this clause (e) are delivered to the Collateral Custodian.  The Collateral Agent shall have no responsibility to receive or maintain in its possession any physical copies thereof.

(f)                                   For each Collateral Obligation Acquired by a Borrower Entity after the Initial Credit Date, such Borrower Entity shall:

(1)                                 prepare, execute and deliver (and procure execution by the other parties required to execute and deliver the same) to the Collateral Custodian, on the date on which such Borrower Entity Acquires such Collateral Obligation:

(x)                                 the Escrowed Assignment Agreement Documents for such Collateral Obligation, to be held by the Collateral Custodian pending the assignment of Collateral Obligation in connection with the exercise of remedies by the Collateral Agent or the Requisite Lenders under the Transaction Documents; provided that:

(i)                                     except as set forth in clause (ii) below, (A) such Escrowed Assignment Agreement Documents shall be provided in electronic form on the date on which such Borrower Entity Acquires such Collateral Obligation with originals to be sent to the Collateral Custodian within 10 days after the date of such Acquisition and (B) the Borrowers shall provide written notice (email is sufficient) to the Collateral Custodian two Business Days prior to the date on which such Borrower Entity Acquires such Collateral Obligation that original and/or electronic copies of the Escrowed Assignment Agreement Documents for such Collateral Obligation are being delivered to the Collateral Custodian; and

(ii)                                  such Escrowed Assignment Agreement Documents may be provided (in both electronic and original form) within 10 Business Days after the date of such Acquisition if:

(A)                               at the time of such Acquisition, the total number of Collateral Obligations with unique underlying obligors (with their respective affiliates) (including such Acquired Collateral Obligation) for which Escrowed Assignment Agreement Documents are being delivered, but have not yet been delivered, under this clause (ii) (the “In Transit Collateral Obligations” at such time) does not exceed the greater of (x) three In Transit Collateral Obligations or (y) 10% (such percentage to be rounded up to the nearest whole number) of the total number of Collateral Obligations at such time; and

(B)                               such Borrower Entity provides to the Administrative Agent, the Collateral Agent and the Collateral Custodian, at the time of such Acquisition, a list of each In Transit Collateral Obligation at such time, setting forth for each such Collateral Obligation its date of Acquisition and the Asset Amortized Amount thereof; and

(y)                                 if any Owl Rock Administrative Agent is party to the related Underlying Instruments and such Owl Rock Administrative Agent has not theretofore executed and delivered an Administrative Agent Cooperation Agreement that covers such Collateral Obligation, an Administrative Agent Cooperation Agreement executed and delivered by such Owl Rock Administrative Agent and the other parties thereto;

(2)                                 direct all the obligors and agents, as applicable, on all Collateral Obligations to make all payments under the relevant Underlying Instruments in respect of such Collateral Obligations directly to the applicable Transaction Accounts;

(3)                                 make available a Document Checklist for such Collateral Obligation, copies of all related Underlying Instruments and other related Custody Documents to the Collateral Custodian on behalf of the Secured Parties; provided that:

(i)                                     (x) with respect to Collateral Obligations other than Originated Collateral Obligations, items referenced in clause (a) of the definition of “Underlying Instruments” shall be delivered on the date on which such Borrower Entity Acquires such Collateral Obligation and (y) with respect to Originated Collateral Obligations, items referenced in clause (a) of the definition of “Underlying Instruments” shall be delivered within five Business Days after the date on which such Borrower Entity Acquires such Collateral Obligation;

(ii)                                  items referenced in clause (b) of the definition of “Underlying Instruments” shall be delivered promptly upon receipt by the Services Provider; and

(iii)                               items referenced in clause (c) of the definition of “Underlying Instruments” shall be delivered upon request by the Requisite Lenders to the extent that the Services Provider has received such items.

To the extent not otherwise provided in clause (3) above, the Preliminary Documentation Package for each Collateral Obligation shall be delivered on or prior to the date on which the Borrower Entities fund the Acquisition of such Collateral Obligation (whether with funds on deposit in the Transaction Accounts or with the proceeds of any borrowing under the Transaction Documents); and the Additional Documentation shall be delivered within five Business Days after the date on which the Borrower Entities fund the Acquisition of such Collateral Obligation.

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Services Provider will be deemed to have satisfied their obligations to deliver such Document Checklists, all Underlying Instruments and other related Custody Documents under this clause (f) (other than any Escrowed Assignment Agreement Documents) to the Collateral Custodian to the extent such material has been made available to the Collateral Custodian in the Transaction Data Room, and the Borrower shall have provided written notice (email is sufficient) to the Collateral Custodian two Business Days prior to the date original and/or electronic copies of such Document Checklists, Underlying Instruments and other related Custody Documents under this clause (f) are delivered to the Collateral Custodian.  The Collateral Agent shall have no responsibility to receive or maintain in its possession any physical copies thereof.

(g)                                  From time to time at the reasonable request of the Requisite Lenders, each Borrower Entity agree to execute and deliver to the Collateral Custodian new or refreshed Escrowed Assignment Agreement Documents for all or such portion of the Collateral Obligations as the Requisite Lenders may specify in such request (it being understood that no more than one request may be made in any calendar year unless an Event of Default shall have occurred and be continuing at the time of such request); and the Borrowers shall provide written notice (email is sufficient) to the Collateral Custodian two Business Days prior to the date on which such Escrowed Assignment Agreement Documents are being delivered to the Collateral Custodian under this paragraph (g).

6.8.                            Custodianship and Release of Collateral.

(a)                                 Subject to Section 8, each Borrower Entity may, by Borrower Order delivered to the Collateral Agent at least two Business Days prior to the settlement date for any sale of a Collateral Obligation or Ineligible Asset, direct the Collateral Agent to release such Collateral Obligation and, upon receipt of such Borrower Order, if the sale of such Collateral Obligation or Ineligible Asset is in compliance with the restrictions on sale and the other terms in Section 8 and the Administrative Agent has consented to such sale pursuant to Section 8, the Collateral Agent shall deliver (or cause the delivery of) any such Collateral Obligation, if in physical form, duly endorsed to the broker or purchaser designated in such Borrower Order or against receipt of the sales price therefor as set forth in such Borrower Order; provided that the Collateral Agent may deliver (or cause the delivery of) any such Collateral Obligation in physical form for examination in accordance with street delivery custom, and the Lien of the Collateral Agent shall be automatically released from such Collateral Obligation or Ineligible Asset without further action upon receipt of the Sale Proceeds.

(b)                                 Subject to Section 8, each Borrower Entity may, by Borrower Order delivered to the Collateral Agent at least two Business Days prior to the date set for redemption or payment in full of a Pledged Obligation or other item of Collateral and certifying that such Collateral Obligation is being redeemed or paid in full, direct the Collateral Agent, or at the Collateral Agent’s instructions, the Accounts Securities Intermediary, to deliver such Collateral Obligation, if in physical form, duly endorsed, to cause it to be presented, or otherwise appropriately deliver or present such security or debt obligation, to the appropriate paying agent therefor or other Person responsible for payment thereon on or before the date set for redemption or payment, in each case against receipt of the redemption price or payment in full thereof.  If an Event of Default has occurred and is continuing at the time of such direction, the Collateral Agent, if so directed by the Requisite Lenders, shall disregard such direction.

(c)                                  Subject to Section 8, each Borrower Entity may, by Borrower Order, delivered to the Collateral Agent at least two Business Days prior to the date set for an exchange, tender or sale, certifying that a Collateral Obligation is subject to an Offer and setting forth in reasonable detail the procedure for response to such Offer, direct the Collateral Agent or, at the Collateral Agent’s instructions, the Accounts Securities Intermediary, to deliver such security or debt obligation, if in physical form, duly endorsed, or, if such security is a Collateral Obligation for which a Security Entitlement has been created in a Transaction Account, to cause it to be delivered, or otherwise appropriately deliver or present such security or debt obligation, in accordance with such Borrower Order, in each case against receipt of payment therefor, and the Lien of the Collateral Agent shall be automatically released from such Collateral Obligation without further action upon receipt of the applicable exchange, tender or Sale Proceeds.  If an Event of Default has occurred and is continuing at the time of such direction, the Collateral Agent, if so directed by the Requisite Lenders, shall disregard such direction.

(d)                                 The Collateral Agent shall deposit any proceeds received from the disposition of a Pledged Obligation of the applicable Borrower Entity in the relevant Principal Collection Account and/or Interest Collection Account, as the case may be, unless directed to simultaneously applied to the purchase of substitute Collateral Obligations or Eligible Investments as permitted under and in accordance with this Section 6 and Section 8.

(e)                                  Upon satisfaction of any of the conditions set forth in this Section 6.8 for the sale or release of a Collateral Obligation in whole, the Services Provider shall, by delivery to the Collateral Agent of a request for release substantially in the form of Exhibit D (with a copy to the Lenders) (which may be delivered concurrently with the Borrower Order delivered pursuant to Section 6.7(a)), direct the release of the related Custody Documents for such Collateral Obligation which are held by the Collateral Agent in physical custody pursuant to Section 6.7.  Upon receipt of such direction, the Collateral Agent shall release the related Custody Documents to the Services Provider (or as otherwise provided in the related release request) and the Services Provider will not be required to return the related Custody Documents to the Collateral Agent.  Written instructions as to the method of shipment and shipper(s) the Collateral Agent is directed to utilize in connection with the transmission of Custody Documents in the performance of the Collateral Agent’s duties hereunder shall be delivered by the Services Provider to the Collateral Agent prior to any shipment of any Custody Documents hereunder.  If the Collateral Agent does not receive such written instruction from the Services Provider, the Collateral Agent shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service.  The Services Provider shall arrange for the provision of such services at the sole cost and expense of the Borrowers and shall maintain such insurance against loss or damage to the Custody Documents as the Services Provider deems appropriate.

6.9.                            Procedures Relating to the Establishment of Transaction Accounts Controlled by the Collateral Agent.

(a)                                 Notwithstanding the terms of Part 5 of Article 8 of the UCC but subject to Section 6.7 and Section 14, to the extent applicable, with respect to Collateral Obligations delivered to the Collateral Agent, any custodian acting on its behalf, or the Bank acting as Accounts Securities Intermediary pursuant to the provisions of this Agreement, such Person shall be obligated to receive and hold until released pursuant to the terms of this Agreement and the Collateral Documents the items delivered or caused to be delivered to it by the Borrower Entities or the Services Provider, and to hold the same in its custody in accordance with the terms of this Agreement and the Collateral Documents but shall have no further obligation with respect to, or be obligated to take (or to determine whether there has been taken) any action in connection with the delivery of such Collateral Obligations.  Without limiting the foregoing, in no instance shall the Collateral Agent, any such custodian or the Bank acting as Accounts Securities Intermediary be under any duty or obligation to examine the underlying credit agreement, loan agreement, participation agreement, indenture, trust agreement or similar instrument that may be applicable to any Collateral Obligation in order to determine (or otherwise to determine under applicable law) whether sufficient actions have been taken and documents delivered (including any requisite obligor or agent bank consents, notices or filings) in order to properly assign, transfer, or otherwise convey title to such Collateral Obligations.

In connection with the delivery of any Collateral Obligation, the Borrower Entities or the Services Provider shall send to the Collateral Agent and the Collateral Administrator Parties a trade ticket or transmittal letter (in form and content mutually reasonably acceptable to them), which shall, at a minimum (in addition to other appropriate information with regard to the subject Collateral Obligation as may be mutually agreed upon between the Collateral Administrator Parties and the Services Provider), (i) specify the Acquisition price for such Collateral Obligation, and (ii) identify the Collateral Obligation and its material amount, payment and interest rate terms.  Each of the Collateral Agent, any custodian acting on its behalf, the Collateral Administrator Parties and the Bank acting as Accounts Securities Intermediary shall be entitled to assume the genuineness, validity and enforceability of each such note, certificate, instrument and agreement delivered to it in connection with the delivery of a Collateral Obligation, and to assume that each is what it purports on its face to be, and to assume the genuineness and due authority of all signatures appearing thereon.

(b)                                 Nothing in this Section 6 shall impose upon the Accounts Securities Intermediary the duties, obligations or liabilities of the Collateral Agent; and nothing herein shall impose upon the Collateral Agent the duties, obligations or liabilities of the Accounts Securities Intermediary.

SECTION 7. APPLICATION OF MONIES

7.1.                            Application of Monies.

Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 7.1 and Section 12, on each Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the applicable Transaction Accounts as follows and for application by the Collateral Agent in accordance with the following priorities (collectively, the “Priority of Payments”):

(a)                                 Interest Priority of Payments.  On each Payment Date (unless an Event of Default has occurred and is then continuing) the Collateral Agent shall disburse amounts transferred to the Payment Account pursuant to Sections 6.3(a) constituting Interest Proceeds (as set forth on the Valuation Report for such Payment Date) for application (in the currencies in which such payments are denominated) in accordance with the following priorities (the “Interest Priority of Payments”):

(1)                                 to the payment of taxes of any Borrower Entity, if any, and any governmental fee, including all filing, registration and annual return fees payable by them (in each case, excluding any Specified Payment Amounts for such Payment Date);

(2)                                 to the payment of accrued and unpaid Administrative Expenses constituting fees of the Bank Parties and the Collateral Custodian under the Transaction Documents and reimbursement of expenses (including indemnity payments) of the Bank Parties pursuant to the terms of the Transaction Documents; provided that total payments pursuant to this subclause (2) shall not exceed, on any Payment Date, an amount equal to a percentage of the Aggregate Principal Amount of the Collateral Portfolio equal to an annual rate of 1.00%, measured as of the beginning of the Due Period preceding such Payment Date;

(3)                                 to pay the Fixed Amount to the Equity Holder and any Successor Management Fees to any Successor Services Provider; provided that (x) the aggregate amounts payable under this clause (3) on any Payment Date and under clause (1) of the Principal Priority of Payments with respect thereto shall not exceed U.S.$750,000; and (y) no Fixed Amount or Successor Management Fee will be payable under this clause (3) on any Payment Date to the extent that remaining amounts available to be applied under clauses (4) through (10) below will be insufficient to cover such amounts in full;

(4)                                 to the payment (in the order set forth in the definition of Administrative Expenses), of (a) first, remaining accrued and unpaid Administrative Expenses (other than indemnity payments) of the Borrowers including other amounts payable by the Borrowers to the Services Provider under the Corporate Services Agreements (excluding any Fixed Amounts or Successor Management Fees), and to the Bank Parties constituting Administrative Expenses (including indemnity payments) not paid pursuant to subclause (2) above, and (b) second, remaining accrued and unpaid Administrative Expenses of the Borrowers constituting indemnity payments; provided that such payments pursuant to this subclause (4) shall not exceed an amount equal on any Payment Date (when taken together with any Administrative Expenses (other than those paid and applied to the cap amount specified in clause (2) above) paid during the period since the preceding Payment Date or, in the case of the First Payment Date, the Initial Credit Date) to the Administrative Expense Cap for such Payment Date;

(5)                                 to the payment of any accrued and unpaid interest, Minimum Spread Payments, Make-Whole Amounts (if any), Hedge Costs (if any) and other amounts due and payable on the Loans (in each case other than principal of the Loans), ratably to the Lenders based on the amounts thereof then due and owing hereunder;

(6)                                 if a Clean-Up Call Event or a Cash Trap Event has occurred and is continuing, to the outstanding principal of the Loans and the other Obligations until the Obligations are repaid in full;

(7)                                 if a Margin Deficit exists on such Payment Date, (x) during the Reinvestment Period, to the Margin Account until the Margin Deficit is reduced to zero; and (y) during the Amortization Period, to the outstanding principal of the Loans and the other Obligations, until the Margin Deficit is reduced to zero or the Obligations are paid in full;

(8)                                 if a Borrowing Base Deficiency exists on such Payment Date, an amount equal to the Borrowing Base Deficiency (x) during the Reinvestment Period, to the Principal Collection Accounts (for application on subsequent dates); and (y) during the Amortization Period, to the outstanding principal of the Loans and the other Obligations until the Obligations are paid in full;

(9)                                 if such Payment Date falls in a Sponsor Valuation Period, to the Interest Collection Accounts for application as Interest Proceeds on the succeeding Payment Date;

(10)                          to the payment, first, pari passu, of any accrued and unpaid fees and expenses of the Bank Parties; second, in the order set forth in the definition of Administrative Expenses, of any accrued and unpaid Administrative Expenses of the Borrowers (including, for the avoidance of doubt, (a) indemnities and amounts payable by the Borrowers to the Bank Parties and (b) indemnities and amounts payable by the Borrowers to the Services Provider under the Corporate Services Agreements (other than any Fixed Amount or Successor Management Fee)), in each case to the extent not paid pursuant to subclauses (2), (3) and (4) above; third, to a deposit to the Expense Reserve Account until the amount on deposit therein is equal to the Expense Reserve Amount; and fourth, any loan origination and structuring fees payable by the Borrower to the Fund;

(11)                          to pay the Fixed Amount to the Equity Holder and any Successor Management Fees to any Successor Services Provider, in each case to the extent not paid in full under clause (3) above;

(12)                          to the payment of the Specified Payment Amounts (if any) for such Payment Date; and

(13)                          the balance of Interest Proceeds to the Borrowers for distribution to the Equity Holder as a dividend payment thereon or as a final distribution in redemption thereof, as applicable or, if the Services Provider so directs, to be treated as Designated Principal Proceeds hereunder.

(b)                                 Principal Priority of Payments.  On each Payment Date (unless an Event of Default has occurred and is then continuing), in each case after giving effect to the application of the Interest Priority of Payments on such Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account pursuant to Section 6.3(a) constituting Principal Proceeds (as set forth on the Valuation Report for such Payment Date) for application (in the currencies in which such payments are denominated) in accordance with the following priorities (the “Principal Priority of Payments”):

(1)                                 to the payment of the amounts referred to in subclauses (1) through (5) of the Interest Priority of Payments (in the order of priority set forth therein), but only to the extent not paid in full thereunder;

(2)                                 if such Payment Date is during the Amortization Period, (x) first, to the payment of principal of the Loans in an amount equal to the Required Principal Amortization Amount for such Payment Date; and (y) second, to the payment of principal of the Loans in the amount of the Deficient Amount (if any) resulting from a Deficient Proceeds Bifurcation in the current or any prior Due Period;

(3)                                 if such Payment Date is on the Maturity Date, to the payment of principal of the Loans until the Loans are repaid in full;

(4)                                 if a Clean-Up Call Event or a Cash Trap Event has occurred and is continuing, to the outstanding principal of the Loans and the other Obligations until the Obligations are repaid in full;

(5)                                 if a Margin Deficit exists on such Payment Date, (x) during the Reinvestment Period, to the Margin Account until the Margin Deficit is reduced to zero; and (y) during the Amortization Period, to the outstanding principal of the Loans and the other Obligations, until the Margin Deficit is reduced to zero or the Obligations are paid in full;

(6)                                 if a Borrowing Base Deficiency exists on such Payment Date (determined on a pro forma basis after giving effect to the application of amounts on deposit in the Principal Collection Accounts under the remaining provisions of the Principal Priority of Payment on such Payment Date), an amount equal to such Borrowing Base Deficiency (x) during the Reinvestment Period, to the Principal Collection Accounts (for application on subsequent dates); and (y) during the Amortization Period, to the outstanding principal of the Loans and the other Obligations until the Obligations are paid in full;

(7)                                 if such Payment Date falls in a Sponsor Valuation Period, to the Principal Collection Accounts for application as Principal Proceeds on the succeeding Payment Date;

(8)                                 if such Payment Date is during the Reinvestment Period, all remaining Principal Proceeds at the direction of the Borrowers (x) to the Acquisition of Collateral Obligations or to the Principal Collection Accounts for investment in Eligible Investments pending Acquisition of Collateral Obligations at a later date; or (y) to the Borrowers for distribution to the Equity Holder as a dividend payment thereon, provided that before and after giving effect to such distribution under this clause (y), no Default, Event of Default, Extraordinary Event, Margin Deficit or Borrowing Base Deficiency shall have occurred and then be continuing or shall result therefrom; in each case in accordance with this Agreement;

(9)                                 to the amounts referred to in subclauses (10) and (11) of the Interest Priority of Payments (in the order of priority set forth therein), but only to the extent not paid in full thereunder;

(10)                          to the payment of the Specified Payment Amounts (if any) for such Payment Date, in each case to the extent not paid pursuant to the Interest Priority of Payments; and

(11)                          to the Borrowers for distribution to the Equity Holder as a dividend payment thereon or as a final distribution in redemption thereof, as applicable.

(c)                                  Enforcement Priority of Payments.  If an Event of Default has occurred and is continuing, all Interest Proceeds, Principal Proceeds and any other available funds in the Transaction Accounts will be distributed in the following order of priority (the “Enforcement Priority of Payments”):

(1)                                 to the payment (a) first, of the amounts referred to in subclauses (1) through (3) of the Interest Priority of Payments (in the order of priority set forth therein); and (b) second to the Bank Parties and the Collateral Custodian constituting Administrative Expenses (including indemnity payments, but excluding Excluded Payments) not paid pursuant to subclause (a) above due to the application of the caps set forth in subclauses (2) and (3) of the Interest Priority of Payments;

(2)                                 to the payment (a) first, of any accrued and unpaid interest, Minimum Spread Payments, Make-Whole Amounts (if any), Hedge Costs (if any) and other amounts due and payable on the Loans (in each case other than principal of the Loans), ratably to the Lenders based on the amounts thereof then due and owing hereunder; (b) second, of principal of the Loans, until the Loans have been repaid in full; (c) third, to the payment of any other Obligations the outstanding; and (d) fourth, to the amount referred to in subclause (9) of the Interest Priority of Payments (in the order of priority set forth therein);

(3)                                 to pay the Fixed Amount to the Equity Holder and any Successor Management Fees to any Successor Services Provider, in each case to the extent not theretofore paid in full;

(4)                                 to the payment of all Extraordinary Expense Amounts (if any) not theretofore paid; and

(5)                                 the balance of such funds, if any, to the Borrowers for distribution to the Equity Holder as a final distribution in redemption thereof, as applicable.

(d)                                 Other Provisions.  Without limiting the foregoing:

(1)                                 Not later than 12:00 p.m., (New York City time), on the Business Day preceding each Payment Date, the Borrowers shall, pursuant to Section 6.3(a), direct the Collateral Agent to transfer into the Payment Account Cash (to the extent of funds then on deposit in the other Transaction Accounts) an amount sufficient to pay the amounts described in the Priority of Payments required to be paid on such Payment Date.

(2)                                 If on any Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required by the statements furnished by the Borrowers pursuant to Section 6.5, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under the Priority of Payments, subject to Section 12 of the Agreement, to the extent funds are available therefor and such failure to pay shall not be an Event of Default unless specifically set forth herein.

(3)                                 If on the date that is two Business Days prior to any Payment Date, the Collateral Administrator shall have notified the Borrowers, the Collateral Agent and the Administrative Agent that the Borrowers do not have a sufficient amount of funds in a Specified Currency on deposit in the applicable Transaction Accounts that will be needed (1) to pay to the Lenders all of the amounts required to be paid on such Payment Date and/or (2) to pay any Administrative Expenses or other amounts required to be paid on such Payment Date, in each case, in the Specified Currency required for such payment (a “Currency Shortfall”), then, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall convert (or shall direct the Collateral Agent to convert) amounts held in the Transaction Accounts in other Specified Currencies into each Specified Currency for which there is a Currency Shortfall in an amount necessary to cure such Currency Shortfall.  Each such conversion shall occur no later than one Business Day prior to such Payment Date and shall be made at the relevant Collateral Agent Exchange Rate for such Specified Currency on such date.  If for any reason the Borrowers shall have failed to effect any such currency conversion by the Business Day prior to such Payment Date, then the Administrative Agent shall be entitled to effect such currency conversions on behalf of the Borrowers.

(4)                                 Notwithstanding anything to the contrary contained herein, amounts on deposit in the Expense Reserve Account may be applied to the payment of Administrative Expenses of the Borrowers on days other than Payment Dates; and other payments expressly permitted to be made hereunder on dates other than Payment Dates, or otherwise than in accordance with the Priority of Payments, including to purchase additional Collateral Obligations pursuant to Article 8, may be made to the extent so expressly provided herein.

(5)                                 Notwithstanding anything to the contrary contained herein, amounts on deposit in the Collection Accounts may be distributed by the Borrowers to the Fund to the extent necessary to permit the Fund (if then a regulated investment company under the Investment Company Act and for U.S. federal income tax purposes) to distribute an amount sufficient of its ordinary and net capital gains income so as to avoid the imposition of U.S. federal income or excise tax for each taxable year, provided that:

(x)                                 the Borrowers shall have given not less than 10 Business Days’ prior written notice thereof to the Collateral Agent and the Administrative Agent, specifying in such notice the proposed date of such distribution and the amount thereof; and

(y)                                 before and after giving effect to such distribution, no Default, Event of Default, Extraordinary Event, Margin Deficit or Borrowing Base Deficiency shall be have occurred and then be continuing or shall result therefrom; and

(z)                                  the aggregate Dollar Equivalent of the amount of all distributions made under this clause (5):

(A)                               in any single Due Period does not exceed U.S.$5,000,000; and

(B)                               in the aggregate after the Closing Date does not exceed U.S.$10,000,000.

(6)                                 Notwithstanding anything to the contrary contained herein, amounts on deposit in the Collection Accounts (regardless of whether such amounts are Interest Proceeds or Principal Proceeds) may be distributed at the request of the Borrowers for distribution to the Equity Holder as a dividend payment thereon on each Monthly Interim Payment Date if:

(w)                               the Borrowers have given not less than three Business Day prior written notice thereof to the Collateral Agent and the Administrative Agent (which written notice the Administrative Agent will promptly transmit by electronic means to each applicable Lender), specifying in such notice the proposed date of such distribution and the amount thereof;

(x)                                 in the case of Interest Proceeds, the Borrowers certify in such notice that, after giving effect to such distribution and all prior distributions pursuant to this Section 7.1(d)(6) since the immediately preceding Payment Date (or, the Closing Date, if no Payment Date has yet occurred), the Interest Proceeds remaining in the Interest Collection Accounts will be equal to or exceed the aggregate amounts necessary to pay all amounts payable pursuant to subclauses (1) through (10) in the Interest Priority of Payments on the immediately succeeding Payment Date;

(y)                                 in the case of Principal Proceeds, the Borrowers certify in such notice that, after giving effect to such distribution and all prior distributions pursuant to this Section 7.1(d)(6) since the immediately preceding Payment Date (or, the Closing Date, if no Payment Date has yet occurred), the Principal Proceeds remaining in the Principal Collection Accounts will be equal to or exceed the aggregate amounts necessary to pay all amounts payable pursuant to subclauses (1) through (7) in the Principal Priority of Payments on the immediately succeeding Payment Date; and

(z)                                  in each case, before and after giving effect to such distribution, no Default, Event of Default, Extraordinary Event, Margin Deficit or Borrowing Base Deficiency shall have occurred and then be continuing or shall result therefrom.

SECTION 8. SALE OF COLLATERAL OBLIGATIONS; SUBSTITUTION; AMENDMENTS

8.1.                            Sales of Collateral Obligations.

(a)                                 Sales.  Neither a Borrower Entity nor the Services Provider on their behalf may Dispose (or direct the Collateral Agent, on behalf of a Borrower Entity, to Dispose) any Collateral Obligation unless:

(1)                                 such Disposition is on arm’s length terms, the Disposition price is a least equal to:

(x)                                 if such Disposition is prior to the Amortization Period, the portion of the Initial Borrowing Base Amount (USD) for such Collateral Obligation that corresponds to the portion of the Asset Amortized Amount of such Collateral Obligation that is the subject of such Disposition; and

(y)                                 if such Disposition is during the Amortization Period, the Individual Realization Application Amount for such Collateral Obligation (determined without regard to final paragraph in the definition of such term); or

(2)                                 the Administrative Agent has consented to such Disposition (in its sole and absolute discretion) and the Disposition price is equal to or in excess of the Asset Current Price for such Collateral Obligation.

The Administrative Agent shall have the right to dispute the arm’s length nature of any Disposition by procuring a Firm Bid for the Collateral Obligation that is the subject of such Disposition, and if the price for such Collateral Obligation as set forth in any such Firm Bid is greater than the sale price as determined by the Borrower Entities or the Services Provider, then such Disposition shall not be permitted unless such sale price is modified to be not less than the price set forth in such Firm Bid.

Notwithstanding the foregoing, a Borrower Entity may Dispose of (x) any Collateral Obligation (or portion thereof) that results in an Excess Concentration Amount or (y) any Margin Stock or other asset that is not a Collateral Obligation or an Eligible Investment, in each case without the consent of the Administrative Agent or any Lender and without regard to the terms and conditions set forth above, (i) to third parties on an arm’s length basis or (ii) to Affiliates of the Borrowers that are bankruptcy-remote special purpose entities; provided that such Affiliates are also subject to restrictions on sales of Collateral Obligations to Affiliates which are substantially equivalent to those set forth in (b) below, in each case if and only if (A) such Borrower Entity provides not less than three Business Days’ prior written notice to the Administrative Agent and the Lenders setting forth in reasonable detail the portion of the Collateral Obligations to be transferred and the terms of such sales, including proceeds to be received by such Borrower Entity and (B) no Default, Event of Default, Extraordinary Event, Margin Deficit or Borrowing Base Deficiency (determined on a pro forma basis after giving effect to such Disposition) has occurred and is continuing or would result therefrom.

(b)                                 Limit on Affiliate Sales.  Notwithstanding the foregoing, unless otherwise consented to by the Requisite Lenders, the Aggregate Principal Amount of all Collateral Obligations (other than Revalued Collateral Obligations or, if the Excess Concentration Application Condition exists, the amount of any Collateral Obligation that is causing the Excess Concentration Application Condition to exist) sold pursuant hereto to the Equity Holder or an Affiliate thereof (but excluding Collateral Obligations transferred from OR Lending II to ORCC II Financing as provided in Section 8.2(f)) shall not in aggregate exceed 20% of the Net Purchased Loan Balance measured as of the date of such sale.

(c)                                  Application of Sale Proceeds and Principal Proceeds.  During and after the Reinvestment Period, all Sale Proceeds and Principal Proceeds shall be applied in accordance with the Priority of Payments applicable thereto on the next succeeding Payment Date.  During the Reinvestment Period, amounts received in the Principal Collection Accounts, or deposited in the Principal Collection Accounts under the Principal Priority of Payments, may be applied to the Acquisition of Collateral Obligations (or may be deposited in or retained in the Principal Collection Accounts for investment in Eligible Investments pending Acquisition of Collateral Obligations) in each case in accordance with this Agreement.  After the Reinvestment Period, no Principal Proceeds may be reinvested by a Borrower Entity in Collateral Obligations at any time.

(d)                                 Sales of Eligible Investments.  Except as otherwise expressly provided herein, none of the Borrower Entities, the Services Provider or the Collateral Agent may at any time sell or permit the sale of any Eligible Investment (other than an Rule 2a7 money market fund) if the applicable Borrower Entity or the Services Provider determines that such Eligible Investment will sell at a price that is below such Borrower Entity’s purchase price of such Eligible Investment.

(e)                                  Collateral Acquisition and Disposition Terms.  Any transaction involving the Acquisition or sale of Collateral effected under this Agreement shall be conducted on terms no less favorable (to its knowledge) to a Borrower Entity than terms prevailing in the market (as determined by the Services Provider in its business judgment, such judgment not to be called into questions by the occurrence of subsequent events).  All sales of Collateral Obligations or any portion thereof pursuant to this Section 8.1 shall be for Cash on a non-recourse basis to the relevant Borrower Entity.

(f)                                   Sales Prior to Stated Maturity.  On or prior to the date that is two Business Days prior to the Scheduled Maturity Date, but no earlier than the date that is 90 Business Days prior to the Scheduled Maturity Date, the Borrowers shall sell all Collateral Obligations and other securities to the extent necessary such that the Borrowers will have sufficient funds to make payment of all amounts due on the Scheduled Maturity Date.  The settlement dates for any such sales of Collateral Obligations and other securities shall be no later than two Business Days prior to the Scheduled Maturity Date.

(g)                                  Reinvestment in Collateral Obligations.  Whenever the Services Provider is required to use commercially reasonable efforts to direct the reinvestment of Sale Proceeds or Principal Proceeds on behalf of a Borrower Entity under this Section 8.1, such reinvestment shall be subject to market conditions and the availability and suitability of available investments.

(h)                                 Certain Lender Consents after Event of Default, Etc.  Following the occurrence and continuation of an Event of Default or the occurrence and continuation of Cause under the Corporate Services Agreements (and after the application of any cure or grace periods), the Services Provider shall obtain the written consent of the Requisite Lenders before acting on behalf of, or otherwise directing, any Borrower Entity, the Collateral Agent or any other person in connection with a sale of Collateral Obligations pursuant to any provision of this Agreement.

8.2.                            Trading Restrictions.

(a)                                 In connection with the Acquisition of a Collateral Obligation (whether by purchase, origination, receipt of contribution thereof or otherwise) and prior to entering into a Commitment to Acquire such Collateral Obligation, each Borrower Entity (and the Services Provider on behalf of such Borrower Entity), shall comply with the following procedure:

(i)                                     each proposed Acquisition of a Collateral Obligation shall be submitted in writing for approval to the Administrative Agent, and each such submission shall:

(A)                               either:

(x)                                 certify that such Collateral Obligation will upon its Acquisition satisfy each of the elements in the definition of such term, satisfies each of the Collateral Obligation Criteria and satisfies each of the Collateral Portfolio Requirements; or

(y)                                 identify each element in the definition of “Collateral Obligation” or in the “Collateral Obligation Criteria” that is not met (with a description in reasonable detail of each such deviation) and each of the Collateral Portfolio Requirements that would not be met after giving effect to such Acquisition; and

(B)                               identify the Borrower Entity that will Acquire the related Collateral Obligation (it being understood that ORCC II Financing will Acquire each Collateral Obligation, other than Restricted Collateral Obligations; and OR Lending II will Acquire each Restricted Collateral Obligation and will Acquire no other Collateral Obligations);

(ii)                                  (x)                                 the Administrative Agent shall specify whether, as to the Lenders, such Collateral Obligation is a “Private Asset” or a “Non-Private Asset” (in the Requisite Lenders’ sole and absolute discretion); (y) the Services Provider shall specify whether, as to the Borrowers and their Affiliates, such Collateral Obligation is a “Private Asset” or a “Non-Private Asset” (in its sole and absolute discretion); and (z) if and only if both the Requisite Lenders and the Services Provider have designated such Collateral Obligation as a “Private Asset”, then such Collateral Obligation shall be designated as a “Private Asset” hereunder (and, in all other cases, such Collateral Obligation shall be designated as a “Non-Private Asset” hereunder);

(iii)                               the following information with respect to such Collateral Obligation (collectively, the “Diligence Information”), together with a Document Checklist for such Collateral Obligation, shall have been delivered to the Collateral Agent and made available to the Lenders and the Collateral Custodian (it being understood that compliance with any applicable confidentiality restrictions will be required before such delivery, and the Services Provider will use its best efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions):

(v)                                 (1) with respect to Collateral Obligations that are not Originated Collateral Obligations, copies of all related documents referenced in clause (a) of the definition of “Underlying Instrument” relating to such Collateral Obligation and (2) with respect to Originated Collateral Obligations, copies of all related Draft Instruments and the IC Memorandum relating to such Collateral Obligations;

(w)                               solely to the extent in the Services Provider’s possession, with respect to Collateral Obligations that are not Originated Collateral Obligations, copies of all related documents referenced in clauses (b) and (c) of the definition of “Underlying Instrument” relating to such Collateral Obligation (provided that such documents shall not be deemed to be Custody Documents hereunder);

(x)                                 solely to the extent in the Services Provider’s possession, all appraisal or valuation reports conducted by third parties as may be reasonably requested by the Requisite Lenders (provided that such documents shall not be deemed to be Custody Documents hereunder);

(y)                                 information in reasonable detail (“Conflict of Interest Information”) with respect to any transactions or positions of Affiliates of the Borrowers with respect to the obligor that would give rise to a conflict of interest between the interests of the Borrower Entities (and the rights and interests of the Lenders with respect to the Borrower Entities), on one hand, and the interest of such Affiliate in relation to the relevant Collateral Obligation; and

(z)                                  solely to the extent in the Services Provider’s possession, all other information customary and typical in performing a detailed credit analysis and as may be reasonably requested by the Requisite Lenders, including corporate organization charts of the obligors (to the extent available to the Services Provider) and information concerning the relationship of such obligor to the Borrowers and the Services Provider and their respective Affiliates (provided that such documents shall not be deemed to be Custody Documents hereunder);

(iv)                              upon receipt of the request for approval and all Diligence Information, within five Business Days, the Administrative Agent (with the consent of the Requisite Lenders) shall either (x) approve the Acquisition of such Collateral Obligation (and, in connection with such approval, determine the Assigned Price, Advance Rate, Threshold Debt Ratio, Threshold EBITDA Percentage Change, Threshold Revenue Percentage Change, Threshold Asset Coverage Percentage Change, Threshold Charge Coverage Ratio, Original Asset Amount and Initial FX Rate for such Collateral Obligation as of the approval date and the Additional Value Adjustment Events (if any) for such Collateral Obligation), or (y) reject the Acquisition of such Collateral Obligation (any such rejected Acquisition, an “Actual Rejected Acquisition”);

(v)                                 at the time of such Acquisition, the Borrower Entities shall comply with their respective obligations under Section 6.7(e) or (f), as applicable; and

(vi)                              unless otherwise expressly consented to by the Requisite Lenders, each Collateral Portfolio Requirement will be satisfied (of, if any such requirement was not satisfied immediately prior to such Acquisition or Commitment to be Acquired, such requirement or test will be maintained or improved after giving effect to the Acquisition) (the “Maintain or Improve Standard”); provided that the requirements of this clause (vi) shall not apply to the Acquisition of any portion of a Collateral Obligation that would result in an Excess Concentration Amount.

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Services Provider will be deemed to have satisfied their obligations to deliver Diligence Information to the Collateral Agent under clause (iv) above to the extent such material has been made available to the Collateral Agent and the Collateral Custodian in the Transaction Data Room and the Borrower shall have provided written notice (email is sufficient) to the Collateral Custodian two Business Days prior to the date original and/or electronic copies of Diligence Information under clause (iv) above is delivered to the Collateral Custodian.

Upon reasonable request by the Borrowers, the Calculation Agent shall from time to time provide to the Borrowers its good faith estimate of the expected Assigned Price of any potential Collateral Obligation.

The Lenders will be deemed to have waived any of the requirements in the definition of “Collateral Obligation”, any of the requirements in the Collateral Obligation Criteria and any deviation from the Collateral Portfolio Requirements not otherwise permitted hereunder (each, a “Portfolio Waiver”) if (and only if) (1) each such deviation or non-compliance is expressly disclosed to the Lenders in writing pursuant to Section 8.2(a)(i) and (2) after receipt of such writing, the Specified Lender Parties have expressly consented in writing to the Acquisition of such Collateral Obligation hereunder.  For the avoidance of doubt, no Collateral Obligations shall be Acquired by any Borrower Entity unless consent of the Requisite Lenders and, in the case of an Acquisition requiring a Portfolio Waiver, the Specified Lender Parties (in their sole and absolute discretion) has been obtained therefor.

(b)                                 In connection with the holding of a Collateral Obligation by a Borrower Entity, and for as long as such Collateral Obligation remains part of the Collateral Portfolio, such Borrower Entity, or the Services Provider on its behalf, shall use commercially reasonable efforts to provide:

(i)                                     upon request of the Requisite Lenders, as soon as practically available, to the Collateral Custodian (to be held by the Collateral Custodian hereunder on behalf of the Secured Parties as “Custody Documents”) all amendments, modifications and supplements of and all waivers in respect of each Underlying Instrument; and

(ii)                                  in connection with the delivery of any items as described in clause (1) above, an updated Document Checklist for such Collateral Obligation.

(c)                                  Notwithstanding anything to the contrary herein, for the avoidance of doubt, there shall be no reinvestment in any Collateral Obligations after the end of the Reinvestment Period.

(d)                                 Notwithstanding anything to the contrary herein, no Borrower Entity (nor the Services Provider on its behalf) will at any time Commit to Acquire any Collateral Obligation unless at the time of such Commitment the Borrowers, in their commercially reasonable judgment, believe there is or will be an amount of funds on deposit in the Principal Collection Accounts in the relevant currency, together with amounts that may be borrowed hereunder in compliance with the terms and conditions set forth herein, that is equal to or greater than the full amount required by the relevant Borrower Entity to Acquire such Collateral Obligation (and all other Collateral Obligations that the Borrower Entities have Committed to Acquire but that have not yet settled).

(e)                                  In connection with the Acquisition of any Collateral Obligation after the Initial Credit Date, the Borrowers (or the Services Provider on their behalf) shall deliver to the Collateral Agent an Officer’s certificate certifying that such Acquisition complies with this Section 8.2 (determined as of the date that the relevant Borrower Entity Commits to make the purchase); provided that such requirement shall be satisfied, and such certification shall be deemed to have been made in respect of such Acquisition, by the delivery to the Collateral Agent of a Borrower Order or other direction or a trade ticket in respect thereof that is provided by an Authorized Officer of the Services Provider.

(f)                                   OR Lending II shall transfer to ORCC II Financing each Collateral Obligation Acquired by OR Lending II at the earliest practical time as of which such Collateral Obligation may be transferred to and held by ORCC II Financing in compliance with California or Tennessee lending laws (and without incurring California or Tennessee taxes or penalties).

(g)                                  In connection with the Acquisition by OR Lending II of any Collateral Obligation Originated by a Borrower Entity otherwise in accordance with this Section 8.2, ORCC II Financing may loan to OR Lending II under the Intercompany Note from the proceeds of Loans and any amounts otherwise available for the Acquisition of Collateral Obligations by the Borrower Entities hereunder an amount equal to the net cost to OR Lending II of the Acquisition of such Collateral Obligation.  Upon the sale of any Collateral Obligation from OR Lending II to ORCC II Financing, the purchase price otherwise payable by ORCC II Financing shall, to the extent permitted by the terms of the Intercompany Note, be applied to reduce the amount owed by OR Lending II under the Intercompany Note.  Any purchase price in excess of such amount owing shall be payable in cash.

8.3.                            Affiliate Transactions.

No Borrower Entity will have the right or ability to sell to an Affiliate any Collateral Obligation except for (a) sales from OR Lending II to ORCC II Financing pursuant to Section 8.2; (b) Revalued Collateral Obligations or, if the Excess Concentration Application Condition exists, the amount of any Collateral Obligation that is causing the Excess Concentration Application Condition to exist; or (c) sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction at fair market value, provided that the Borrowers have provided notice to the Lenders setting forth the price at which such Collateral Obligation is proposed to be sold.  No Borrower Entity will have the right or ability to Acquire Collateral Obligations from any Affiliate except for Acquisitions from Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction at fair market value.  The Collateral Agent shall have no obligation to verify compliance with this Section 8.3.

8.4.                            Purchase and Delivery of Collateral Obligations and Other Actions.

(a)                                 Investment in Collateral Obligations.  The Services Provider on behalf of the Borrower Entities shall seek to invest the net proceeds of borrowings hereunder in Collateral Obligations in accordance with the provisions hereof and of the other Transaction Documents.  Subject to the provisions of this Section 8.4, all or any portion of such net proceeds may be applied prior to the end of the Reinvestment Period to Acquire a Collateral Obligation or one or more Eligible Investments for inclusion in the Collateral upon:

(i)                                     in the case of an Acquisition of a Collateral Obligation, compliance with the conditions to Acquire such Collateral Obligation on this Section 8; and

(ii)                                  receipt by the Collateral Agent of a Borrower Order with respect thereto directing the Collateral Agent to pay out the amount specified therein against delivery of the Collateral Obligations or Eligible Investments specified therein.

(b)                                 Investment in Eligible Investments.  Any portion of the net proceeds of any Loans hereunder that is not invested in Collateral Obligations at 3:00 p.m., New York City time, on any Business Day during the Reinvestment Period shall, on the next succeeding Business Day or as soon as practicable thereafter, be invested in Eligible Investments as directed by the Services Provider in writing (which may be in the form of standing instructions).

(c)                                  Schedule of Collateral Obligations.  The Borrowers shall cause to be delivered to the Collateral Agent, the Collateral Administrator Parties, the Administrative Agent and the Lenders, as promptly as practicable on or after each Acquisition of Collateral Obligations, either an amended Schedule of Collateral Obligations or a list of Collateral Obligations setting forth all Collateral Obligations Acquired by the Borrower Entities on or prior to such date, which schedule or list shall supersede any prior Schedule of Collateral Obligations delivered hereunder and which schedule or list shall include all Collateral Obligations held as of such date.

8.5.                            Amendments to Underlying Instruments.

(a)                                 In the performance of its obligations hereunder, so long as no Event of Default shall have occurred and be continuing, the Borrowers (or the Services Provider on its behalf) may enter into any amendment or waiver of, or supplement to, any Underlying Instrument (each, an “Amendment”); provided that:

(1)                                 the Borrowers shall deliver to the Administrative Agent a summary of such Amendment, along with a description of the rationale of such request and the then-most recent available draft documentation in connection therewith (each, a “Draft Amendment Package”) and provide notice to the Lenders thereof (it being understood that posting such Draft Amendment Package to the Transaction Data Room does not constitute delivery or notice, as applicable, for such purposes but that notice to the Lenders that a Draft Amendment Package is available in the Transaction Data Room does constitute notice to the Lenders for such purpose);

(2)                                 if such Amendment is a Material Amendment or otherwise would effect a Specified Change:

(A)                               a Value Adjustment Event shall occur with respect to the related Collateral Obligation (whether or not such Amendment has been consented to or rejected by the Administrative Agent or the Lenders) as provided in the definitions of “Value Adjustment Event” and “Specified Change”; and

(B)                               unless the Administrative Agent has otherwise expressly consented to such Amendment (such consent to be granted or withheld in the Administrative Agent’s sole and absolute discretion), the Adjusted Balance of such Collateral Obligation shall be zero (unless and until the Borrowers requests the Administrative Agent to cause such Collateral Obligation to become a Reapproved Collateral Obligation and the Administrative Agent so agrees in its sole and absolute discretion) upon the effective date of such Amendment; provided that the Requisite Lenders acting in a commercially reasonable manner may (so long as the Administrative Agent has not already provided consent thereto) object to such Amendment by providing notice thereof as soon as reasonably practicable to the Administrative Agent, in which case the Adjusted Balance of the such Collateral Obligation shall be zero;

(3)                                 if:

(A)                               such Amendment does not constitute a Specified Change and the Administrative Agent has provided written notice that the Administrative Agent consents to such Amendment; or

(B)                               such Amendment constitutes a Material Amendment (but does not otherwise constitute a Specified Change) but the Administrative Agent either (I) has not provided written notice that the Administrative Agent will treat such Amendment as a Value Adjustment Event or (II) has not responded to such Draft Amendment Package, in each case under this clause (3) within seven Business Days following receipt of such Draft Amendment Package (the period prior to the Administrative Agent taking action with respect to such Draft Amendment Package or the expiration of such seven Business Day period, the related “Approval Period”), then no Value Adjustment Event shall result from the execution of such Amendment.

(b)                                 If an Event of Default has occurred and is continuing, the Borrowers (or the Services Provider on their behalf) may not enter into any Amendment with respect to any Collateral Obligation unless the Requisite Lenders have otherwise consented to such Amendment in their sole and absolute discretion.  If an Event of Default has occurred and is continuing, the Adjusted Balance of any Collateral Obligation that is the subject of a Specified Change or an Amendment for which the Requisite Lenders has not granted their consent shall be zero.

(c)                                  The Borrowers shall deliver executed copies of all Amendments to the Administrative Agent and the Lenders within three Business Days of execution thereof, which executed documentation shall be consistent in all material respect with the documentation included in the Draft Amendment Package, unless otherwise consented to by the Requisite Lenders in their sole and absolute discretion.

Notwithstanding the foregoing provisions in this Section 8.5, the Borrowers may extend the delivery dates for underlying deliverables (i.e. financial statements, officer certificates and similar documentary items) under the Underlying Instruments for each Collateral Obligation, in each case up to a maximum of 30 days, without the consent of the Administrative Agent or any Lender.

8.6.                            Collateral Obligation Reapproval.

If a Value Adjustment Event has occurred in relation to a Collateral Obligation prior to the beginning of the Amortization Period, so long as no Default or Event of Default shall have occurred and then be continuing, the Administrative Agent shall if so requested by the Borrowers use commercially reasonable efforts to determine (a) a new Assigned Price, (b) a new Threshold Debt Ratio, Threshold EBITDA Percentage Change, Threshold Revenue Percentage Change, Threshold Asset Coverage Percentage Change and Threshold Charge Coverage Ratio, if applicable and (c) any new Additional Value Adjustment Events (if any) for such Collateral Obligation which will thereafter be applicable to such Collateral Obligation, in each case as such items in (a) through (c) may be determined in the Administrative Agent’s sole and absolute discretion, within 30 days of such request by the Borrowers.  Upon making the determinations set forth in the foregoing sentence, the Administrative Agent shall give written notice of such determinations to the Borrowers, and if the Borrowers accept such determinations by notice to the Administrative Agent, the relevant Collateral Obligation shall upon such notice from the Borrowers to the Administrative Agent become a “Reapproved Collateral Obligation” for purposes hereof.

SECTION 9. EVENTS OF DEFAULT

If any one or more of the following conditions or events shall occur (each, an “Event of Default”):

(a)                                 Failure to Make Payments When Due.  Failure by the Borrowers to pay:

(1)                                 any principal of any Loan at the Maturity Date; or

(2)                                 with respect to any Disposition during the Amortization Period, principal of the Loans on the date of such Disposition in an amount equal to the Individual Realization Application Amount for such Disposition; or

(3)                                 with respect to any other realization of Principal Proceeds during the Amortization Period, principal of the Loans on the date of such other realization in an amount equal to the Individual Realization Application Amount for such realization within two Business Days after the receipt of the relevant amount has been notified to the Borrowers or otherwise determined by the Services Provider in good faith; or

(4)                                 on any Payment Date during the Amortization Period, principal of the Loans in an amount equal to the Required Principal Amortization Amount for such Payment Date; or

(5)                                 any amount payable in connection with a Clean-Up Call Prepayment pursuant to Section 2.9(b) within five Business Days of the occurrence of the related Clean-Up Call Event; or

(6)                                 when due any installment of principal of any Loan (in each case, whether by notice of voluntary prepayment or otherwise, but excluding payments referred to in clauses (1) through (5) above or prepayments for which notice of such prepayment was conditional or notice of such prepayment was revoked by the Borrowers) within two Business Days after the notice of prepayment was submitted; or

(7)                                 any interest on any Loan, any Minimum Spread Payment, any Make-Whole Amount, Hedge Costs (if any) or any fee or any other amount due hereunder (other than payment of amounts under the Margining Agreement) and continuation of such failure for a period of five Business Days following written notice of such failure being provided by the Administrative Agent (or, in the case of a default in payment resulting solely from an administrative error or omission by the Collateral Agent, such default continues for a period of seven or more Business Days after the Collateral Agent receives written notice of or a Trust Officer has knowledge of such administrative error or omission); or

(8)                                 the failure on any Payment Date to disburse amounts available in the Payment Account in excess of U.S.$10,000 in accordance with the Priority of Payments and continuation of such failure for a period of 10 Business Days (provided that, if such failure results solely from an administrative error or omission by the Collateral Agent, such default continues for a period of 10 or more Business Days after the Collateral Agent receives written notice of or a Trust Officer has knowledge of such administrative error or omission);

(b)                                 Breach of Certain Covenants.  Failure of any Credit Party:

(1)                                 to perform or comply with any obligation under Section 2(a) of the Margining Agreement within the time period set forth therein; or

(2)                                 to perform or comply in any material respect with any term or condition contained in Section 2.3, Section 5.3, Section 5.7, Section 5.8, Section 5.11(b) or Section 8; or

(3)                                 to perform or comply with any term or condition contained in Section 5.9, Section 5.10 or Section 5.11(a), which failure is in each case not cured within five days after the earlier of (A) an Authorized Officer of such Credit Party obtaining knowledge of such default or (B) receipt by the Borrower and the Services Provider of notice from the Administrative Agent or any Lender of such failure; or

(4)                                 to perform or comply with any term or condition contained in Section 5.14, which failure is in each case not cured:

(x)                                 with respect to delivery of Specified Information pursuant to subparagraphs (4) and (5) on Schedule A, within the applicable Specified Information Delivery Grace Period; and

(y)                                 with respect to the other provisions in Section 5.14, within five days after the earlier of (A) an Authorized Officer of such Credit Party obtaining knowledge of such failure or (B) receipt by the Borrower and the Services Provider of notice from the Administrative Agent or any Lender of such failure; or

(c)                                  Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Transaction Document or in any statement or certificate at any time given by or on behalf of any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made and such failure shall not have been remedied or waived within 15 days after the earlier of (1) an Authorized Officer of such Credit Party obtaining knowledge of such false statement or (2) receipt by the Borrowers and the Services Provider of notice from the Administrative Agent or any Lender of such false statement; or

(d)                                 Other Defaults Under Transaction Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Transaction Documents, other than any such term referred to in any other paragraph of this Section 9, and such default shall not have been remedied or waived within 10 Business Days after the earlier of (1) an Authorized Officer of such Credit Party obtaining knowledge of such default or (2) receipt by the Borrowers and the Services Provider of notice from the Administrative Agent or any Lender of such default; or

(e)                                  Involuntary Bankruptcy; Appointment of Receiver, Etc.  (1) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (2) an involuntary case shall be commenced against any Credit Party under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (3) shall continue for 15 days without having been dismissed, bonded or discharged; or

(f)                                   Voluntary Bankruptcy; Appointment of Receiver, Etc.  (1) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors; or (2) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in clause (e) above; or

(g)                                  Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 15 days; or

(h)                                 Collateral Documents, Etc.  At any time after the execution and delivery thereof, (1) any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any other Secured Party to take any action within its control; or (2) any Credit Party shall contest the validity or enforceability of any Transaction Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Transaction Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(i)                                     Investment Company.  Any Credit Party (other than the Fund) or the portfolio of Collateral becomes an “Investment Company” required to be registered under the Investment Company Act and such status continues unremedied for 45 days; or

(j)                                    ERISA.  The Equity Holder or any Borrower Entity maintains or contributes to any Pension Plan or Multiemployer Plan; or an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(k)                                 Financial Covenant.  The sum of the Initial Borrowing Base Amounts (USD) of all Collateral Obligations owned by the Borrowers plus the Dollar Equivalent of the amounts on deposit in the Collection Accounts shall be less than:

(1)                                 at any time prior to December 4, 2018, U.S.$17,500,000; or

(2)                                 at any time on or after December 4, 2018 but prior to the end of the Reinvestment Period, U.S.$25,000,000; or; or

(l)                                     Services Provider-Related Events, Etc.  A Cause Event shall occur; or any other “cause” shall occur under a Corporate Services Agreement; or the Services Provider shall for any reason tender its resignation, or be removed with or without cause, under a Corporate Services Agreement; or the Fund shall tender its resignation, or be removed with or without cause, or be subject to removal for cause, as Administrator of a Borrowers; or

(m)                             Subsidiaries.  Any Borrower Entity (other than ORCC II Financing or OR Lending II) ceases to be a direct wholly owned Subsidiary of ORCC II Financing; or

(n)                                 Extraordinary Event.  An Extraordinary Event shall occur; or

(o)                                 Change in Control.  Failure of the Fund at any time to hold, directly, 100% of the issued and outstanding equity interests of either Borrower or to have at least the same material rights, powers and degree of participation in the operations and management of the Borrowers as in effect on the Closing Date.

THEN, (1) upon the occurrence of any Event of Default described in Section 9 (e) or 9(f), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Borrowers by the Administrative Agent (A) the Commitments, if any, of each Lender shall immediately terminate and (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:

(A)                               the unpaid principal amount of and accrued interest on the Loans, and

(B)                               all other Obligations,

and the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to and subject to the terms and limitations of the Collateral Documents.

For the avoidance of doubt, any failure of any Reinvestment Criteria to be satisfied on any date shall not constitute, in itself, a Default or Event of Default under any Transaction Document.

SECTION 10. THE AGENTS

10.1.                     Appointment of Agents.

(a)                                 Goldman Sachs is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Goldman Sachs to act as Syndication Agent in accordance with the terms hereof and the other Transaction Documents.  The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Initial Credit Date, Goldman Sachs, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Section 10.  The Syndication Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrowers.

(b)                                 Goldman Sachs is hereby appointed the Administrative Agent hereunder and under the other Transaction Documents and each Lender hereby authorizes Goldman Sachs to act as the Administrative Agent in accordance with the terms hereof and the other Transaction Documents.

(c)                                  State Street Bank and Trust Company is hereby appointed the Collateral Agent hereunder and under the other Transaction Documents to which the Collateral Agent is a party, and each Lender hereby authorizes it to act as Collateral Agent in accordance with the terms hereof and thereof.

(d)                                 Each Agent hereby agrees to act in its capacity as such upon the express provisions contained herein and the other Transaction Documents to which it is a party, as applicable.  The provisions of this Section 10 are solely for the benefit of Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions of this Section 10.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.  No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Transaction Document or otherwise exist against any Agent.  It is understood and agreed that the use of the term “agent” herein or in any Transaction Documents (or any other similar term) with reference to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian or the Accounts Securities Intermediary is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The permissive authorizations, entitlements, powers and rights granted to the Agents in the Transaction Documents shall not be construed as duties.

10.2.                     Powers and Duties.

Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents to which it is a party as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.

Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents to which it is a party, and each Agent shall not be liable except for the performance of such duties and responsibilities as are express specified herein and therein.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and no Agent shall be responsible for any misconduct or gross negligence on the part of any such agent or employee appointed by it with due care.  No Agent shall have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

The Agents shall not be liable for any action taken or not taken by them (1) at the direction of the Borrowers or the Services Provider as provided in this Agreement or the other Transaction Documents, (2) with the consent of or at the request or direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such request or direction hereunder), or, solely with respect to the Collateral Agent, the Collateral Administrator or the Collateral Custodian with the consent of or at the written direction of the Administrative Agent or (3) in the absence of their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment.

The Lenders hereby direct each of the Agents, as applicable, to execute and deliver the Transaction Documents to which they are a party, respectively, on or prior to the Initial Credit Date and to execute and deliver additional Transaction Documents from time to time (upon written direction by the Requisite Lenders or, solely with respect to the Collateral Custodian, upon written direction by the Administrative Agent).  It is hereby expressly acknowledged and agreed that, in taking any of the foregoing actions, the Agents are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Transaction Documents, the Agents each shall have all of the rights, immunities, indemnities and other protections granted to them under this Agreement (in addition to those that may be granted to them under the terms of such other agreement or agreements).

10.3.                     General Immunity.

(a)                                 No Agent shall be responsible to any Person for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence and continuation of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)                                 No Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or omitted by any Agent under or in connection with any of the Transaction Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions hereunder) or, solely with respect to the Collateral Agent, the Collateral Administrator or the Collateral Custodian, written instructions in respect thereof from the Administrative Agent and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be) or the Administrative Agent, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (1) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any resolution, officer’s certificate, opinion of counsel, certificate of auditors or any other certificate, statement, communication, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for such Agent or any Credit Party), accountants, experts and other professional advisors selected by it; and (2) no Lender or any other person shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions hereunder) or the Administrative Agent.  For all purposes herein and the Transaction Documents, the Collateral Agent and the Collateral Custodian may accept and act upon instructions and consents provided by the Administrative Agent as if such instructions and consents were provided by the Requisite Lenders directly.

(c)                                  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by such Agent, provided that the Administrative Agent may do so only with the consent of the Borrowers (not to be unreasonably withheld).  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates (each also a “sub-agent”).  The exculpatory, indemnification and other provisions of this Section 10 shall apply to any Affiliates, receivers, delegates or sub-agents of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein (in the case of the Syndication Agent) as well as any other activities as the Agents.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10 shall apply to any such sub-agent, receiver or delegate and to the Affiliates of any such sub-agent, receiver or delegate, and shall apply to their respective activities as sub-agent, receiver or delegate as if such sub-agent, receiver or delegate and its respective Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Agents and each receiver and delegate, (1) such sub-agent, receiver or delegate shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (2) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, receiver or delegate, and (3) such sub-agent, receiver or delegate shall only have obligations to the respective Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent, receiver or delegate.  The Agents shall not be responsible for the conduct of such sub-agents, receivers, delegates or attorneys appointed by them with due care.

(d)                                 No Agent shall be deemed to have knowledge of any Default, Event of Default or Make-Whole Event unless and until written notice describing such circumstance or event is given to an Authorized Officer of such Agent by the Borrowers or a Lender and states that it is a notice of such circumstance or event.  In the absence of receipt of such notice, each Agent may conclusively assume that there is no Default, Event of Default or Make-Whole Event.  Upon receipt of any such notice, the relevant Agent shall have no duty or obligation in connection therewith unless and until directed by the

Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such direction hereunder) or, with respect to directions to the Collateral Agent, the Collateral Administrator or the Collateral Custodian, the Administrative Agent.  No Agent shall have any duty to take any action to determine whether any such circumstance or event has occurred.  Except as expressly provided herein, delivery of reports, documents and other information to any Agent is for informational purposes only and such Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein or any other related document.  Except with respect to written notices of Defaults and Events of Default of which an Authorized Officer of the applicable Agent has actual knowledge, information contained in notices, reports or other documents delivered to such Agent and other publicly available information shall not constitute actual or constructive knowledge.  In the absence of receipt of such notice or knowledge, the applicable Agent may conclusively assume that there is no Default or Event of Default.  Knowledge of notices or other documents delivered to any Agent in any capacity shall not constitute knowledge of or delivery to (1) such Agent in any other capacity under the Transaction Documents or to any Affiliate or other division of such Agent or (2) any other Agent.  The Collateral Agent, the Collateral Administrator and the Collateral Custodian shall not have any duty, obligation or liability to access the Transaction Data Room unless directed to do so by the Requisite Lenders or the Administrative Agent.

(e)                                  The powers conferred on the Collateral Agent under the Transaction Documents are solely to protect the Secured Parties’ interests in the Collateral, shall not impose any duty upon the Collateral Agent to exercise any such powers and are subject to the provisions of this Agreement.  Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act, except for gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  The Collateral Agent shall not have any responsibility for taking any necessary steps to protect, preserve or exercise rights against any Person with respect to any of the Collateral (except to the extent expressly required in this Agreement and the other Transaction Documents to which it is a party) and the Collateral Agent shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrowers in accordance with the terms and conditions set forth herein and in the other Transaction Documents.

(f)                                   Notwithstanding any provision of this Agreement or the other Transaction Documents to the contrary, no Agent shall have any obligation to take any discretionary action under this Agreement or any Transaction Document and before taking or omitting any action to be taken or omitted by an Agent under the terms of this Agreement and the other Transaction Documents, such Agent may seek the written direction of the Requisite Lenders or, solely with respect to direction to a Bank Party, a Collateral Administrator Party or the Collateral Custodian, the Administrative Agent (which written direction may be in the form of an e-mail), and such Agent shall be entitled to rely (and shall be fully protected in so relying) upon such direction.  The Agents shall not be liable with respect to any action taken or omitted to be taken by it in accordance with such direction.  In absence of such direction with respect to any action or inaction, such Agent shall be entitled to refrain from such action unless and until such Agent shall have received such direction, and such Agent shall not incur liability to any Person by reason of so refraining.  In the absence of an express statement in the Transaction Documents regarding which Lender shall direct in any circumstance, the direction of the Requisite Lenders shall apply and be sufficient for all purposes.  Any provision of this Agreement or the other Transaction Documents authorizing any Agent to take any action shall not obligate such Agent to take such action.

(g)                                  No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Collateral Agent herein or pursuant to the Transaction Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority.  No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable for any failure to monitor or maintain any portion of the Collateral or to protect against any diminution in value of the Collateral.

(h)                                 No Agent shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrowers, any Affiliate thereof or any other Person.  Without limiting the generality of the foregoing, in no event shall any Agent have any responsibility or liability with respect to any instrument, certificate or report furnished pursuant to the Transaction Documents, or with respect to any calculations not expressly to be determined by such Agent.

(i)                                     No Agent shall ever be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers under this Agreement or under the other Transaction Documents (and, without limiting the foregoing, no Agent, in its capacity as such, shall have any obligation to grant any credit extension or to make any advance hereunder).  In no event shall any Agent be liable, directly or indirectly, for any special, punitive, indirect or consequential damages (including lost profits), even if such Agent has been advised of the possibility of such damages and regardless of the form of action.  No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

(j)                                    Each Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive written direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such advice or concurrence hereunder or thereunder) or, solely with respect to a Bank Party, a Collateral Administrator Party or the Collateral Custodian, the Administrative Agent (and shall not be liable for any loss or expense that arises as a result of its failure to act while awaiting such advice or concurrence) and, if it so requests, it shall first be indemnified to its satisfaction by the Requisite Lenders (or such other Lenders) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting to take any such action.

(k)                                 Each Agent shall be entitled to consult with and rely upon advice of counsel concerning legal matters and such advice shall be full protection and authorization for any action taken or omitted by such Agent in good faith thereon.

(l)                                     In connection with the delivery of any information to any Agent by the Services Provider, a Borrower Entity or any other Person to be used by such Agent in connection with the preparation or distribution of calculations or reports or the performance or other duties under the Transaction Documents, such Agent is entitled to conclusively rely on the accuracy of any such information and shall not be required to investigate or reconfirm its accuracy and shall not be liable in any manner whatsoever for any errors, inaccuracies or incorrect information resulting from the use of such information.

(m)                             If any Agent shall require any information to perform its duties under the Transaction Documents, the Borrowers shall provide, or shall instruct the Services Provider to provide, such information to such Agent promptly upon request, in each case so long as such information is within the possession of the Borrowers or the Services Provider and is able to be delivered without breaching any obligations of confidentiality or other contractual or similar restrictions.

(n)                                 At any time and from time to time, the Collateral Agent may request information from the Administrative Agent as to the identity of the Requisite Lenders or any other Lender, and the Administrative Agent will endeavor to provide such information reasonably promptly.  The Collateral Agent shall be entitled to fully rely on such information from the Administrative Agent and the Collateral Agent shall have no duty, obligation or liability with respect to the identity or amount of Loans held by any

Lender or the calculation of the Requisite Lenders.  Without limiting the foregoing, the Collateral Agent shall be entitled to request and receive from the Administrative Agent all necessary information in respect of each Lender for purposes of making distributions to such Lender hereunder.  The Collateral Agent shall have no liability for any failure or delay in taking any action hereunder as a result of a failure or delay on the part of the Administrative Agent (or the related Lender) to provide such information to the Collateral Agent.

(o)                                 Each Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to such Agent and conforming to the requirements of this Agreement.

(p)                                 No Agent shall be liable for an error of judgment made in good faith unless it shall be finally proved that the Agent was negligent in ascertaining the pertinent facts.

(q)                                 No Agent shall have any duty (1) to see to any recording, filing, or depositing of this Agreement or any Transaction Documents referred to herein or any Financing Statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (2) to see to any insurance or (3) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied in connection with this Agreement (except as set forth in Section 2.15).

(r)                                    No Agent nor any of its officers or employees shall be required to ascertain whether any borrowing hereunder (or any amendment or termination of this Agreement) has been duly authorized or is in compliance with any other agreement to which a Borrower is a party (whether or not the Agent is also a party to such other agreement).

(s)                                   No Agent shall be required to give any bond or surety in respect of the execution of this Agreement.

(t)                                    No Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, any Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Agreement or any other related document.

(u)                                 No Agent shall be under any obligation to exercise any of the rights vested in it by this Agreement or to enforce any remedy or realize upon any of the Collateral unless (1) it has been directed to take such action by the Administrative Agent or the Requisite Lenders, and (2) it has been offered security or indemnity satisfactory to it against the costs, expenses and liabilities (including fees and expenses of its agents and counsel) that might be incurred by it in compliance with such request or direction.  No Agent shall be held liable for any action or inaction taken in accordance with the directions of the Administrative Agent or the Requisite Lenders.

(v)                                 No Agent shall be liable for the actions or omissions of the Services Provider, and without limiting the foregoing, no Agent shall (except to the extent expressly provided in this Agreement) be under any obligation to monitor, evaluate or verify compliance by the Services Provider with the terms hereof or the Corporate Services Agreements, or to verify or independently determine the accuracy of information received by it from the Services Provider (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral and no Agent shall have any additional duties following the resignation or removal of the Services Provider.

(w)                               No Agent shall have any obligation to determine:  (i) if a Collateral Obligation meets the criteria or eligibility restrictions imposed by this Agreement or other Transaction Document or (ii) whether the conditions specified in the definition of “Delivered” under the Pledge and Security Agreement have been complied with.

(x)                                 In making or disposing of any investment permitted by this Agreement, the Collateral Agent is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or such Affiliate is acting as a subagent of the Collateral Agent or for any third person or dealing as principal for its own account.  If otherwise qualified an Eligible Investment, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder.

10.4.                     Agents Entitled to Act as Lender.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans (if any), each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include any such Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection herewith and otherwise without having to account for the same to the Lenders.

10.5.                     Lenders’ Representations, Warranties and Acknowledgment.

(a)                                 Each Lender represents and warrants that it has made its own independent investigation, without reliance upon any Agent or any other Person, of the financial condition and affairs of the Credit Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any investigation or appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b)                                 Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loans on the Initial Credit Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by the Requisite Lenders or Lenders or delivered to any Agent, as applicable, on the Initial Credit Date.

10.6.                     Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share (or, if no Loans or Commitments are outstanding, the Pro Rata Share most recently in effect), severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Transaction Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement, the other Transaction Documents or the use of proceeds thereof; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that (1) in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and (2) this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.  The foregoing shall survive the termination of this Agreement and the resignation or removal of an Agent.

10.7.                     Successor Administrative Agent and Collateral Agent.

(a)                                 The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Agents, the Lenders and the Borrowers, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Agents, the Borrowers and the Administrative Agent and signed by the Requisite Lenders.  In addition, the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Agents, the Borrowers and the Administrative Agent and signed by the Requisite Lenders if the Pro Rata Share of the entity then serving as Administrative Agent and its Affiliates, collectively, is less than 25%.  The Requisite Lenders shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to (unless an Event of Default has occurred and is continuing) the consent of the Borrowers (such consent not to be unreasonably delayed or withheld), and the Administrative Agent’s resignation shall become effective, and the Administrative Agent shall be discharged from its obligations and duties hereunder, on the earliest of (1) 30 days after delivery of the notice of resignation or removal (regardless of whether a successor has been appointed or not), (2) the acceptance of appointment by such successor Administrative Agent by the Requisite Lenders or (3) such other date, if any, agreed to by the Requisite Lenders.  If the Requisite Lenders shall not have appointed a successor Administrative Agent with the consent of the Borrowers (if so required) by the end of the period specified above, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and the resigning or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Transaction Documents.  After any resigning or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

(b)                                 The Collateral Agent and the Collateral Administrator (each, a “Specified Person”) may resign at any time by giving prior written notice thereof to the Lenders, the Administrative Agent and the Borrowers, and each Specified Person may be removed at any time upon at least 30 days’ notice with or without cause by an instrument or concurrent instruments in writing delivered to the Borrowers and such Specified Person signed by the Requisite Lenders.  Unless an Event of Default has occurred and is continuing, the Borrowers shall have the right to appoint a financial institution (or, in the case of the Collateral Administrator, another entity acceptable to it) as a successor Specified Person hereunder, subject to the reasonable satisfaction of the Requisite Lenders, and each Specified Person’s resignation shall become effective, and such Specified Person shall be discharged from its obligations and duties hereunder, on the earliest of (1) 30 days after delivery of the notice of resignation or removal (regardless of whether a successor been appointed or not), (2) the acceptance of appointment by such successor Specified Person (which shall be no earlier than 30 days after delivery of such notice of resignation or removal unless agreed to by the Requisite Lenders and the removed Specified Person) or (3) such other date, if any, agreed to by the Requisite Lenders and the removed Specified Person.  Until a successor Specified Person is appointed, any Collateral or other property held by a Specified Person on behalf of the Secured Parties under any of the Transaction Documents shall continue to be held by the resigning or removed Specified Person as bailee until such time as a successor Specified Person is appointed (all costs and expenses incurred by such resigning or removed Specified Person for holding such Collateral shall be paid by the Borrowers).  Each Specified Person shall have the right, at the cost and expense of the Borrowers, to petition a court of competent jurisdiction regarding the delivery of any Collateral or other property it holds as bailee.  Upon the acceptance of any appointment as Specified

Person hereunder by a successor Specified Person, such successor Specified Person shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Specified Person under this Agreement and the Transaction Documents, and the resigning or removed Specified Person shall promptly (x) transfer to such successor Specified Person all Collateral or other property held hereunder or under the Transaction Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Specified Person under this Agreement and the Transaction Documents, and (y) execute and deliver to such successor Specified Person or otherwise authorize the filing of such amendments to Financing Statements, and take such other actions, as may be requested by the Requisite Lenders (and at the cost and expense of the Borrowers) in connection with the assignment to such successor Specified Person of the security interests created under the Transaction Documents.  After any resigning or removed Specified Person’s resignation or removal hereunder as such Specified Person, the provisions of this Agreement and the Transaction Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Transaction Documents while it was such Specified Person hereunder.

(c)                                  Any Person into which any Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust services business of such Agent shall be the successor of such Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto.

10.8.                     Collateral Documents.

(a)                                 Agents under Collateral Documents.  Each Secured Party hereby further authorizes the Collateral Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Collateral Documents.  Subject to Section 11.5, without further written consent or authorization from any Secured Party, the Administrative Agent and/or the Collateral Agent (at the direction of the Administrative Agent) is authorized to and shall execute any documents or instruments requested by either (1) the Borrowers (and at the cost and expense of the Borrowers) in connection with an Acquisition or Disposition of assets permitted by this Agreement and the release of any Lien encumbering any item of Collateral that is the subject of such Disposition or (2) or otherwise consented to by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such request or direction hereunder) in connection with any other Disposition of assets in accordance with this Agreement; provided that, in the case of clause (1), the Borrowers shall deliver a certificate signed by an Authorized Officer of the Borrowers to the Administrative Agent and the Collateral Agent stating that such Acquisition or Disposition of assets is permitted by this Agreement and the Transaction Documents and that the release of the Lien on such Collateral is authorized by the Transaction Documents (which certificate shall be deemed to have been provided upon the delivery by the Borrowers (or the Services Provider on its behalf) of a Borrower Order in respect of such Acquisition or Disposition), and in the case of clause (2), the Borrowers shall deliver a certificate signed by Authorized Officers of the Borrowers to the Administrative Agent and the Collateral Agent stating that such consent of the Requisite Lenders has been received.  The Collateral Agent shall have no obligation to review or verify whether the Borrowers or the Services Provider on its behalf has obtained and delivered (or made available to the Transaction Data Room) the necessary Diligence Information and other Custody Documents required for purchases of Collateral Obligations hereunder, and the Collateral Agent shall have no obligation to maintain the Transaction Data Room on behalf of the Borrowers.

(b)                                 Right to Realize on Collateral.  Notwithstanding anything contained in the Transaction Documents to the contrary, the Credit Parties, the Agents and each other Secured Party hereby agree that (1) no Secured Party (other than the Collateral Agent) shall have any right to realize upon any of the Collateral, it being understood and agreed that all such powers, rights and remedies hereunder and under any of the Transaction Documents may be exercised solely by the Collateral Agent (at the written direction of the Requisite Lenders) for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and (2) in the event of a foreclosure or similar enforcement action by the

Collateral Agent (at the written direction of the Requisite Lenders) on any of the Collateral pursuant to a public or private sale or other Disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or under any analogous provisions of any other Debtor Relief Law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or such other Debtor Relief Law) may be the purchaser or licensor of any or all of such Collateral at any such Disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such Disposition.

(c)                                  Release of Collateral, Termination of Transaction Documents; Etc.  Notwithstanding anything to the contrary contained herein or any other Transaction Document, when all Obligations (other than contingent Obligations for which no claim has been asserted) have been paid in full and all Commitments have terminated or expired (as evidenced by an executed payoff letter and confirmation from the Administrative Agent of the receipt of such payoff amounts), the security interest created hereunder and under the other Collateral Documents and all guarantee obligations under the Transaction Documents shall automatically terminate and the Collateral Agent shall (at the sole cost and expense of the Borrowers) take such actions as shall be requested in writing by the Borrowers to effect such release of its security interest in all Collateral and to release all guarantee obligations provided for in any Transaction Document.  The Borrowers shall prepare any such documentation at its expense and shall be responsible for the costs and expenses of the Collateral Agent (including legal fees and expenses) in connection with any release under this clause (c).  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.9.                     Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without duplication of the provisions of Section 2.15(g), if the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

10.10.              Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Transaction Documents allowed in such judicial proceeding); and

(c)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Agents under the Transaction Documents.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agents, their agents and counsel, and any other amounts due to the Agents under the Transaction Documents out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11. MISCELLANEOUS

11.1.                     Notices.

(a)                                 Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, the Collateral Agent, the Collateral Custodian or the Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Transaction Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing.  Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by facsimile (except for any notices sent to the Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that (1) no notice to any Agent shall be effective until received by such Agent; (2) any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 11.3(c) as designated by the Administrative Agent from time to time; and (3) any such notice or other communication to the Administrative Agent, Collateral Agent or Collateral Administrator may be made via SWIFT.

(b)                                 Electronic Communications.

(1)                                 Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(2)                                 Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(3)                                 The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.  In no event shall the Agent Affiliates have any liability to the Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.

(4)                                 Each Credit Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

11.2.                     Expenses.

Whether or not the initial Credit Extension is made hereunder, the Borrowers agree to pay promptly (a) all the actual and reasonable costs and out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrowers and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to the Agents (in each case not including allocated costs of internal counsel, but including special New York counsel to the Administrative Agent) in connection with the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrowers; (d) all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, out-of-pocket expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable out-of-pocket expenses (including the reasonable fees, out-of-pocket expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; and (g) after the occurrence of a Default or an Event of Default, all costs and out-of-pocket expenses, including reasonable attorneys’ fees (not including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Transaction Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

This Section 11.2 shall survive the termination of the Agreement and the resignation or removal of the Agents.

11.3.                     Indemnity.

(a)                                 In addition to the payment of expenses pursuant to Section 11.2, whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities pursuant to the Priority of Payments.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them pursuant to the Priority of Payments.  This Section 11.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or similar amounts arising from any non-Tax claim.

(b)                                 To the fullest extent permitted by applicable law, the Borrowers shall not assert, and each Borrower hereby waives, any claim against each Lender and each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan, or the use of the proceeds thereof.  None of any Lender or any Agent or any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

(c)                                  Each Borrower also agrees that no Lender or Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to the Borrowers or any person asserting claims on behalf of or in right of the Borrowers or any other person in connection with or as a result of this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrowers or their affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Lender or Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender or Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s, or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement, any Transaction Document, or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d)                                 This Section 11.3 shall survive the termination of the Agreement and the resignation or removal of the Agents.

11.4.                     Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the Transaction Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Transaction Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that, if any Defaulting Lender shall exercise any such right of setoff, (1) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.12 and 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

11.5.                     Amendments and Waivers.

(a)                                 Requisite Lenders’ and Services Provider Consent.  Subject to the additional requirements of Sections 11.5(b) and 11.5(c) and the proviso below, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Borrowers therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Services Provider; provided that (i) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any other Transaction Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment and (ii) the Administrative Agent may, in its sole and absolute discretion, consent to any action or omission as set forth in this Agreement and may grant waivers, concessions and other indulgences in accordance with the terms of this Agreement.

(b)                                 Unanimous Lenders’ Consent, Etc.

(1)                                 Without the written consent of each Class A Lender, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(A)                               extend the scheduled final maturity of any Class A Loan or related Note;

(B)                               waive, reduce or postpone any scheduled repayment (but not prepayment) of the Class A Loans;

(C)                               reduce the rate of interest on any Class A Loan, any fee, any Class A Minimum Spread Payment, any Class A Make-Whole Amount or any Hedge Costs payable hereunder to Class A Lenders;

(D)                               extend the time for payment of any such interest, fees, Class A Minimum Spread Payments, Class A Make-Whole Amounts or Hedge Costs;

(E)                                reduce the principal amount of any Class A Loan;

(F)                                 amend, modify, terminate or waive any provision of this Section 11.5(b)(1) or any other provision of this Agreement that expressly provides that the consent of all Class A Lenders is required;

(G)                               amend the definition of “Class A Pro Rata Share”; or

(H)                              adversely affect the relative rights and obligations of the Class A Lenders, in their capacities as such, in comparison to the relative rights and obligations of the Class B Lenders, in their capacities as such.

(2)                                 Without the written consent of each Class B Lender, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(A)                               extend the scheduled final maturity of any Class B Loan or related Note;

(B)                               waive, reduce or postpone any scheduled repayment (but not prepayment) of the Class B Loans;

(C)                               reduce the rate of interest on any Class B Loan, any fee, any Class B Undrawn Fee Rate, any Class B Minimum Spread Payment, any Class B Make-Whole Amount or any Hedge Costs payable hereunder to Class B Lenders;

(D)                               extend the time for payment of any such interest, fees, Class B Minimum Spread Payment, Class B Make-Whole Amounts or Hedge Costs;

(E)                                reduce the principal amount of any Class B Loan;

(F)                                 amend, modify, terminate or waive any provision of this Section 11.5(b)(2) or any other provision of this Agreement that expressly provides that the consent of all Class B Lenders is required;

(G)                               amend the definition of “Class B Pro Rata Share”; or

(H)                              adversely affect the relative rights and obligations of the Class B Lenders, in their capacities as such, in comparison to the relative rights and obligations of the Class A Lenders, in their capacities as such.

(3)                                 Without the written consent of each Lender, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(A)                               amend, modify, terminate or waive any provision of this Section 11.5(b)(3), Section 11.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(B)                               amend the definition of “Advance Rate”, “Borrowing Base”, “Collateral Obligation”, “Collateral Obligation Criteria”, “Collateral Portfolio Requirements”, “Pro Rata Share”, “Reinvestment Criteria”, “Requisite Lenders” or “Spread” herein; or amend the definition of “Asset Price Differential”, “Borrowing Base Deficiency”, “Cash Payment Threshold”, “Collateral Threshold” or “Required Amount” in the Margining Agreement;

(C)                               release all or any material portion of the Collateral except as expressly provided in the Transaction Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other analogous Debtor Relief Law or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Transaction Documents (in which case only the consent of the Requisite Lenders will be needed for such release);

(D)                               change the currency in which any Loan or other Obligation is denominated; change any provision herein relating to Conversions of Loans; change the definition of “Hedge Event” or “Hedge Costs”; or change any provision hereof relating to the payment of Hedge Costs;

(E)                                consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Transaction Document; or

(F)                                 amend, modify, terminate or waive any provision of Section 2.1(b) or Section 7.

(c)                                  Other Consents.  Except as set forth in clause (a) above, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of this Agreement as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable.

(d)                                 Execution of Amendments, Etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)                                  Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

11.6.                     Successors and Assigns; Participations.

(a)                                 Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrowers without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Register.  The Borrowers, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans of the applicable Classes listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.6(d).  Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrowers and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the related “Assignment Effective Date”.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)                                  Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the receipt of consent of the Administrative Agent and the Borrowers (each such consent not to be unreasonably withheld or delayed); provided that:

(1)                                 each such assignment pursuant to this Section 11.6(c) shall be in an aggregate amount of not less than the lesser of (I) U.S.$10,000,000, (II) such lesser amount as agreed to by the Borrowers and Administrative Agent or (III) the aggregate amount of the Loans and any related Commitments of the assigning Lender;

(2)                                 no consent of the Administrative Agent or the Borrowers shall be required for any assignment by a Lender (x) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement) or (y) to any affiliate of the assigning Lender to the extent that such assignment would not give rise to the imposition of increased costs or other amounts by such assignee under Section 2.14 or 2.15; and

(3)                                 no consent of the Borrowers shall be required if an Event of Default has occurred and is continuing.

(d)                                 Mechanics.

(1)                                 Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.15(c), together with payment to the Administrative Agent of a registration and processing fee of U.S.$3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to

Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee that is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender).

(2)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans.  Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)                                  Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Initial Credit Date or as of the Assignment Effective Date that (1) it is an Eligible Assignee (or, if not an Eligible Assignee, the assignment to it is permitted under this Section 11.6); (2) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (3) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (4) it will not provide any information obtained by it in its capacity as a Lender to the Sponsor or any Affiliate of the Sponsor.

(f)                                   Effect of Assignment.  Subject to the terms and conditions of this Section 11.6, as of the Assignment Effective Date (1) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (2) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Transaction Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (3) the Commitments shall be modified to reflect any Commitment of such assignee; and (4) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Borrowers (with a copy to the Administrative Agent) for cancellation (provided that, such Notes shall be deemed to be cancelled and of no further force and effect immediately upon the effectiveness of any assignment regardless of when such Notes are delivered for cancellation), if so requested by the assignee and/or assigning Lender the Borrowers shall issue and deliver new Notes, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g)                                  Participations.

(1)                                 Each Lender shall have the right at any time to sell one or more participations to any Person (other than a Credit Party, the Sponsor, any Sponsor Affiliate or any Natural Person) in all or any part of its Commitments, Loans or in any other Obligation.  Each Lender that sells a participation pursuant to this Section 11.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 163(f) of the Code, including proposed United States Treasury Regulations 1.163-5(b).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.  Each Lender that sells a participation pursuant to this Section 11.6(g) shall require that each participant agree to be subject to Section 11.23 with respect to the Confidential Information of the Borrowers as those such participant were a Lender.

(2)                                 The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (in each case, except as expressly provided in the Transaction Documents) supporting the Loans hereunder in which such participant is participating.

(3)                                 Each Borrower agrees that each participant shall be entitled to the benefits of Sections 2.13(c), 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation or unless the sale of the participation to such participant is made with the Borrowers’ prior written consent; (y) a participant shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrowers, to comply with Section 2.15 as though it were a Lender; and (z) except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrowers or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.12 as though it were a Lender.

(h)                                 Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 11.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank; provided that (1) no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and (2) in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

11.7.                     Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.8.                     Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.13(c), 2.14, 2.15, 10, 11.2, 11.3, 11.4 and 11.22 and the agreements of Lenders set forth in Sections 2.15 and 10.6 shall survive the payment of the Loans, and the termination hereof.

11.9.                     No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Transaction Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.10.              Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.11.              Severability.

In case any provision in or obligation hereunder or under any other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.12.              Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Transaction Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.13.              Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.14.              APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

11.15.              CONSENT TO JURISDICTION.

SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY TRANSACTION DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

The Borrower Entities hereby appoint and consent to CT Corporation System (the “Process Agent”), as their agent upon whom process or demands may be served in any action arising out of or based on this Agreement or the transactions contemplated hereby.  The Borrower Entities may at any time and from time to time vary or terminate the appointment of such process agent or appoint an additional process agent; provided that the Borrower Entities will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Borrower Entities in respect of this Agreement may be served.  If at any time the Borrower Entities shall fail to maintain any required office or agency in the Borough of Manhattan, The City of New York, or shall fail to furnish the Agents with the address thereof, notices and demands may be served on a Borrower Entity by mailing a copy thereof by registered or certified mail or by overnight courier, postage prepaid, to such Borrower Entity at its address specified herein.

11.16.              WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.17.              Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.

11.18.              Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.19.              PATRIOT Act.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

11.20.              Electronic Execution of Assignments.

The words “execution”, “signed”, “signature”, and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.21.              No Fiduciary Duty.

Each Agent, Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Transaction Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Transaction Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

11.22.              Judgment Currency.

(a)                                 The Credit Parties’ obligations hereunder and under the other Transaction Documents to make payments in each Specified Currency (each, for purposes herein, the “Obligation

Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Secured Party entitled thereto of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or the other Transaction Documents.  If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the applicable exchange rate thereof as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Credit Parties jointly and severally covenant and agree to pay, or cause to be paid, and each jointly and severally indemnifies the Secured Parties for such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.  The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Transaction Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

(c)                                  For purposes of determining any rate of exchange for this Section 11.22, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

11.23.              Confidentiality

(a)                                 The Collateral Agent, the Collateral Administrator Parties, the Collateral Custodian, the Administrative Agent and each Lender will maintain the confidentiality of all Confidential Information to protect Confidential Information delivered to such Person; provided that such Person may deliver or disclose Confidential Information to:  (i) such Person’s directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.23 and to the extent such disclosure is reasonably required for the administration of this Agreement and the other Transaction Documents, the matters contemplated hereby or the investment represented by the Loans; (ii) such Person’s legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.23 and to the extent such disclosure is reasonably required for the administration of this Agreement, the matters contemplated hereby or the investment represented by the Loans; (iii) any other Lender, or any of the other parties to this Agreement, the Corporate Services Agreements or the other Transaction Documents; (iv) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person in the course of any routine examination by such authority; (v) any other Person with the consent of the Borrowers and the Services Provider; (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process upon prior notice to the Borrowers and the Services Provider (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party upon prior notice to the Borrowers and the Services Provider (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies with respect to the Obligations, this Agreement or the other Transaction Documents or (E) in the Collateral Agent’s, the Collateral Custodian’s, a Collateral Administrator Party’s or the Administrative Agent’s performance of its obligations under this Agreement, the Collateral Administration Agreement or other Transaction Document; (vii) any Person of the type that would be, to such Person’s knowledge, permitted to acquire Loans in accordance with the requirements of Section 11.6 to which such Person sells or offers to sell any such Loan or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.23); and (viii) with respect to any Collateral Obligation, any actual or prospective transferee of such Collateral Obligation (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.23 with respect to such Confidential Information or has otherwise agreed to be bound by all applicable confidentiality restrictions applicable to such Confidential Information in the Underlying Instruments relating to such Collateral Obligation).  Each Lender agrees that it shall use the Confidential Information for the sole purpose of making an investment in the Loans or administering its investment in the Loans; and that the Collateral Agent, the Collateral Administrator Parties and the Administrative Agent shall neither be required nor authorized to disclose to the Lenders any Confidential Information in violation of this Section 11.23.  In the event of any required disclosure of the Confidential Information by such Lender, such Lender agrees to use reasonable efforts to protect the confidentiality of the Confidential Information.

(b)                                 For the purposes of this Section 11.23, “Confidential Information” means information delivered to the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or any Lender by or on behalf of the Borrower Entities or the Services Provider in connection with and relating to the transactions contemplated by or otherwise pursuant to this Agreement; provided that such term does not include information that:  (i) was publicly known or otherwise known to the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or such Lender or beneficial owner prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Collateral Agent, the Collateral Administrator Parties, the Administrative Agent or any Lender or any person acting on behalf of the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or any Lender; (iii) otherwise is known or becomes known to the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or any Lender other than (x) through disclosure by or on behalf of a Borrower Entity or the Services Provider or (y) to the knowledge of the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or any Lender, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Borrower Entities or the Services Provider or a contractual duty to the Borrower Entities or the Services Provider; or (iv) is allowed to be treated as non-confidential by consent of the Borrower Entities and the Services Provider.

(c)                                  Nothing in this Agreement shall prevent the Fund or any of its Affiliates from disclosing the terms of any Transaction Document or copies of any Transaction Document (in each case other than the Fee Letter and the Margining Agreement) to the extent that the Fund or such Affiliate determines in its sole discretion that such disclosure is necessary or appropriate to comply with the requirements of the Exchange Act or any other applicable law.

11.24.              Effect of Amendment and Restatement

On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety.  The parties hereto acknowledge and agree that (i) this Agreement and the other Transaction Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations, security interests and Liens under the Existing Credit Agreement as in effect immediately prior to the Effective Date, which remain outstanding and in effect and (ii) such obligations, security interests and Liens (as amended and restated hereby) are in all respects continuing.  Each Borrower, by its execution of this Agreement, (a) confirms its obligations under the Collateral Documents, (b) confirms that its obligations under the Existing Credit Agreement as amended hereby are entitled to the benefits of the pledges and guarantees, as applicable, set forth in the Collateral Documents, (c) confirms that its obligations under the Existing Credit Agreement as amended hereby constitute “Secured Obligations” (as defined in the Collateral Documents) and (d) agrees that the Existing Credit Agreement as amended hereby is the “Credit Agreement” under and for all purposes of the Collateral Documents.  Each Credit Party, by its execution of this Agreement, hereby confirms that the Secured Obligations shall remain in full force and effect, and such Secured Obligations shall continue to be entitled to the benefits of the grant set forth in the Collateral Documents.  Each Credit Party, by its execution of this Agreement, hereby confirms and agrees that references to the Credit Agreement in each of the Transaction Documents is and shall be a reference to the Existing Credit Agreement as amended and restated hereby (and as this Agreement is further amended, modified, supplemented, waived, restated, amended and restated, replaced or otherwise modified from time to time).

11.25.              Contractual Recognition of Bail-In

Notwithstanding any other term of any Transaction Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Transaction Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)                                 any Bail-In Action in relation to any such liability, including (without limitation):

(1)                                 a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(2)                                 a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(3)                                 a cancellation of any such liability; and

(b)                                 a variation of any term of any Transaction Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 12. SUBORDINATION

(a)                                 Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, each Borrower agrees for the benefit of the Lenders and the Agents that the rights of the Equity Holder to distributions by the Borrowers and in and to the Collateral, including any payment from Proceeds of Collateral, shall be subordinate and junior to the Obligations, to the extent and in the manner set forth in this Agreement including as set forth in Section 7.1 and hereinafter provided.  If any Event of Default has occurred and has not been cured or waived, and notwithstanding anything contained in Section 7.1 to the contrary, interest on and principal of and other amounts owing in respect of the Loans and all other Obligations shall be paid in full in Cash (in order of priority) before any further payment or distribution is made on account of the Equity Holder.

(b)                                 If notwithstanding the provisions of this Agreement, any holder of any Subordinate Interests shall have received any payment or distribution in respect of such Subordinate Interests contrary to the provisions of this Agreement, then, unless and until either the Obligations shall have been paid in full in Cash in accordance with this Agreement, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Agent, which shall pay and deliver the same to the Lenders in accordance with this Agreement; provided that, if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of this Agreement, including this Section 12.

(c)                                  Each Borrower agrees with all Lenders that the Borrowers shall not demand, accept, or receive any payment or distribution in respect of such Subordinate Interests in violation of the provisions of this Agreement, including this Section 12.  Nothing in this Section 12 shall affect the obligation of the Borrowers to pay holders of Subordinate Interests.

(d)                                 In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Lender under this Agreement, subject to the terms and conditions of this Agreement, a Lender or Lenders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Lender, the Borrowers or any other Person, except for any liability to which such Lender may be subject to the extent the same results from such Lender’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Agreement.

SECTION 13. ASSIGNMENT OF CORPORATE SERVICES AGREEMENTS

(a)                                 Each Borrower, in furtherance of the covenants of this Agreement and as security for the Obligations and the performance and observance of the provisions hereof and of the other Transaction Documents, hereby assigns, transfers, conveys and sets over to the Collateral Agent, for the benefit of the Secured Parties, all of such Borrower’s estate, right, title and interest in, to and under the Corporate Services Agreement to which it is a party (except as set forth in the second proviso of this Section 13(a)), including (1) the right to give all notices, consents and releases thereunder, (2) the right to take any legal action upon the breach of an obligation of the Services Provider thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (3) the right to receive all notices, accountings, consents, releases and statements thereunder and (4) the right to do any and all other things whatsoever that the Borrowers are or may be entitled to do thereunder; provided that, notwithstanding anything herein to the contrary, the Collateral Agent shall not have the authority to execute any of the rights set forth in subclauses (1) through (4) above or may otherwise arise as a result of the grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived; provided that the assignment made hereby does not include an assignment of such Borrower’s right to terminate the Services Provider pursuant to Section 11 of such Corporate Services Agreement or any other provision contained therein (unless both (x) a Cause Event or other “cause” event under a Corporate Services Agreement has occurred and is continuing and (y) another Event of Default hereunder shall have occurred and then be continuing).

(b)                                 The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrowers under the provisions of the Corporate Services Agreements, nor shall any of the obligations contained in the Corporate Services Agreements be imposed on the Collateral Agent.

(c)                                  Upon the repayment of the Obligations in full and the release of the Collateral from the lien of the Collateral Documents, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Corporate Services Agreements shall revert to the respective Borrowers and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)                                 Each Borrower represents that it has not executed any other assignment of the Corporate Services Agreement to which it is a party.

(e)                                  Each Borrower agrees that this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith.  Each Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Collateral Agent may specify or as may be required to maintain the perfection thereof.

(f)                                   Each Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Services Provider in the Corporate Services Agreement to which it is a party, to the following:

(1)                                 The Services Provider consents to the provisions of this assignment and agrees to perform any provisions of this Agreement applicable to the Services Provider subject to the terms of such Corporate Services Agreement.

(2)                                 The Services Provider acknowledges that, except as otherwise set forth in clause (a) above, such Borrower is assigning all of its right, title and interest in, to and under such Corporate Services Agreement to the Collateral Agent for the benefit of the Secured Parties.

(3)                                 The Services Provider shall deliver to the Collateral Agent and the Collateral Administrator duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to such Borrower pursuant to the Corporate Services Agreement to which such Borrower is a party.

(4)                                 Neither such Borrower nor the Services Provider will enter into any agreement amending, modifying or terminating a Corporate Services Agreement without (x) complying with the applicable provisions of such Corporate Services Agreement, and (y) the consent of the Requisite Lenders.

(5)                                 Except as otherwise set forth herein and therein, the Services Provider shall continue to serve as Services Provider under the Corporate Services Agreements notwithstanding that the Services Provider shall not have received amounts due it thereunder because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments.  The Services Provider agrees not to cause the filing of a petition in bankruptcy against any Borrower for the non-payment of the Fixed Amounts or Successor Management Fees, or other amounts payable by the Borrowers to the Services Provider under the Corporate Services Agreements prior to the date which is one year and one day (or, if longer, the applicable preference period) after the payment in full of the Loans; provided that nothing in this Section 13 shall preclude, or be deemed to stop, the Services Provider (x) from taking any action prior to the expiration of the aforementioned one year and one day (or longer) period in (A) any case or proceeding voluntarily filed or commenced by a Borrower or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Services Provider or its Affiliates or (y) from commencing against a Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(6)                                 The Services Provider irrevocably submits to the non-exclusive jurisdiction of any federal or New York state court sitting in the Borough of Manhattan in The City of New York in any action or Proceeding arising out of or relating to the Loans or this Agreement, and the Services Provider irrevocably agrees that all claims in respect of such action or Proceeding may be heard and determined in such federal or New York state court.  The Services Provider irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such action or Proceeding.  The Services Provider irrevocably consents to the service of any and all process in any action or Proceeding by the mailing or delivery of copies of such process to it at the office of the Services Provider provided for herein.  The Services Provider agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(g)                                  If both (A) a Cause Event (or other “cause” event under a Corporate Services Agreement) and (B) another Event of Default hereunder at any time occurs and is continuing, each Borrower shall, upon the written direction of the Requisite Lenders, remove the Services Provider as such Borrower’s services provider pursuant to the terms of the Corporate Services Agreements.  As used herein, “Cause Event” means an event that shall have occurred by reason of (1) the conviction (or plea of no contest) for a felony of the Services Provider, (2) the conviction (or plea of no contest) for a felony of an officer or a member of the board of directors (or other analogous body) of the Services Provider having responsibility for the performance by a Borrower of its obligations under the Transaction Documents or the performance by the Services Provider of its obligations under the Transaction Documents, if the employment or other affiliation of such Person so convicted is not terminated by the Services Provider within 30 days of such conviction and the Requisite Lenders vote thereafter to invoke this termination provision, or (3) the Services Provider or an officer or a member of the board of directors of the Services Provider having responsibility for the performance by a Borrower of its obligations under the Transaction Documents or the performance by the Services Provider of its obligations under the Transaction Documents has engaged in gross negligence or willful misconduct with respect to a Borrower that has resulted in a material adverse effect on the Borrowers or the Collateral Obligations, or has committed a knowing material violation of securities law, each as determined by a final decision of a court or binding arbitration decision unless, in the case of such natural persons, their employment or other affiliation with the Services Provider is terminated or suspended within 30 days after discovery by the Services Provider.

The Services Provider shall promptly provide written notice to the Collateral Agent and the Administrative Agent upon the occurrence of a Cause Event or any other “cause” event under a Corporate Services Agreement, and the Administrative Agent shall promptly notify the Lenders thereof.

(h)                                 If the Services Provider is terminated due to a Cause Event (or any other “cause” event under a Corporate Services Agreement) or pursuant to Section 11 of the Corporate Services Agreement to which a Borrower is a party at a time when another Event of Default has occurred and is continuing, such Borrower will act at the direction of the Requisite Lenders to appoint a successor manager.

SECTION 14. COLLATERAL CUSTODIAN

(a)                                 Initial Collateral Custodian.  The role of Collateral Custodian with respect to the Custody Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 14.  Each Borrower and the Lenders hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement.  The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)                                 Successor Collateral Custodian.  Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent (acting at the direction of the Requisite Lenders) of the designation of a successor Collateral Custodian pursuant to the provisions of clause (i) below, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

(c)                                  Appointment.  Each Borrower and each of the Lenders hereby appoint Cortland Capital Market Services LLC to act as Collateral Custodian, for the benefit of the Secured Parties.  The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(d)                                 Duties.  From the Closing Date until its resignation pursuant to clause (n) below or its removal pursuant to clause (i) below, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(1)                                 The Collateral Custodian shall at all times hold all Custody Documents that constitute Escrowed Assignment Agreement Documents in physical form at one of its offices in the United States (for purposes hereof, the “Custodial Office”); provided that, for the avoidance of doubt, the only Custody Documents required to be held in physical custody by the Collateral Custodian under this Agreement are the Escrowed Assignment Agreement Documents.  The Collateral Custodian may change the Custodial Office at any time and from time to time upon notice to the Borrowers, the Services Provider, the Collateral Agent and the Administrative Agent, provided that the replacement Custodial Office shall be an office of the Collateral Custodian located in the United States.  All Custody Documents held by the Collateral Custodian in physical custody shall be available for inspection by the Administrative Agent upon prior written request and during normal business hours of the Collateral Custodian.  Any such inspection shall occur no earlier than five Business Days after such inspection is requested and the costs of such inspection shall be borne by the requesting party.  The Administrative Agent (including its representatives and designees) may not request more than two inspections per year or, if an Event of Default has occurred and is continuing no more than once a month.  Notwithstanding anything to the contrary herein, the Collateral Custodian shall not be required to hold or accept custody of any Custody Document hereunder to the extent such Custody Document is of a type not approved for deposit into the custodial vault of the Collateral Custodian; provided that (1) the Collateral Custodian notifies the Services Provider and the Lenders prior to refusing to hold such documents and (2) the failure of the Collateral Custodian to accept and hold such documents shall not result in a default or an Event of Default with respect to the Borrowers hereunder (provided that copies of such documents shall have been delivered by the Borrowers to or otherwise made available to the Administrative Agent).

(2)                                 In taking and retaining custody of any such Custody Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that (x) the Collateral Custodian makes no representations as to the existence, perfection, enforceability or priority of any Lien on such Custody Documents or the instruments therein or as to the adequacy or sufficiency of such Custody Documents; and (y) the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(3)                                 All Custody Documents required to be held by the Collateral Custodian in physical custody shall be kept in fire resistant vaults, rooms or cabinets at the Custodial Office and shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access.  The Collateral Custodian shall segregate such Custody Documents on its inventory system and will not commingle any such physical Custody Documents with any other files of the Collateral Custodian other than those, if any, relating to the Borrowers and their Affiliates and Subsidiaries.

(4)                                 Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian.  Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.  The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrowers or Services Provider hereunder or under any other Transaction Document.

(5)                                 The Collateral Custodian shall have no obligation to review or verify whether the Borrowers or the Services Provider on their behalf has obtained and delivered (or made available to the Transaction Data Room) the necessary Diligence Information and other Custody Documents required for purchases of Collateral Obligations hereunder, and the Collateral Custodian shall have no obligation to maintain the Transaction Data Room on behalf of the Borrowers unless otherwise expressly agreed by the Collateral Custodian in writing.

(e)                                  Event of Default.  After the occurrence and during the continuance of an Event of Default, and provided the Collateral Custodian has received notice of such Event of Default in accordance with Section 10.3(d), the Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent (acting at the direction of the Requisite Lenders) and deliver any Escrowed Assignment Agreement Documents to the Collateral Agent (pursuant to a written request in the form of Exhibit D) as requested in order to take any action that the Requisite Lenders deem necessary or desirable in order for the Collateral Agent to perfect, protect or more fully evidence the security interests granted by the Borrower Entities under the Transaction Documents, or to enable any of them to exercise or enforce any of their respective rights hereunder.  If the Collateral Custodian receives written instructions from the Collateral Agent, the Services Provider or a Borrower that conflict with any instructions received from the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(f)                                   [Reserved]

(g)                                  Merger/Consolidation.  Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

(h)                                 Compensation.  As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to compensation as set forth in the Collateral Custodian Fee Letter.  The Collateral Custodian’s entitlement to receive such compensation shall cease on the earlier to occur of: (a) its removal as Collateral Custodian pursuant to clause (i) below, (b) its resignation as Collateral Custodian pursuant to clause (n) below or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Collateral Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any compensation accrued prior to the release of all Custody Documents from the custody of the Collateral Custodian.

(i)                                     Removal.  The Collateral Custodian may be removed, with or without cause, by the Requisite Lenders by notice (with a copy to the Borrowers and the Services Provider) given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive the compensation and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Bank Party Fee Letter) until a successor Collateral Custodian has been appointed (with the consent of the Borrowers so long as no Event of Default has occurred and is continuing) and has agreed to act as Collateral Custodian hereunder.

(j)                                    Reserved.

(k)                                 Rights of the Collateral Custodian.  The Collateral Custodian may consult counsel selected with due care and shall not be liable for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.  The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, or gross negligence of its obligations (as determined in a final, non-appealable judgment by a court of competent jurisdiction).  The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.  The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.  The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.  The duties, obligations and responsibilities of the Collateral Custodian shall be determined solely by the express provisions of this Agreement.  No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian.  Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.  The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.  It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(l)                                     Request for Directions.  In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Administrative Agent.  The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.  In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)                             Responsibilities.  The Collateral Custodian shall have no responsibilities or duties with respect to any Custody Document while such Custody Document is not in its possession.  The Collateral Custodian may act or exercise its duties or powers hereunder either directly or, by or through its agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the negligence or misconduct of any non-Affiliated agent or non-Affiliated attorney appointed with due care by it.  If the Collateral Custodian is prevented from fulfilling its obligations under this Agreement as a result of governmental or regulatory actions, government regulations, fires, strikes, accidents, acts of God or other causes beyond the control of the Collateral Custodian, the Collateral Custodian shall use commercially reasonable efforts to mitigate the effects of such circumstances and resume performance as soon as reasonably possible, and the Collateral Custodian’s obligations shall be suspended for a reasonable time during which such conditions exist.

(n)                                 Resignation.  The Collateral Custodian may resign and be discharged from its duties or obligations hereunder by giving not less than 60 days written notice thereof to the Requisite Lenders (with a copy to the Services Provider and the Borrowers) and with the consent of the Requisite Lenders.  Upon receiving notice of such resignation, the Requisite Lenders shall promptly appoint a successor Collateral Custodian (with the consent of the Borrowers) by written instrument, in duplicate, executed by the Requisite Lenders, one copy of which shall be delivered to the Collateral Custodian so resigning and one copy to the successor Collateral Custodian, together with a copy to the Borrowers, the Services Provider, the Collateral Agent and the Administrative Agent.  If no successor collateral custodian has accepted appointment as the Collateral Custodian by the date 60 days following a resigning Collateral Custodian’s notice of resignation, the resigning Collateral Custodian’s resignation shall nevertheless thereupon become effective, and the Administrative Agent (or its designee) shall perform the duties of the Collateral Custodian hereunder until such time, if any, as the Requisite Lenders appoint a successor Collateral Custodian.  Upon the effective date of such resignation, or if the Requisite Lenders give the Collateral Custodian written notice of an earlier termination hereof, the Collateral Custodian shall (i) be reimbursed for any reasonable and documented costs and expenses the Collateral Custodian may incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Custody Documents in the possession of Collateral Custodian to the successor Collateral Custodian.  For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement and any compensation accrued through the effective date of its resignation pursuant to and in accordance with this Section 14.

(o)                                 Release of Custody Documents.  Upon satisfaction of any of the conditions set forth in Section 6.8 for the sale or release of a Collateral Obligation in whole, the Services Provider shall, by delivery to the Collateral Custodian of a request for release substantially in the form of Exhibit D (with a copy to the Lenders) (which may be delivered concurrently with the Borrower Order delivered pursuant to Section 6.7(a)), direct the release of the related Custody Documents for such Collateral Obligation which are held by the Collateral Custodian in physical custody pursuant to this Section 14.  Upon receipt of such direction, the Collateral Custodian shall release the related Custody Documents to the Services Provider (or as otherwise provided in the related release request) and the Services Provider will not be required to return the related Custody Documents to the Collateral Custodian.  Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Custody Documents in the performance of the Collateral Custodian’s duties under this clause (o) shall be delivered by the Services Provider to the Collateral Custodian prior to any shipment of any Custody Documents hereunder.  If the Collateral Custodian does not receive such written instruction from the Services Provider, the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service.  The Services Provider shall arrange for the provision of such services at the sole cost and expense of the Borrowers and shall maintain such insurance against loss or damage to the Custody Documents as the Services Provider deems appropriate.

Except as otherwise expressly provided above in this clause (o), Escrowed Assignment Agreement Documents shall be released by the Collateral Custodian only in connection with sales of Collateral Obligations pursuant to the exercise of remedies under the Collateral Documents (and in each case only upon written direction therefor from the Administrative Agent).

(p)                                 Collateral Custodian as Agent.  The Collateral Custodian agrees that, with respect to any Custody Documents at any time or times in its possession, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

(q)                                 Acknowledgment of Receipt.  The Collateral Custodian shall deliver to the Administrative Agent, within three Business Days of receipt of any written notice from the Borrowers delivered pursuant to Sections 6.7(e), 6.7(f) and 8.2 of this Agreement, a signed acknowledgment setting forth a list of the Underlying Instruments, related Custody Documents and Diligence Information the Collateral Custodian has received in either electronic or original format.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ORCC II FINANCING LLC, as Borrower

By:
Name:
Title:

OR LENDING II LLC, as Borrower

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Syndication Agent and Sole Lead Arranger

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Class A Lender

By:
Name:
Title:

MUFG SECURITIES EMEA PLC, as Class A Lender

By:
Name:
Title:

CIBC BANK USA, as Class A Lender

By:
Name:
Title:

MITSUBISHI UFJ TRUST AND BANKING CORPORATION, as Class A Lender

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Class B Lender

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, as Collateral Administrator

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, as Collateral Agent

By:
Name:
Title:

CORTLAND CAPITAL MARKET SERVICES LLC, as Collateral Custodian

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

OWL ROCK CAPITAL CORPORATION II

By:
Name:
Title:

OWL ROCK CAPITAL ADVISORS LLC

By:
Name:
Title:

APPENDIX A

Lenders and Commitments

Class A Lender	Class A Commitment		Class A Pro Rata Share
Goldman Sachs Bank USA	U.S.$	255,000,000.00	51%
MUFG Securities EMEA plc	U.S.$	100,000,000.00	20%
CIBC Bank USA	U.S.$	45,000,000.00	9%
Mitsubishi UFJ Trust and Banking Corporation	U.S.$	100,000,000.00	20%
Totals:	U.S.$	500,000,000.00	100%

Class B Lender	Class B Commitment		Class B Pro Rata Share
Goldman Sachs Bank USA	U.S.$	250,000,000.00	100%
Totals:	U.S.$	250,000,000.00	100%

A-1

APPENDIX B

Notice Addresses

THE CREDIT PARTIES:

Borrowers

ORCC II Financing LLC

399 Park Ave 38th Floor

New York, NY 10022

Telephone:	(212) 419-3004
E-mail:	alan@owlrock.com
Attention:	Alan Kirshenbaum

OR Lending II LLC

399 Park Ave 38th Floor

New York, NY 10022

Telephone:	(212) 419-3004
E-mail:	alan@owlrock.com
Attention:	Alan Kirshenbaum

Limited Guarantor

Owl Rock Capital Corporation II

399 Park Ave 38th Floor

New York, NY 10022

Telephone:	(212) 419-3004
E-mail:	alan@owlrock.com
Attention:	Alan Kirshenbaum

OTHER PARTIES:

GOLDMAN SACHS BANK USA,

as Lender:

c/o Goldman, Sachs & Co.

30 Hudson Street, 4th Floor

Jersey City, NJ  07302

Facsimile:	212-428-4534
E-mail:	GS-PFI-Servicing@gs.com; GS-SFL-DESK@gs.com
Attention:	Operations

MUFG SECURITIES EMEA PLC,

as Lender:

c/o MUFG Securities EMEA plc

Ropemaker Place

25 Ropemaker Street

London EC2Y 9AJ, UK

Attention: Operations

with a copy to:

c/o MUFG Securities EMEA plc

Ropemaker Place

25 Ropemaker Street

London EC2Y 9AJ, UK

Attention: Structured Solutions Group

Telecopier: +1-646-434-3739

CIBC BANK USA,

as Lender:

c/o CIBC Bank USA

120 S. LaSalle St.

Chicago, IL 60603

Attention: Nick Jordan, Managing Director

Telecopier: 312-564-1794

with a copy to:

c/o CIBC Bank USA

120 S. LaSalle St.

Chicago, IL 60603

Attention: Steve Cohen, Managing Director

Telecopier: 312-564-1794

MITSUBISHI UFJ TRUST AND BANKING CORPORATION,

as Lender

c/o Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-Chome, Chiyoda-ku,

Tokyo 100-8212, Japan

Attention: Investor Services Business Development Division

Telecopier: +81 3 6214 6438

with a copy to:

c/o Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-Chome, Chiyoda-ku,

Tokyo 100-8212, Japan

Attention: Loans Administration

Telecopier: +81 3 6214 6663

GOLDMAN SACHS BANK USA,

as Administrative Agent:

c/o Goldman, Sachs & Co.

30 Hudson Street, 4th Floor

Jersey City, NJ  07302

Facsimile:	212-428-4534
E-mail:	GS-PFI-Servicing@gs.com; GS-SFL-DESK@gs.com
Attention:	Operations

And, with respect to each Dispute, with copies to:

Email:	gs-repo-disputes@gs.com
Attention:	GS Credit

and

Facsimile:	212-428-4534
Email:	gs-sctabs-reporting@ny.email.gs.com
Attention:	PFI Middle Office

State Street Bank and Trust Company, as Collateral Agent

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

E-mail:	StateStreetSPV@StateStreet.com
Attention:	Structured Trust & Analytics
Ref:	ORCC II Financing LLC

State Street Bank and Trust Company, as Collateral Administrator

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

E-mail:	StateStreetSPV@StateStreet.com
Attention:	Structured Trust & Analytics
Ref:	ORCC II Financing LLC

CORTLAND CAPITAL MARKET SERVICES LLC, as Collateral Custodian

225 W. Washington St.

Chicago, IL 60606

Facsimile:	312-378-0751
Attention:	Doc Custody and Legal Department
Email:	DocCustody@cortlandglobal.com and legal@cortlandglobal.com

APPENDIX C-1

Borrower Subsidiaries

None

C-1-1

APPENDIX C-2

List of Collateral Obligations

C-2-1

APPENDIX D

Material Contracts

None

D-1

SCHEDULE A

	Form/Document/ Certificate	Date by which to be delivered
(1)	Audited consolidated annual financial statements of the Equity Holder (an “Information Party”)	Within 120 days of the end of such Information Party’s respective fiscal year.

(2)	Unaudited quarterly financial statements of each Information Party	Within 60 days after the end of each respective fiscal quarter of each Information Party (other than the last fiscal quarter of each fiscal year)

(3)

Such other financial or other information with respect to the Credit Parties (to the extent in the Borrowers’ or Services Provider’s possession or control) as any Lender may reasonably request from time to time.

Within the greater of five Business Days after request by a Lender or such time as may be commercially reasonable for the Borrowers to prepare and deliver such information

(4)

For each Non-Private Asset, all compliance certificates, financial statements and Material Amendment Information, in each case made available, or received by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives), to, or from, as applicable, public-side lenders under the related Underlying Instruments.

Within three Business Days after the date on which such information is received by the relevant Borrower Entity (it being understood that compliance with any applicable confidentiality restrictions will be required before such delivery, and the Borrowers (or the Services Provider or any of its affiliates on their behalf) will use their best efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions).

Such information shall be made available in the Transaction Data Room.

(5)

For each Private Asset, all compliance certificates, financial statements and Material Amendment Information, in each case made available, or received by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives), to, or from, as applicable, private-side lenders under the related Underlying Instruments.

Within three Business Days after the date on which such information is received by the relevant Borrower Entity, provided that (x) if such information is not delivered to private-side lenders within three Business Days after the date on which such information is required to be delivered to such private-side lenders under such Underlying Instruments, the Borrowers shall use commercially reasonable efforts to promptly obtain such information; and (y) compliance with any applicable confidentiality restrictions will be required before such delivery, and the Borrowers (or the Services Provider or any of its affiliates on their behalf) will use their best efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions.

Such information shall be made available in the Transaction Data Room.

(6)

For each Collateral Obligation, Draft Instruments, IC Memorandum, Underlying Instruments and other Diligence Information delivered to the Collateral Custodian hereunder or otherwise requested by any Lender,

At the times required for delivery of such material to the Collateral Custodian hereunder or three Business Days following a request by a Lender, as applicable.

A-1

	provided in each case that such documents are in the possession of the Borrowers, the Services Provider or another Borrower Entity.	Such material shall be made available in the Transaction Data Room.

(7)	A copy of each Commitment to Acquire a Collateral Obligation entered into by any Borrower Entity from time to time	Within three Business Days following execution. Such Commitment shall be made available in the Transaction Data Room.

(8)	With respect to each Collateral Obligation, the Services Provider’s determination of the value thereof.

(a)              Within five Business Days after the end of each calendar quarter;

(b)              within five Business Days of the reasonable request therefor by the Administrative Agent; and

(c)               within five Business Days after the Services Provider has reduced its determination of the value of such Collateral Obligation by 10% or more (from the most recent date as of such the Services Provider’s value of such Collateral Obligation was provided to the Administrative Agent).

(9)	A Compliance Certificate	Within five Business Days after each Compliance Certificate Calculation Date.

A-2

EXHIBIT A

Form of Funding Notice

A-1

EXHIBIT B

Form of U.S. Tax Compliance Certificates

B-1

EXHIBIT C

Form of Assignment Agreement

C-1

EXHIBIT D

Form of Request for Release of Custody Documents

D-1

EXHIBIT E

Form of Power of Attorney

E-1

EXHIBIT F

Form of Administrative Agent Cooperation Agreement

F-1

EXHIBIT G

Form of Compliance Certificate

G-1

Exhibit H-1

Form of Class A Loan Note

H-1-1

Exhibit H-2

Form of Class B Loan Note

H-2-1